EXHIBIT (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock

All Outstanding Shares of Class B Common Stock

All Outstanding Shares of Series A Perpetual Convertible Preferred Stock and

All Outstanding Warrants to Purchase Shares of Class A Common Stock

of

WESTWAY GROUP, INC.

at a net price per share of Class A Common Stock of $6.70; and

at a net price per share of Class B Common Stock of $6.70; and

at a net price per share of Series A Perpetual Convertible Preferred Stock of $6.79; and

at a net price per share of Class A Common Stock subject to each Warrant to purchase shares of

Class A Common Stock equal to $1.70

by

BISHOP INFRASTRUCTURE III ACQUISITION COMPANY, INC.

a wholly-owned subsidiary of

BISHOP INFRASTRUCTURE II ACQUISITION COMPANY, INC.

and a controlled affiliate of

EQT INFRASTRUCTURE II LIMITED PARTNERSHIP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 30, 2013, UNLESS THE OFFER IS

EXTENDED

Bishop Infrastructure III Acquisition Company, Inc., a Delaware corporation (the “Purchaser,” “we,” or “us”) and a wholly-owned subsidiary of Bishop Infrastructure II Acquisition Company, Inc., a Delaware corporation (the “Parent”), and a controlled affiliate of EQT Infrastructure II Limited Partnership, a limited partnership registered in England and Wales (the “Guarantor”), is offering to purchase for cash:

•

all of the outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Westway Group, Inc., a Delaware corporation (the “Company”), at a purchase price equal to $6.70 per share (the “Common Stock Offer Price”);

•

all of the outstanding shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), of the Company at a purchase price per share equal to the Common Stock Offer Price;

•

all of the outstanding shares of Series A perpetual convertible preferred stock, par value $0.0001 per share (the “Preferred Stock,” and together with the Common Stock, the “Shares”), of the Company, at a purchase price equal to $6.79 per share (the “Preferred Stock Offer Price”); and

•

all of the outstanding warrants to purchase shares of Class A Common Stock (all of which have an exercise price of $5.00 per share of Class A Common Stock, the “Warrants,” and together with the Shares, the “Securities”), at a purchase price per share of Class A Common Stock subject to each such Warrant (the “Warrant Shares”) equal to $1.70 (the “Warrant Offer Price,” and together with the Common Stock Offer Price and the Preferred Stock Offer Price, the “Offer Price”),

other than any Shares held by the Company as treasury stock or otherwise, in each case, net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as each may be amended or supplemented from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, constitute the “Offer.”

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the

Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger as a wholly-owned subsidiary of the Parent. In the Merger: (i) each Share issued and outstanding immediately prior to the effective time of the Merger (excluding Shares held by: (A) the Company (as treasury stock or otherwise), the Parent, the Purchaser or any of their respective direct or indirect wholly-owned subsidiaries, which will be automatically cancelled without payment of any consideration therefor, and (B) stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares), will be cancelled and converted into the right to receive an amount in cash equal to the Common Stock Offer Price or the Preferred Stock Offer Price, as applicable, and (ii) each Warrant issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash equal to $1.70 for each Warrant Share subject to such Warrant, in each case without interest thereon and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly-owned by the Parent. Under no circumstances will interest be paid on the purchase price for any Securities, regardless of any extension of the Offer or any delay in making payment therefor.

The Offer is conditioned upon, among other things: (a) the absence of a termination of the Merger Agreement in accordance with its terms, (b) the Minimum Condition being satisfied (as described below), (c) any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) having expired or being earlier terminated, and any equivalent consent of any governmental entity under applicable antitrust laws having been granted or the relevant waiting period thereunder having expired or being earlier terminated, and (d) the Subsidiary Transfer (as defined in Section 12 – “The Merger Agreement; Other Agreements – Subsidiary Transfer Agreement”) having been consummated prior to any then scheduled Expiration Time (as defined below). The Offer also is subject to certain other conditions as described in Section 2 – “Certain Conditions of the Offer” beginning on page 22.

The Minimum Condition requires there being validly tendered in the Offer and not validly withdrawn prior to and at any then scheduled Expiration Time (as defined below): (A) that number of shares of Common Stock (including the shares of Common Stock that would result from the exercise of all validly tendered Warrants) which, together with the shares of Common Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Common Stock then outstanding (excluding any treasury stock but including any Restricted Shares (as defined below in the “Summary Term Sheet”) and the shares of Common Stock that would result from the exercise of all Warrants, regardless of the exercise price, the vesting schedule or other terms and conditions thereof); and (B) that number of shares of Preferred Stock which, together with the shares of Preferred Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Preferred Stock then outstanding (excluding any treasury stock). Based on the current capitalization of the Company, the Minimum Condition would be satisfied if: (A) at least 15,851,465 shares of Common Stock and (B) at least 16,660,947 shares of Preferred Stock were tendered in the Offer and not validly withdrawn prior to the then scheduled Expiration Time.

As discussed below under Section 12 – “Merger Agreement; Other Agreements – Support Agreements” beginning on page 70, stockholders of the Company holding in the aggregate 14,935,608 shares of Common Stock (which represent approximately 53% of the outstanding shares of Common Stock) and 33,321,892 shares of Preferred Stock (which represent 100% of the outstanding shares of Preferred Stock) have agreed to tender the Securities beneficially owned by them in the Offer, subject to the terms and conditions of the Support Agreements. As a result, if the Offer is consummated and assuming that: (i) no Shares (other than the Top-Up Shares, as defined below under Section 12 – “Merger Agreement; Other Agreements – Merger Agreement – Top-Up Option” beginning on page 46) are issued by the Company after the date of this Offer to Purchase and (ii) the Shares beneficially owned by the stockholders who are parties to the Support Agreements are validly tendered in the Offer, the Minimum Condition would be satisfied whether or not any other stockholder of the Company tenders its Shares in the Offer and we and the Parent would have sufficient ownership of the outstanding Shares to adopt the Merger Agreement without the vote of any other stockholder of the Company. In addition, based on the same assumptions and assuming that the Parent converts all but one share of Preferred Stock into shares of Class A Common Stock immediately prior to the consummation of the Merger, if the

Purchaser and the Parent exercise the Top-Up Option (as described below under Section 12 – “Merger Agreement; Other Agreements – Merger Agreement – Top-Up Option” beginning on page 46), we and the Parent would have sufficient ownership of the outstanding Shares (including the Top-Up Shares) to consummate the Merger pursuant to the “short-form merger” provisions of the General Corporation Law of the State of Delaware (“DGCL”) without the approval of any other stockholder of the Company (whether at a meeting or otherwise).

For purposes of this Offer to Purchase, a “business day” means any day on which the principal offices of the United States Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer will expire at 12:00 midnight (New York City time) on Wednesday, January 30, 2013 (the “Expiration Time,” unless the Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event the “Expiration Time” will be the latest time and date at which the Offer, as so extended by the Purchaser, shall expire).

The Board of Directors of the Company (the “Company Board”) has, upon the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”), among other things, unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, authorized and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger in accordance with the DGCL; (iii) resolved to recommend that the holders of the Securities accept the Offer and tender their Securities to the Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger; and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares (as defined below in Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option”) in accordance therewith.

IMPORTANT

If you desire to tender all or any portion of your Securities in the Offer, you should either: (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing the tendered Securities and any other required documents to Continental Stock Transfer & Trust Company, which has agreed to act as the depositary for the Offer, (ii) in the case of Shares held in book-entry form, tender such Shares by book-entry transfer by following the procedures described in Section 4 – “Procedures for Accepting the Offer and Tendering Securities,” beginning on page 25 of this Offer to Purchase, or (iii) tender such Securities by following the procedure for guaranteed delivery set forth in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25, in each case prior to the Expiration Time. If your Securities are held in “street name” (i.e., registered in the name of a broker, dealer, commercial bank, trust company or other nominee), you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender such Securities. For more information about how to tender your Securities in the Offer, see Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25.

Questions or requests for assistance may be directed to MacKenzie Partners, Inc., acting as the information agent for the Offer (the “Information Agent”), or to Sterne, Agee & Leach, Inc., acting as the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at our expense. You may also obtain copies of this Offer to Purchase, the related Letter of Transmittal and other related materials at the SEC’s website (www.sec.gov).

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

December 31, 2012

Schedule 1	Information Concerning the Directors, Executive Officers and Other Related Persons of the Parent, the Purchaser and the Guarantor

i

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase (including any amendments thereto), the Letter of Transmittal and other related materials in their entirety. The Parent and the Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

The information concerning the Company contained herein and elsewhere in this Offer to Purchase has been provided to the Parent and the Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. The Parent and the Purchaser have not independently verified the accuracy and completeness of such information.

Summarized below are the material terms of the Offer. Also provided below are some questions that you, as a holder of securities issued by Westway Group, Inc., may have about the Offer and answers to those questions. In this Summary Term Sheet, all references to “Parent” are to Bishop Infrastructure II Acquisition Company, Inc., all references to “Purchaser,” “we,” “us” or “our” are to Bishop Infrastructure III Acquisition Company, Inc., all references to the “Company” are to Westway Group, Inc., all references to the “Guarantor” are to EQT Infrastructure II Limited Partnership and all references to any discussion, negotiation, meeting or interaction with the Guarantor shall hereinafter be understood to include Guarantor’s affiliated advisors, all references to the “Offer” are to the tender offer described in this Offer to Purchase and the related Letter of Transmittal, and all references to the “Merger” are to the second-step merger with the Company (or other business combination with the Company pursuant to which we would acquire all of the equity interest in the Company).

Securities Sought	(A) all of the outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Westway Group, Inc., a Delaware corporation (the “Company”);

(B) all of the outstanding shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), of the Company;

(C) all of the outstanding shares of Series A perpetual convertible preferred stock, par value $0.0001 per share (the “Preferred Stock” and together with the Common Stock, the “Shares”), of the Company; and

(D) all outstanding warrants to purchase shares of Class A Common Stock (all of which have an exercise price of $5.00 per share of Class A Common Stock, the “Warrants,” and together with the Shares, the “Securities”).

Price Offered per Security	(A) $6.70 per share of Class A Common Stock (the “Common Stock Offer Price”);

(B) the Common Stock Offer Price for each share of Class B Common Stock;

(C) $6.79 per share of Preferred Stock (the “Preferred Stock Offer Price”); and

(D) $1.70 per share of Class A Common Stock subject to each

Warrant (the “Warrant Offer Price,” and such shares of Class A Common Stock subject to each such Warrant, the “Warrant Shares”).

We refer to the Common Stock Offer Price, the Preferred Stock Offer Price and the Warrant Offer Price, collectively as the “Offer Price.”

Scheduled Expiration Time	12:00 midnight, New York City time, on Wednesday, January 30, 2013 (the “Expiration Time”) unless the Offer is extended. For a discussion of extensions to the Offer, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19.

Purchaser	Bishop Infrastructure III Acquisition Company, Inc.

Minimum Tender Condition	The Offer is contingent on the satisfaction (or waiver) of certain conditions described in Section 2 – “Certain Conditions of the Offer,” beginning on page 22, including the Minimum Condition, which requires there being validly tendered in the Offer and not validly withdrawn prior to and at any then scheduled Expiration Time: (A) that number of shares of Common Stock (including the shares of Common Stock that would result from the exercise of all validly tendered Warrants) which, together with the shares of Common Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Common Stock then outstanding (excluding any treasury stock but including any Restricted Shares, as defined below in “ – What will happen to my restricted stock awards in the Offer?”) and the shares of Common Stock that would result from the exercise of all Warrants, regardless of the exercise price, the vesting schedule or other terms and conditions thereof); and (B) that number of shares of Preferred Stock which, together with the shares of Preferred Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Preferred Stock then outstanding (excluding any treasury stock). Based on the current capitalization of the Company, the Minimum Condition would be satisfied if: (A) at least 15,851,465 shares of Common Stock and (B) at least 16,660,947 shares of Preferred Stock were tendered in the Offer and not validly withdrawn prior to the then scheduled Expiration Time.

As discussed below under Section 12 – “The Merger Agreement; Other Agreements – Support Agreements” beginning on page 70, stockholders of the Company holding in the aggregate 14,935,608 shares of Common Stock (which represent approximately 53% of the outstanding shares of Common Stock) and 33,321,892 shares of Preferred Stock (which represent 100% of the outstanding shares of Preferred Stock) have agreed to tender the Securities beneficially owned by them in the Offer, subject to the terms and conditions of the Support Agreements. As a result, if the Offer is consummated and assuming that: (i) no Shares (other than the Top-Up Shares) are issued by the Company after the date of this Offer to Purchase and (ii) the Shares beneficially owned by the stockholders who are parties to the Support Agreements are validly tendered in the Offer, the Minimum Condition would be satisfied whether or not any other stockholder of the Company tenders its Shares in the Offer and we and the Parent would have sufficient ownership of the outstanding Shares to adopt the Merger Agreement without the vote of any other stockholder of the Company. In addition, based on the same assumptions and assuming that the Parent converts all but one share of Preferred Stock into shares of Class A Common Stock immediately prior to the consummation of the Merger, if the Purchaser and the Parent exercise the Top-Up Option (as described below under “Merger Agreement; Other Agreements – Merger Agreement – Top-Up Option” beginning on page 46), we and the Parent would have sufficient ownership of the outstanding Shares (including the Top-Up Shares) to consummate the Merger pursuant to the “short-form merger” provisions of the DGCL without the approval of any other stockholder of the Company (whether at a meeting or otherwise).

Company Board Recommendation	The Board of Directors of the Company (which we refer to as the “Company Board”) has, upon the unanimous recommendation of the Special Committee of the Company Board (which we refer to as the “Special Committee”), among other things, unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, authorized and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger in accordance with the DGCL; (iii) resolved to recommend that the holders of the Securities accept the Offer and tender their Securities to the Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger; and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares (as defined below in Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option”) in accordance therewith.

Who is offering to buy my Securities?

Bishop Infrastructure III Acquisition Company, Inc. (the “Purchaser”) is a newly formed Delaware corporation and a wholly – owned subsidiary of Bishop Infrastructure II Acquisition Company, Inc. (the “Parent”). The Purchaser was formed solely in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The Parent is a newly-formed Delaware corporation and is a controlled affiliate of EQT Infrastructure II Limited Partnership, a limited partnership registered in England and Wales (the “Guarantor”). For more information about the Parent, the Purchaser and the Guarantor, see Section 9 – “Certain Information Concerning the Purchaser and the Parent” beginning on page 33. The Guarantor has guaranteed the performance and discharge of our and the Parent’s payment obligations under the Merger Agreement and has also agreed to purchase equity securities of the Parent in order for the Parent to satisfy such obligations, in each case on the terms and subject to the conditions of the Guarantee (as defined below in Section 12 – “The Merger Agreement; Other Agreements – Guarantee” beginning on page 69).

What are the classes and amounts of securities sought in this offer?

We are offering to purchase: (i) all of the outstanding shares of Class A Common Stock at a purchase price per share equal to the Common Stock Offer Price, (ii) all of the outstanding shares of Class B Common Stock at a purchase price per share equal to the Common Stock Offer Price, (iii) all of the outstanding shares of Preferred Stock at a purchase price per share equal to the Preferred Stock Offer Price, and (iv) all outstanding Warrants at a purchase price per Warrant Share equal to the Warrant Offer Price.

Why are you making the Offer?

The purpose of the Offer is to acquire control of, and ultimately if the Merger is consummated, acquire the entire equity interest of, the Company, while allowing the Company’s stockholders an opportunity to receive the Offer Price promptly by tendering their Securities into the Offer. If the Offer is consummated, we expect to consummate the Merger as promptly as practicable thereafter in accordance with the DGCL. For information regarding our intentions if we do not acquire all outstanding Securities in the Offer, see “Will the tender offer be followed by a merger if all the Securities are not tendered?” beginning on page S-11.

For more information regarding the purpose of the Offer and our plans for the Company following the closing of the Offer, see Section 13 – “Purpose of the Offer; Plans for the Company – Purpose of the Offer” beginning on page 72.

How much are you offering to pay for the Securities and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $6.70 per share of Common Stock, $6.79 per share of Preferred Stock and, for each Warrant, $1.70 per Warrant Share, in each case net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. If you are the record owner of your Securities and you tender your Securities in the Offer, you will not have to pay any brokerage fees or similar expenses. If, however, you own your Securities in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), and your broker, dealer, commercial bank, trust company or other nominee tenders your Securities on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. For more information regarding the terms of the Offer, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19.

Will you have the financial resources to pay for the Securities?

Yes, we will have sufficient resources available to us. We expect to require approximately $426,000,000 to complete the Offer and the Merger and to pay related transaction fees and expenses at the closing of the Merger. The Parent, our direct parent company, will provide us with sufficient funding to purchase all Securities accepted for purchase in the Offer and to acquire the remaining Securities in the Merger. The Parent expects to fund the purchase of Securities pursuant to the Offer from cash received from the Guarantor in consideration of newly issued securities in the Parent, which the Guarantor has committed to purchase under the Guarantee (as defined below), and to pay transaction fees and expenses from cash received from Guarantor and/or existing cash of the Company, including the proceeds of the Subsidiary Transfer. The existing indebtedness of the Company is expected to be repaid with a portion of the proceeds received in connection with the Subsidiary Transfer (as defined in Section 12 – “The Merger Agreement; Other Agreements – Subsidiary Transfer Agreement”). For more information about the source of funds for the Offer, see Section 10 – “Source and Amount of Funds” beginning on page 35.

In addition, the Guarantor has provided a limited guarantee (which we refer to as the “Guarantee”) in respect of the payment obligations of the Parent and us pursuant to the Merger Agreement. Under the Guarantee, in order to provide the Parent and the Purchaser with sufficient funds to satisfy their payment obligations under the Merger Agreement, the Guarantor has also committed to purchase (or cause to be purchased) equity securities from the

Parent at the Offer Closing and at the Effective Time (each as defined below under “ – How long do I have to decide whether to tender in the Offer?”), as applicable. For more information about the Guarantee, see Section 12 – “The Merger Agreement; Other Agreements – Guarantee” beginning on page 69.

The Offer is not conditioned upon any financing arrangements. For more information regarding the source of funds for the Offer, see Section 10 – “Source and Amount of Funds” beginning on page 35.

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Securities and accept the Offer because:

•

the Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time (as defined below under “ – How long do I have to decide whether to tender in the Offer?”), will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all outstanding Securities solely for cash;

•	the Offer is not subject to any financing condition;

•

pursuant to the Guarantee, the Guarantor has committed to purchase (or cause to be purchased) equity securities from the Parent in an aggregate amount not to exceed $419,300,000 at the Offer Closing and at the Effective Time, as applicable; as a result, we, through the Parent, will have sufficient funds available at the Offer Closing to purchase all the Securities accepted for payment pursuant to the Offer;

•	the performance and discharge of the Parent’s and our payment obligations in connection with the Offer and the Merger are guaranteed pursuant to the Guarantee provided by the Guarantor; and

•

if we consummate the Offer, the consideration to be paid in the Merger for all Securities remaining outstanding will be the same price per Security paid for comparable Securities in the Offer, both of which will be paid in cash and will be guaranteed by the Guarantor.

What does the Company’s Board of Directors recommend with respect to the Offer and the Merger?

The Company Board has, upon the unanimous recommendation of the Special Committee, among other things, unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, authorized and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger in accordance with the DGCL; (iii) resolved to recommend that the holders of the Securities accept the Offer and tender their Securities to the Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger; and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares (as defined below in Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option”) in accordance therewith. In connection with its deliberations related to the Offer, the Merger Agreement and the Merger, the Special Committee and the Company Board received an opinion, dated December 20, 2012, from Evercore Group LLC, its financial advisor, to the effect that, as of the date of the opinion, and subject to the assumptions and limitations set forth in the opinion, the consideration to be paid to the holders of shares of Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders.

A more complete description of the reasons the Company Board approved the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company that is being sent to you along with this Offer to Purchase.

In addition, the Special Committee has unanimously: (i) determined that the terms of the transactions contemplated by the Subsidiary Transfer Agreement (as defined in Section 12 – “The Merger Agreement; Other Agreements”) are fair to and in the best interests of the Company and (ii) approved the execution, delivery and performance of the Subsidiary Transfer Agreement and the transactions contemplated thereby. In connection with its deliberations related to the Subsidiary Transfer, the Special Committee received a fairness opinion from Evercore Group LLC to the effect that, as of the date of the Subsidiary Transfer Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received by the Company pursuant to the transactions contemplated by the Subsidiary Transfer Agreement is fair, from a financial point of view, to the Company.

How long do I have to decide whether to tender in the Offer?

You will have at least until 12:00 midnight, New York City time, on Wednesday, January 30, 2013, to decide whether to tender your Securities in the Offer unless we extend the Offer pursuant to the terms of the Merger Agreement (we refer to such date and time, as it may be extended in accordance with the Merger Agreement, as the “Expiration Time”). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25. If you hold your securities in “street name,” please give your broker, dealer, commercial bank, trust company or other nominee instructions sufficiently in advance of the Expiration Time in order to permit such nominee to tender your Securities by the Expiration Time. For more information, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19 and Section 3 – “Acceptance for Payment and Payment for Securities” beginning on page 24. If the Offer is extended, including to allow for the satisfaction of the conditions to the Offer, we will issue a press release announcing such extension at or before 9:00 A.M., New York City time, on the next business day after the date the Offer was otherwise scheduled to expire.

We may provide for “subsequent offering periods” (of not more than ten business days each or such longer period as we and the Company may reasonably agree) in connection with the Offer subject to certain conditions described below in Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19. If we elect to provide a subsequent offering period, we will inform Continental Stock Transfer & Trust Company, which has agreed to act as depositary for the Offer (which we refer to as the “Depositary”), of that fact and will issue a press release giving the date and time that the subsequent offering period will expire no later than 9:00 A.M., New York City time, on the next business day after the day on which the Offer or any earlier subsequent offering period was previously scheduled to expire. The initial subsequent offering period would commence after we have accepted for purchase the Securities validly tendered and not validly withdrawn pursuant to the Offer at or prior to the Expiration Time. Holders of the Securities not previously tendered in the Offer would be entitled to tender their Securities during any such subsequent offering period at any time prior to the expiration of such period but would not have withdrawal rights during any such subsequent offering period. Holders of Securities that validly tender their Securities in the Offer during any subsequent offering period would receive the same applicable Offer Price for their Securities as paid in respect of the Securities accepted for payment pursuant to the initial offering period of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for promptly after the Expiration Time all Securities validly tendered (and not validly withdrawn in accordance with Section 5 – “Withdrawal Rights” beginning on page 28) at or prior to the Expiration Time and pay for all Securities accepted in the Offer promptly after the Expiration Time. Such acceptance is referred to as the “Offer Closing,” and the date on which such Offer Closing occurs is referred to as the “Offer Closing Date.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

Can the Offer be extended and under what circumstances?

Yes. If on the then-scheduled Expiration Time any of the Offer Conditions has not been satisfied, we may, in our sole discretion, extend the Offer for any additional period as we so determine. We have also agreed in the Merger Agreement that, if on the then – scheduled Expiration Time any of the Offer Conditions has not been satisfied or waived, we will extend the Offer at the Company’s request for up to three additional successive periods not to exceed ten business days each, subject to certain conditions described in Section 1 – “Terms of the Offer; Expiration Time.”

We will also extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (which we refer to as the “SEC”) applicable to the Offer.

From the Expiration Time, we will be entitled to terminate the Offer if the conditions to the Offer have not been satisfied or waived as of such date. For further discussion of the conditions to the Offer and our right to terminate the Offer, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19 and Section 2 – “Certain Conditions of the Offer” beginning on page 22.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Securities will be accepted or paid for until the Expiration Time (as so extended), and you will be able to withdraw your Securities until the Expiration Time (as so extended). For more information regarding extensions of the Offer, see Section 1 – “Terms of the Offer; Expiration Time.”

A subsequent offering period, if one is provided, would occur after the time we accept for payment Securities tendered in the Offer and after we have become obligated to pay for all Securities that were validly tendered and not validly withdrawn at or prior to the Expiration Time. Securities that are validly tendered during a subsequent offering period will be accepted for payment and paid for promptly after they are received and cannot be withdrawn. For more information regarding any subsequent offering period and withdrawal rights, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19, and Section 5 – “Withdrawal Rights” beginning on page 28.

How will I be notified if the Offer is extended?

If the Offer is extended, including to allow for the satisfaction of the conditions to the Offer, we will issue a press release announcing the extension at or before 9:00 A.M., New York City time, on the next business day after the date the Offer was otherwise scheduled to expire.

What are the most significant conditions of the Offer?

The Offer is conditioned upon, among other things:

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there being validly tendered in the Offer and not validly withdrawn prior to and at any then scheduled Expiration Time: (A) that number of shares of Common Stock (including the shares of Common Stock that would result from the exercise of all validly tendered Warrants) which, together with the shares of Common Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Common Stock then outstanding (excluding any treasury stock but including any Restricted Shares (as defined below in “ – What will happen to my restricted stock awards in the Offer?”) and the shares of Common Stock that would result from the exercise of all Warrants, regardless of the exercise price, the vesting schedule or other terms and conditions thereof); and (B) that number of shares of Preferred Stock which, together with the shares of Preferred Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Preferred Stock then outstanding (excluding any treasury stock) (which we refer to as the “Minimum Condition”). Based on the current capitalization of the

Company, the Minimum Condition would be satisfied if: (A) at least 15,851,465 shares of Common Stock and (B) at least 16,660,947 shares of Preferred Stock were tendered in the Offer and not validly withdrawn prior to the then scheduled Expiration Time.

As discussed below under Section 12 – “Merger Agreement; Other Agreements – Support Agreements” beginning on page 70, stockholders of the Company holding in the aggregate 14,935,608 shares of Common Stock (which represent approximately 53% of the outstanding shares of Common Stock) and 33,321,892 shares of Preferred Stock (which represent 100% of the outstanding shares of Preferred Stock) have agreed to tender the Securities beneficially owned by them in the Offer, subject to the terms and conditions of the Support Agreements. As a result, if the Offer is consummated and assuming that: (i) no Shares (other than the Top-Up Shares) are issued by the Company after the date of this Offer to Purchase and (ii) the Shares beneficially owned by the stockholders who are parties to the Support Agreements are validly tendered in the Offer, the Minimum Condition would be satisfied whether or not any other stockholder of the Company tenders its Shares in the Offer and we and the Parent would have sufficient ownership of the outstanding Shares to adopt the Merger Agreement without the vote of any other stockholder of the Company. In addition, based on the same assumptions and assuming that the Parent converts all but one share of Preferred Stock into shares of Class A Common Stock immediately prior to the consummation of the Merger, if the Purchaser and the Parent exercise the Top-Up Option (as described below under Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement – Top-Up Option” beginning on page 46), we and the Parent would have sufficient ownership of the outstanding Shares (including the Top-Up Shares) to consummate the Merger pursuant to the “short-form merger” provisions of the DGCL without the approval of any other stockholder of the Company (whether at a meeting or otherwise);

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any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) having expired or being earlier terminated, and any equivalent consent of any governmental entity under applicable antitrust laws having been granted or the relevant waiting period thereunder having expired or being earlier terminated (which we refer to as the “Antitrust Condition”);

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there not being instituted and pending: (i) any legal action by any governmental entity of competent jurisdiction that seeks to restrain, enjoin or otherwise prohibit the making of the Offer, the consummation of the Offer or the Merger, or preventing or prohibiting the Offer or the Merger (or the consummation thereof) and (ii) (A) any judgment, order or injunction entered or issued by any governmental entity of competent jurisdiction or (B) any applicable law promulgated, enacted, entered, enforced, issued or amended by any governmental entity of competent jurisdiction that would result in any of the consequences referred to in clause (i) of this sub-paragraph;

•	the receipt of certain third-party consents;

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the Subsidiary Transfer (as defined in Section 12 – “The Merger Agreement; Other Agreements”) being consummated prior to any then-scheduled Expiration Time (which we refer to as the “Subsidiary Transfer Condition”); and

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the absence of any law or order that creates any restriction or other impediment preventing the exercise or consummation of the Top-Up Option by the Purchaser pursuant to the Merger Agreement, and the shares of Common Stock issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are sufficient for the Purchaser to reach more than ninety percent (90%) of the outstanding Shares immediately after the Expiration Time (and after giving effect to such exercise).

The foregoing conditions are in addition to, and not a limitation of, the rights of us and the Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Any extension, delay, termination or amendment of the Offer will be followed promptly by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time.

The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. We and the Parent expressly reserve the right to waive, in whole or in part, any condition of the Offer that is exclusively waivable by us, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, we are not permitted to take any of the following actions without the Company’s written approval unless the Merger Agreement provides otherwise: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) impose additional conditions or modify or change any condition to the Offer in a manner adverse in any material respect to any stockholder of the Company, (v) extend or otherwise change the Expiration Time, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of the Company. In addition, we are not permitted under applicable law to waive the Antitrust Condition. For further discussion of the conditions to the Offer, see Section 2 – “Certain Conditions of the Offer” beginning on page 22.

What is the Subsidiary Transfer?

Concurrently with the execution of the Merger Agreement, the Company, upon the unanimous approval of the Special Committee, entered into the Subsidiary Transfer Agreement, pursuant to which the Company has agreed to sell: (i) all of the issued and outstanding shares of capital stock of certain of its subsidiaries, and (ii) certain assets of its subsidiaries, including certain non-core European terminals, which, together, comprise the animal feed and feed supplement business conducted by the Company and its subsidiaries (which, together with the related transactions, actions, agreements and undertakings set forth in or contemplated by the Subsidiary Transfer Agreement, we refer to as the “Subsidiary Transfer”), to ED&F Man Holdings Limited (which we refer to as “ED&F Man”), an affiliate of Agman Louisina, Inc. (which we refer to as “Agman”), the Company’s largest stockholder (and holder of 100% of the Class B Common Stock and 100% of the Preferred Stock), for a purchase price of approximately $115,000,000, subject to adjustment. As a result of its shareholdings in the Company, in connection with the Offer, Agman will receive approximately 72% of the consideration paid to all holders of Shares. Upon the completion of the Subsidiary Transfer, the Company will no longer own the animal feed and feed supplement business (which we refer to as the “Feed Business”). For further discussion of the Subsidiary Transfer, see Section 12 – “The Merger Agreement; Other Agreements – Subsidiary Transfer Agreement” beginning on page 71.

Have any Company stockholders agreed to tender their Shares?

Yes. Immediately prior to the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of us and the Parent to enter into the Merger Agreement, each of: (i) Agman, being the sole holder of all of the outstanding Class B Common Stock and the sole holder of all of the outstanding Preferred Stock, (ii) Mr. Francis P. Jenkins, Jr., a holder of Class A Common Stock and Warrants and (iii) Mr. John E. Toffolon, Jr., director of the Company and a holder of Class A Common Stock and Warrants, entered into a support agreement with us, the Parent and, for certain limited purposes, the Company (which we refer to collectively as the “Support Agreements”), dated as of December 20, 2012, pursuant to which each of Agman and Messrs. Jenkins and Toffolon agreed to, among other things: (x) tender the Securities beneficially owned by them into the Offer, (y) support the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, each on the terms and subject to the conditions set forth in the applicable Support Agreement, and (z) waive any of its rights of appraisal in connection with, or rights to dissent from, the Merger. Together, Agman and Messrs. Jenkins and Toffolon control, in the aggregate, approximately 79% of the outstanding shares of Common Stock and Preferred Stock and Warrants.

Each of Mr. Jenkins and Mr. Toffolon covenanted in their respective Support Agreements not to initiate or join any litigation (directly or indirectly) against the Company or any of its subsidiaries or against the Parent or its subsidiaries or affiliates (including, in each case, their respective officers and directors) related to the Subsidiary Transfer Agreement, the Merger Agreement and the transactions contemplated thereby, subject to certain exceptions, including their right to seek indemnification and insurance pursuant to the Company’s organizational documents and the Merger Agreement. In addition, ED&F Man agreed in the Subsidiary Transfer Agreement, on behalf of itself and its current and former directors, officers and employees, current and former equity holders and controlled affiliates (including Agman), effective as of the closing of the Subsidiary Transfer, to waive and release the Company, its former, current or future directors, officers, employees and former, current or future equity holders, from all claims relating to the Company (including claims related to the transactions contemplated by the Merger Agreement and the Subsidiary Transfer Agreement), subject to certain exceptions, and has agreed not to commence, join or otherwise participate in legal proceedings based upon any matters so released.

The Support Agreements will terminate, among other circumstances, upon termination of the Merger Agreement. For further discussion of the Support Agreements, see Section 12 – “The Merger Agreement; Other Agreements – Support Agreements” beginning on page 70.

How do I tender my Securities?

To tender your Securities in the Offer, you must, no later than the Expiration Time or the expiration of any subsequent offering period, as applicable:

(i)	complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions in such Letter of Transmittal and mail or deliver it together with the certificates representing your Securities (each of which we refer to as a “Certificate”), and any other required documents, to the Depositary as set forth in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25; or

(ii)	in the case of Shares held in book-entry form, tender your Shares pursuant to the procedure for book-entry transfer set forth in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25; or

(iii)	if your Certificates are not immediately available or if you cannot deliver your Certificates and any other required documents to the Depositary prior to the Expiration Time or the expiration of the applicable subsequent offering period, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may tender your Securities by complying with the guaranteed delivery procedures described in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25.

Until what time can I withdraw previously tendered Securities?

You may withdraw previously tendered Securities any time prior to the Expiration Time. Further, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if we have not accepted your Securities for payment by March 1, 2013, which is the 60th day after the date of commencement of the Offer, you may withdraw them at any time after March 1, 2013 until we accept your Securities for payment. Once Securities are accepted for payment, they cannot be withdrawn. Securities tendered during any subsequent offering period may not be withdrawn. For more information regarding withdrawal rights, see Section 5 – “Withdrawal Rights” beginning on page 28.

How do I withdraw previously tendered Securities?

To withdraw previously tendered Securities, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered Securities by giving instructions to your broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Securities. However, Securities tendered during any subsequent offering period may not be withdrawn. For more information regarding how to withdraw tenders, see Section 5 – “Withdrawal Rights” beginning on page 28.

When and how will I be paid for my tendered Securities?

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Securities validly tendered and not validly withdrawn at or prior to the Expiration Time pursuant to the Offer promptly after the Expiration Time. We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for Securities accepted for payment pursuant to the Offer until satisfaction of all conditions to the Offer. For more information regarding how and when you will be paid for your tendered Securities, see Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25.

We will pay for Securities accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Securities will be made only after timely receipt by the Depositary of: (i) your Certificates along with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) and any other required documents, (ii) in the case of Shares held in book-entry form, a confirmation of a book-entry transfer of such Shares as described in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25, or (iii) a properly completed and duly executed Notice of Guaranteed Delivery. For further discussion of the guaranteed delivery procedure, see Section 3 – “Acceptance for Payment and Payment for Securities” beginning on page 24.

Will the tender offer be followed by a merger if all the Securities are not tendered?

As discussed below under Section 12 – “The Merger Agreement; Other Agreements – Support Agreements” beginning on page 70, stockholders of the Company holding in the aggregate 14,935,608 shares of Common Stock (which represent approximately 53% of the outstanding shares of Common Stock) and 33,321,892 shares of Preferred Stock (which represent 100% of the outstanding shares of Preferred Stock) have agreed to tender the Securities beneficially owned by them in the Offer, subject to the terms and conditions of the Support Agreements. As a result, if the Offer is consummated and assuming that: (i) no Shares (other than the Top-Up Shares) are issued by the Company after the date of this Offer to Purchase and (ii) the Shares beneficially owned by the stockholders who are parties to the Support Agreements are validly tendered in the Offer, the Minimum Condition would be satisfied whether or not any other stockholder of the Company tenders its Shares in the Offer and we and the Parent would have sufficient ownership of the outstanding Shares to adopt the Merger Agreement without the vote of any other stockholder of the Company. In addition, based on the same assumptions and assuming that the Parent converts all but one share of Preferred Stock into shares of Class A Common Stock immediately prior to the consummation of the Merger, if the Purchaser and the Parent exercise the Top-Up Option (as described below under Section 12 – “Merger Agreement; Other Agreements—Merger Agreement—Top-Up Option” beginning on page 46), we and the Parent would have sufficient ownership of the outstanding Shares (including the Top-Up Shares) to consummate the Merger pursuant to the “short-form merger” provisions of the DGCL without the approval of any other stockholder of the Company (whether at a meeting or otherwise). In that event, subject to the satisfaction or waiver of certain conditions described in Section 2 – “Certain Conditions of the Offer,” we expect that we will merge with and into the Company (which we refer to as the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger, as a wholly-owned subsidiary of the Parent.

What is the “Top-Up Option” and when will it be exercised?

Under the Merger Agreement, if we do not acquire at least 90% of the outstanding shares of Common Stock in the Offer after our acceptance of, and payment for Shares tendered pursuant to the Offer, we have an irrevocable option (which we refer to as the “Top-Up Option”) to purchase from the Company, at a price per share equal to the Common Stock Offer Price, that number of additional shares of Common Stock equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned, directly or indirectly, by us, the Parent and our respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute no less than one share more than 90% of shares of Common Stock that will be outstanding immediately after the issuance of the Top-Up Shares, subject to certain conditions, as discussed further in Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option” beginning on page 46. We are permitted to assign our right to exercise the Top-Up Option to the Parent or any of its affiliates that becomes the owner of shares of Common Stock purchased in the Offer.

For further discussion of our Top-Up Option, see Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option” beginning on page 46 and Section 13 – “Purpose of the Offer; Plans for the Company” beginning on page 72. Upon our acquisition of the Top-Up Shares, we will have sufficient voting power to cause the Merger to be effected without a meeting of the Company’s stockholders pursuant to the “short-form merger” provisions of the DGCL. Moreover, if we exercise the Top-Up Option, we are required under the Merger Agreement to cause the Merger to be effected as promptly as reasonably practicable after the issuance of the Top-Up Shares.

Upon the successful consummation of the Offer, will the Shares continue to be publicly traded?

Currently, only Class A Common Stock is actively traded on The NASDAQ Stock Market LLC (which we refer to as “NASDAQ”). If the Offer Closing occurs, depending on the number of Shares we acquire in the Offer, we and the Parent expect to consummate the Merger promptly thereafter. If the Merger occurs, all Shares (other than the Excluded Shares, which will be cancelled without any consideration, and the Dissenting Shares (each as defined below in “– If I decide not to tender my Securities, how will the Offer affect my Securities?)) and Warrants will be cancelled and converted into the right to receive the applicable per share merger consideration. As a result, at the Effective Time, the Company will cease to be a publicly traded company and will become wholly-owned by the Parent. If the Minimum Condition is satisfied and all of the other conditions to the Offer are satisfied or waived, and we purchase all validly tendered Securities pursuant to the Offer, prior to the Merger becoming effective, the number of the Company’s stockholders and the number of Shares that are still held by the public may be so small that there will no longer be an active market (or, possibly, there may not be any public trading market) for the shares of Class A Common Stock. Depending on the Shares outstanding after the Offer is consummated, the Company may also cease making certain filings with the SEC. For further discussion of the conditions of the Offer, see Section 2 – “Certain Conditions of the Offer” beginning on page 22. For further discussion of the Company’s reporting requirements as a result of the Offer and the Merger, see Section 15 – “Possible Effects of the Offer on the Market for Shares; Stock Exchange Listing; Margin Regulations and Exchange Act Registration” beginning on page 75.

If I decide not to tender my Securities, how will the Offer affect my Securities?

If the Offer is consummated and certain other conditions are satisfied, the Purchaser will merge with and into the Company and: (i) each Share issued and outstanding immediately prior to the effective time of the Merger (excluding Shares held by: (A) the Company (as treasury stock or otherwise), the Parent, the Purchaser or any of their respective direct or indirect wholly-owned subsidiaries (which we refer to collectively as “Excluded Shares”), which will be automatically cancelled without payment of any consideration, and (B) stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares (which we refer to as “Dissenting Shares”)), will be cancelled and converted into the right to receive an amount in cash equal to the

Common Stock Offer Price or the Preferred Stock Offer Price, as applicable, and (ii) each Warrant issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive $1.70 for each Warrant Share subject to such Warrant, in each case without interest thereon and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly-owned by the Parent. If, pursuant to the Offer or otherwise (including by exercise of the Top-Up Option and the conversion of all but one share of Preferred Stock into shares of Class A Common Stock), we own at least 90% of the outstanding shares of Common Stock and at least 90% of the outstanding shares of Preferred Stock, we may effect the Merger without any further action by the stockholders of the Company pursuant to the “short-form merger” provisions of the DGCL. For further discussion of the conditions of the Offer, see Section 2 – “Certain Conditions of the Offer” beginning on page 22.

If you decide not to tender your Securities in the Offer and the Merger occurs (unless you properly exercise appraisal rights for your Shares pursuant to Section 262 of the DGCL), you will receive in the Merger the same amount of cash for your Securities as if you had tendered your Securities in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering your Securities in the Offer is that tendering holders of Securities will be paid earlier. However, if the conditions of the Offer are not satisfied or waived, then the Offer will not be consummated and we will not, and we have no obligation to, effect the Merger.

Are appraisal rights available in the Offer or proposed Merger?

Appraisal rights are not available in the Offer. After the Offer, if the Merger takes place, appraisal rights will be available to holders of Shares who have not tendered their Shares in the Offer, who do not vote in favor of the Merger and who properly seek appraisal rights for their Shares in accordance with Section 262 of the DGCL. The value you would receive if you perfect appraisal rights with respect to your Shares could be more or less than, or the same as, the price per Security to be paid in the Merger. For further discussion of your appraisal rights, see Section 17 – “Appraisal Rights” beginning on page 78.

The parties acknowledged and agreed in the Merger Agreement that in an appraisal proceeding to determine the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL, to the fullest extent permitted by applicable law, the Surviving Corporation would not assert that the Top-Up Option, the issuance of the Top-Up Shares or the payment by the Purchaser to the Company of any consideration for the Top-Up Shares should be taken into account. For further discussion of the Merger Agreement, see Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement” beginning on page 45.

If you successfully complete the Offer, what will happen to the Company Board?

Subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, from and after the Offer Closing we will be entitled to designate one or more individuals for election to the Company Board in proportion to our relative ownership of the Common Stock. The Company has agreed to take all necessary actions to cause our designees to be elected or appointed to the Company Board, including by increasing the number of authorized directors and using reasonable best efforts to seek and accept resignations of incumbent directors. The Company will also cause our director designees to be appointed to each committee of the Company Board such that we have the same representation on each such committee as we have on the Company Board. Our determination of whether to designate directors for election or appointment to the Company Board prior to the Effective Time will take into account the Shares committed under the Support Agreements and our ability to exercise the Top-Up Option, and as a result, Parent’s and our ability to effect a “short-form” merger with the Company under the DGCL immediately following the Offer Closing. We currently do not intend to designate directors for election or appointment to the Company’s Board following the Offer Closing and before the Effective Time pursuant to the Merger Agreement.

If we do designate directors for election or appointment to the Company Board, until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by us will be required to authorize (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action pursuant to the Merger Agreement by us, and (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company. For a further discussion of the effect of the Offer and the Merger on the Company Board, see Section 12 – “The Merger Agreement; Other Agreements – Directors” beginning on page 47.

What will happen to my restricted stock awards in the Offer?

The Offer will not have any effect on restricted stock awards issued by the Company. However, after the Offer, if the Merger takes place, effective as of immediately prior to the Effective Time and in accordance with the applicable Company equity incentive plan and agreements pursuant to which equity incentive awards were granted, each share of Common Stock granted to an employee, officer, director or independent contractor of the Company or any of its subsidiaries that is subject to forfeiture upon the occurrence (or non-occurrence) of certain events (each of which we refer to as a “Restricted Share”) that is then outstanding and unvested shall immediately vest and become nonforfeitable and, thereafter, at the Effective Time shall be treated in the same manner as each other then outstanding share of Class A Common Stock in the Merger (subject to certain special payment procedures set forth in the Merger Agreement). Any amounts otherwise payable in the Merger in respect of any Restricted Shares will be reduced by any applicable withholding taxes.

What is the market value of my Shares as of a recent date?

On December 19, 2012, the last full trading day prior to the announcement of our intention to commence the Offer, the closing price per Class A Common Share as reported on NASDAQ was $6.11. On December 28, 2012, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on NASDAQ was $6.64.

What are the U.S. federal income tax consequences of participating in the Offer?

In general, if you are a U.S. Holder (as defined in Section 6 – “Certain Tax Considerations”) of Securities, the sale of Securities pursuant to the Offer will be a taxable transaction to you.

For U.S. federal income tax purposes, your receipt of cash in exchange for your Securities generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Offer and your adjusted tax basis in your Securities. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances. For further discussion of the tax consequence of the Offer, see Section 6 – “Certain Tax Considerations” beginning on page 29.

With whom may I talk if I have questions about the Offer?

You can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885 (toll-free from the U.S. and Canada) or (212) 929-5500 (call collect), or Sterne, Agee & Leach, Inc., the Dealer Manager, at (800) 240-1438. See the back cover of this Offer to Purchase.

To the stockholders and warrant holders of Westway Group, Inc.:

INTRODUCTION

Bishop Infrastructure III Acquisition Company, Inc., a Delaware corporation (which we refer to as the “Purchaser,” “we,” or “us”) and a wholly-owned subsidiary of Bishop Infrastructure II Acquisition Company, Inc., a Delaware corporation (which we refer to as the “Parent”), and a controlled affiliate of EQT Infrastructure II Limited Partnership, a limited partnership registered in England and Wales (which we refer to as the “Guarantor”), is offering to purchase for cash:

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all of the outstanding shares of Class A common stock, par value $0.0001 per share (which we refer to as the “Class A Common Stock”), of Westway Group, Inc., a Delaware corporation (which we refer to as the “Company”), at a purchase price equal to $6.70 per share (the “Common Stock Offer Price”);

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all of the outstanding shares of Class B common stock, par value $0.0001 per share (which we refer to as the “Class B Common Stock,” and together with the Class A Common Stock, as the “Common Stock”), of the Company at a purchase price per share equal to the Common Stock Offer Price;

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all of the outstanding shares of Series A perpetual convertible preferred stock, par value $0.0001 per share (which we refer to as the “Preferred Stock,” and together with the Common Stock, as the “Shares”), of the Company, at a purchase price equal to $6.79 per share (which we refer to as the “Preferred Stock Offer Price”); and

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all outstanding warrants to purchase shares of Class A Common Stock (all of which have an exercise price of $5.00 per share of Class A Common Stock, the “Warrants,” and together with the Shares, the “Securities”), at a purchase price per share of Class A Common Stock subject to such Warrant (the “Warrant Shares”) equal to $1.70 (the “Warrant Offer Price,” and together with the Common Stock Offer Price and the Preferred Stock Offer Price, the “Offer Price”),

other than any shares held by the Company as treasury stock or otherwise, in each case, net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, which we refer to as this “Offer to Purchase”) and the related letter of transmittal (as each may be amended or supplemented from time to time, which we refer to as the “Letter of Transmittal”) which, together with this Offer to Purchase, constitute the “Offer.”

The purpose of the Offer is to acquire control of, and the entire equity interest of, the Company. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2012 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (which we refer to as the “Merger”), with the Company continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) of the Merger and as a wholly-owned subsidiary of the Parent. As a result of the Merger, the Company will cease to be a publicly traded company and its shares will be delisted from The NASDAQ Stock Market LLC (which we refer to as “NASDAQ”).

In the Merger: (i) each Share issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) (excluding Shares held by: (A) the Company (as treasury stock or otherwise), the Parent, the Purchaser or any of their respective direct or indirect wholly-owned subsidiaries (which we refer to collectively as “Excluded Shares”), which will be automatically cancelled without payment of any consideration therefor, and (B) stockholders who validly exercise their appraisal rights under Delaware law with respect to such Shares (which we refer to as “Dissenting Shares”)) will be cancelled and converted into the right to receive an amount in cash equal to the Common Stock Offer Price or the Preferred Stock Offer Price, as applicable, and (ii) each Warrant issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash equal to the Warrant Offer Price for each Warrant Share subject to each such Warrant, in each case without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Securities, regardless of any extension of the Offer or any delay in the consummation of the Merger or any delay in making payment for Shares.

If you are the record owner of your Securities and you tender directly to the Depositary, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the applicable Letter of Transmittal, stock transfer taxes, with respect to the purchase of your Securities, as applicable, by us pursuant to the Offer. If you own your Securities, as applicable, in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), and your broker, dealer, commercial bank, trust company or other nominee tenders your Securities, as applicable, on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges or commissions will apply. We will pay all charges and expenses incurred by Sterne, Agee & Leach, Inc., which is acting as dealer manager for the Offer (which we refer to as the “Dealer Manager”), MacKenzie Partners, Inc., which is acting as information agent for the Offer (which we refer to as the “Information Agent”), and Continental Stock Transfer & Trust Company, which is acting as depositary for the Offer (which we refer to as the “Depositary”) in connection with the Offer. For more information regarding fees and expenses payable in the Offer, see Section 18 – “Fees and Expenses” beginning on page 79.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (A) THE ABSENCE OF A TERMINATION OF THE MERGER AGREEMENT IN ACCORDANCE WITH ITS TERMS AND (B)(I) THERE BEING VALIDLY TENDERED IN THE OFFER AND NOT VALIDLY WITHDRAWN PRIOR TO AND AT ANY THEN SCHEDULED EXPIRATION TIME: (X) THAT NUMBER OF SHARES OF COMMON STOCK (INCLUDING THE SHARES OF COMMON STOCK THAT WOULD RESULT FROM THE EXERCISE OF ALL VALIDLY TENDERED WARRANTS) WHICH, TOGETHER WITH THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE PARENT OR THE PURCHASER (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK THEN OUTSTANDING (EXCLUDING ANY TREASURY STOCK BUT INCLUDING ANY RESTRICTED SHARES (AS DEFINED BELOW IN SECTION 12 – “THE MERGER AGREEMENT; OTHER AGREEMENTS – MERGER AGREEMENT” BEGINNING ON PAGE 45) AND THE SHARES OF COMMON STOCK THAT WOULD RESULT FROM THE EXERCISE OF ALL WARRANTS, REGARDLESS OF THE EXERCISE PRICE, THE VESTING SCHEDULE OR OTHER TERMS AND CONDITIONS THEREOF); AND (Y) THAT NUMBER OF SHARES OF PREFERRED STOCK WHICH, TOGETHER WITH THE SHARES OF PREFERRED STOCK BENEFICIALLY OWNED BY THE PARENT OR THE PURCHASER (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OF PREFERRED STOCK THEN OUTSTANDING (EXCLUDING ANY TREASURY STOCK) (WHICH WE REFER TO AS THE “MINIMUM CONDITION”), (II) ANY WAITING PERIOD (AND ANY EXTENSION THEREOF) APPLICABLE TO THE OFFER OR THE MERGER UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (WHICH WE REFER TO AS THE “HSR ACT”) SHALL HAVE EXPIRED OR BEEN EARLIER TERMINATED, AND ANY EQUIVALENT CONSENT OF ANY GOVERNMENTAL ENTITY UNDER APPLICABLE ANTITRUST LAWS, SHALL HAVE BEEN GRANTED OR THE RELEVANT WAITING PERIOD THEREUNDER SHALL HAVE EXPIRED OR BEEN EARLIER TERMINATED (WHICH WE REFER TO AS THE “ANTITRUST CONDITION”), (III) THERE SHALL NOT HAVE BEEN INSTITUTED AND BE PENDING ANY LEGAL ACTION BY ANY GOVERNMENTAL ENTITY OF COMPETENT JURISDICTION THAT SEEKS TO RESTRAIN, ENJOIN OR OTHERWISE PROHIBIT THE MAKING OF THE OFFER, THE CONSUMMATION OF THE OFFER OR THE MERGER, OR PREVENTING OR PROHIBITING THE OFFER OR THE MERGER (OR THE CONSUMMATION THEREOF) NOR SHALL THERE HAVE BEEN: (A) ANY JUDGMENT, ORDER OR INJUNCTION ENTERED OR ISSUED BY ANY GOVERNMENTAL ENTITY OF COMPETENT JURISDICTION OR (B) ANY APPLICABLE LAW PROMULGATED, ENACTED, ENTERED, ENFORCED, ISSUED OR AMENDED BY ANY GOVERNMENTAL ENTITY OF COMPETENT JURISDICTION THAT WOULD RESULT IN ANY OF

THE FOREGOING (WHICH WE REFER TO AS THE “GOVERNMENTAL ENTITY CONDITION”), AND (IV) THE SUBSIDIARY TRANSFER (AS DEFINED IN SECTION 12 – “THE MERGER AGREEMENT; OTHER AGREEMENTS”) SHALL HAVE BEEN CONSUMMATED PRIOR TO ANY THEN SCHEDULED EXPIRATION OF THE OFFER (WHICH WE REFER TO AS THE “SUBSIDIARY TRANSFER CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. See Section 2 – “Certain Conditions of the Offer” which sets forth all of the conditions to the Offer.

As of December 20, 2012, there were 28,224,426 shares of Common Stock issued and outstanding (comprised of 14,571,663 shares of Class A Common Stock and 13,652,763 shares of Class B Common Stock) and 33,321,892 shares of Preferred Stock issued and outstanding, excluding the Shares held by the Company (as treasury stock or otherwise, which will not be tendered in the Offer and which will be cancelled without consideration in the Merger). As of December 20, 2012, there were six outstanding Warrants, representing 3,476,189 Warrant Shares. All six outstanding Warrants have a per share exercise price that is less than the Common Stock Offer Price and therefore qualify as In-the-Money Warrants under the Merger Agreement. For a discussion of the terms of the Merger Agreement, see Section 12 – “The Merger Agreement; Other Agreements” beginning on page 45.

The Company Board has, upon the unanimous recommendation of the Special Committee, among other things, unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, authorized and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger in accordance with the DGCL; (iii) resolved to recommend that the holders of the Securities accept the Offer and tender their Securities to the Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger; and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares (as defined below in Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option”) in accordance therewith. In connection with its deliberations related to the Offer, the Merger Agreement and the Merger, the Special Committee received an opinion, dated December 20, 2012, from Evercore Group LLC, its financial advisor, to the effect that, as of the date of the opinion, and subject to the assumptions and limitations set forth in the opinion, the consideration to be paid to the holders of shares of Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders.

A more complete description of: (i) the Company Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that is being or will be filed with the SEC and furnished to the Company’s stockholders in connection with the Offer. You should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background of the Offer and Merger; Reasons for the Recommendation of the Board.”

Immediately prior to the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of the Parent and the Purchaser to enter into the Merger Agreement, each of: (i) Agman Louisiana, Inc. (which we refer to as “Agman”), a subsidiary of ED&F Man Holdings Limited (which we refer to as “ED&F Man”), being the sole holder of all of the outstanding Class B Common Stock and the sole holder of all of the outstanding Preferred Stock, (ii) Mr. Francis P. Jenkins, Jr., a holder of Class A Common Stock and Warrants, and (iii) Mr. John E. Toffolon, Jr., director of the Company and a holder of Class A Common Stock and Warrants, entered into a support agreement with the Purchaser, the Parent and, for certain limited purposes, the Company (which collectively we refer to as the “Support Agreements”), dated as of December 20, 2012, pursuant to which each of Agman and Messrs. Jenkins and Toffolon agreed to, among other things: (x) tender the Securities beneficially owned by them into the Offer, (y) support the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, each on the terms and subject to the conditions set forth in the applicable Support Agreement, and (z) waive any of its rights of appraisal in connection with, or its rights to dissent from, the Merger.

Each of Mr. Jenkins and Mr. Toffolon covenanted in their respective Support Agreements not to initiate or join any litigation (directly or indirectly) against the Company or any of its subsidiaries or against the Parent or its subsidiaries or affiliates (including, in each case, their respective officers and directors) related to the Subsidiary Transfer Agreement, the Merger Agreement and the transactions contemplated thereby, subject to certain exceptions, including their right to seek indemnification and insurance pursuant to the Company’s organizational documents and the Merger Agreement. In addition, ED&F Man agreed in the Subsidiary Transfer Agreement, on behalf of itself and its current and former directors, officers and employees, current and former equityholders and controlled affiliates (including Agman), effective as of the closing of the Subsidiary Transfer, to waive and release the Company, its former, current or future directors, officers, employees and former, current or future equityholders, from all claims relating to the Company (including claims related to the transactions contemplated by the Merger Agreement and the Subsidiary Transfer Agreement), subject to certain exceptions, and has agreed not to commence, join or otherwise participate in legal proceedings based upon any matters so released.

Agman and Messrs. Jenkins and Toffolon will receive the same consideration payable to the other holders of Securities pursuant to the Offer. As of the date of this Offer to Purchase, Agman and Messrs. Jenkins and Toffolon hold Shares constituting, in the aggregate, approximately 53% of the outstanding shares of Common Stock, 100% of the shares of Preferred Stock and 100% of the outstanding Warrants. In the event that the Offer is completed, Agman and Messrs. Jenkins and Toffolon would receive 79% of the total consideration payable by the Purchaser pursuant to the Offer.

Based on the foregoing and assuming: (i) no Shares (other than the Top-Up Shares) are issued by the Company after the date of this Offer to Purchase, and (ii) the Securities (if any) beneficially owned by Agman and Messrs. Jenkins and Toffolon are tendered in the Offer, we and the Parent would have sufficient ownership of the outstanding Shares to adopt the Merger Agreement without the vote of any other stockholder of the Company. In addition, based on the same assumptions and assuming that the Parent converts all but one share of Preferred Stock into shares of Class A Common Stock immediately prior to the consummation of the Merger, if the Purchaser and the Parent exercise the Top-Up Option (as described below), we and the Parent would have sufficient ownership of the outstanding Shares (including the Top-Up Shares) to consummate the Merger pursuant to the “short-form merger” provisions of the DGCL without the approval of any other stockholder of the Company (whether at a meeting or otherwise).

As further described in Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement – Top-Up Option” beginning on page 46, in the event that we do not acquire 90% of the outstanding shares of Common Stock pursuant to the Offer, subject to certain conditions (as described in Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement – Top-Up Option” beginning on page 46) we may exercise the Top-Up Option in order to purchase from the Company, at a price per share equal to the Common Stock Offer Price, that number of additional shares of Common Stock equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned, directly or indirectly, by the Parent or the Purchaser and their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute no less than one share more than 90% of shares of Common Stock that will be outstanding immediately after the issuance of such additional Shares.

Each of Agman, Mr. Jenkins and Mr. Toffolon has also agreed in the applicable Support Agreement to vote, or cause to be voted, the Shares (if any) beneficially owned by them at any stockholder meeting held to vote on the adoption of the Merger Agreement in favor of the adoption of the Merger Agreement and the approval of the Merger and each of the transactions contemplated by the Merger Agreement.

You will have at least until 12:00 midnight, New York City time, on Wednesday, January 30, 2013, to decide whether to tender your Securities in the Offer unless we extend the Offer pursuant to the terms of the Merger Agreement (we refer to such date and time, as it may be extended in accordance with the Merger Agreement, as the “Expiration Time”). For more information about procedures for tendering, withdrawals rights, extensions of the Offer, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19, Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25 and Section 5 – “Withdrawal Rights” beginning on page 28.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), the adoption of the Merger Agreement by the affirmative vote of the holders of: (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of the Preferred Stock. This Offer to Purchase does not constitute a solicitation of proxies, and the Purchaser is not soliciting proxies at this time.

No appraisal rights are available in connection with the Offer; however, you may have appraisal rights, if properly exercised under the DGCL, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company’s stockholders. For further discussion of your appraisal rights, see Section 17 – “Appraisal Rights” beginning on page 78.

Certain United States federal income tax consequences of the sale of Securities pursuant to the Offer and the Merger are described in Section 6 – “Certain Tax Considerations” beginning on page 29.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.	TERMS OF THE OFFER; EXPIRATION TIME.

The Purchaser is offering to purchase for cash:

•	all of the outstanding shares of Class A Common Stock at a purchase price per share equal to the Common Stock Offer Price,

•	all of the outstanding shares of Class B Common Stock at a purchase price per share equal to the Common Stock Offer Price,

•	all of the outstanding shares of Preferred Stock at a purchase price per share equal to the Preferred Stock Offer Price, and

•	all outstanding Warrants at a purchase price per Warrant Share subject to each such Warrant equal to Warrant Offer Price,

other than any shares held by the Company as treasury stock or otherwise, in each case, net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Securities validly tendered and not validly withdrawn at or prior to the Expiration Time pursuant to the Offer promptly after the Expiration Time. For a discussion of the procedures for tendering and withdrawing from the Offer, see Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25 and Section 5 – “Withdrawal Rights” beginning on page 28. Acceptance for payment of Securities pursuant to and subject to the conditions of the Offer upon the Expiration Time is referred to as the “Offer Closing,” and the date on which such Offer Closing occurs is referred to as the “Offer Closing Date.” “Expiration Time” means 12:00 midnight, New York City time, on Wednesday, January 30, 2013, unless we extend the period during which the Offer is open, in which case the Expiration Time shall mean the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions described in Section 2 – “Certain Conditions of the Offer” beginning on page 22 (which we refer to as the “Offer Conditions”). The Offer Conditions are for the sole benefit of the Parent and the Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”), the Parent and the Purchaser expressly reserve the right to waive, in whole or in part, any Offer Condition that is waivable exclusively by them, to increase the Offer Price pursuant to the Merger Agreement, or otherwise increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. However, we have agreed in the Merger Agreement that, unless otherwise provided in the Merger Agreement, we would not take any of the following actions without the prior written consent of the Company: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) impose additional Offer Conditions or modify or change any Offer Condition in a manner adverse in any material respect to any stockholders of the Company, (v) extend or otherwise change the Expiration Time, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of the Company. In addition, we are not permitted under applicable law to waive the Antitrust Condition (as defined below in Section 2 – “Certain Conditions of the Offer” beginning on page 22).

Subject to the applicable rules of the SEC, we expressly reserve the right (but will not be obligated), in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Securities previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares and tendering warrant holder to withdraw Warrants.

If the Company requests, we are required under the Merger Agreement to extend the Offer for up to three additional successive periods not to exceed ten business days each if certain conditions are satisfied. For a discussion of the Company’s right to cause an extension of the Offer, please see Section 12 – “The Merger Agreement; Other Agreements – The Offer – Expiration; Extensions of the Offer; Subsequent Offering Period” beginning on page 46. We will also extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and any announcement to extend the period the Offer is open will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time.

Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and making the appropriate filings with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of securities, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of securities and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Securities accepted for payment in the Offer, such increased consideration will be paid to all holders of the Securities whose Securities are purchased in the Offer, whether or not such Securities were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Securities if, at the Expiration Time, any of the Offer Conditions (as described in Section 2 – “Certain Conditions of the Offer” beginning on page 22) have not been satisfied or waived.

We may elect to provide a “subsequent offering period” following the closing of the Offer pursuant to Rule 14d-11 under the Exchange Act. A “subsequent offering period,” if included, is an additional period of time beginning after we have completed the purchase of Securities tendered in the Offer at or prior to the Expiration Time, during which time any stockholders who have not yet tendered all of their Securities may tender, but not withdraw, such Securities pursuant to the Offer and receive the applicable Offer Price. A subsequent offering period, if one is provided, is not an extension of the Offer, which already would have been completed. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Securities tendered during a subsequent offering period. For further discussion of your withdrawal rights, see Section 5 – “Withdrawal Rights” beginning on page 28.

In order to provide for a subsequent offering period: (i) all of the conditions to our obligations to accept for payment, and to pay for, the Securities must be satisfied or waived by us and (ii) we must accept for payment, and promptly pay for, all Securities validly tendered (and not withdrawn in accordance with the procedures set forth in Section 5 – “Withdrawal Rights” beginning on page 28) at or prior to the Expiration Time. We will immediately accept for payment, and promptly pay for, all validly tendered Securities as they are received during any subsequent offering period. Any election by us to include a subsequent offering period may be effected by our giving oral or written notice of the subsequent offering period to the Depositary. If we elect to provide a subsequent offering period, we will inform the Depositary of that fact or any further extension thereof and will issue a press release giving the new date and time that such subsequent offering period will expire no later than 9:00 A.M., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Securities or are unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may retain tendered Securities on our behalf, and such Securities may not be withdrawn except to the extent that tendering holders of the Securities are entitled to withdrawal rights as described in Section 5 – “Withdrawal Rights” beginning on page 28.

However, our ability to delay the payment for Securities that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of holders of the Securities promptly after the termination or withdrawal of the Offer.

We have made a request to the Company for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Securities. This Offer to Purchase, the Letter of Transmittal and other related materials will be mailed to holders of record of Securities whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included in the package of materials sent to holders of Securities.

2.	CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other term of the Offer or the Merger Agreement to the contrary, and subject to any applicable rules and regulations of the SEC, we expressly reserve the right not to accept for payment any Securities validly tendered pursuant to the Offer and not validly withdrawn and may amend or terminate the Offer if:

(a)	there shall not have been validly tendered in the Offer and not validly withdrawn prior to and at any then scheduled Expiration Time: (A) that number of shares of Common Stock (including the shares of Common Stock that would result from the exercise of all validly tendered Warrants) which, together with the shares of Common Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Common Stock then outstanding (excluding any treasury stock but including any shares of Common Stock granted to an employee, officer, director or independent contractor of the Company or any of its subsidiaries that is subject to forfeiture upon the occurrence (or non-occurrence) of certain events (which we refer to as “Restricted Shares”), and the shares of Common Stock that would result from the exercise of all Warrants regardless of the exercise price, the vesting schedule or other terms and conditions thereof); and (B) that number of shares of Preferred Stock which, together with the shares of Preferred Stock beneficially owned by the Parent or the Purchaser (if any), represents at least a majority of the shares of Preferred Stock then outstanding (excluding any treasury stock) (which we refer to as the “Minimum Condition”). Based on the current capitalization of the Company, the Minimum Condition would be satisfied if: (A) at least 15,851,465 shares of Common Stock and (B) at least 16,660,947 shares of Preferred Stock were tendered in the Offer and not validly withdrawn prior to the then scheduled Expiration Time.

As discussed below under Section 12 – “The Merger Agreement; Other Agreements – Support Agreements” beginning on page 70, stockholders of the Company holding in the aggregate 14,935,608 shares of Common Stock (which represent approximately 53% of the outstanding shares of Common Stock) and 33,321,892 shares of Preferred Stock (which represent approximately 100% of the outstanding shares of Preferred Stock) have agreed to tender the Securities beneficially owned by them in the Offer, subject to the terms and conditions of the Support Agreements. As a result, if the Offer is consummated and assuming that: (i) no Shares (other than the Top-Up Shares) are issued by the Company after the date of this Offer to Purchase and (ii) the Shares beneficially owned by the stockholders who are parties to the Support Agreements are validly tendered in the Offer, the Minimum Condition would be satisfied whether or not any other stockholder of the Company tenders its Shares in the Offer and we and the Parent would have sufficient ownership of the outstanding Shares to adopt the Merger Agreement without the vote of any other stockholder of the Company. In addition, based on the same assumptions and assuming that the Parent converts all but one share of Preferred Stock into shares of Class A Common Stock immediately prior to the consummation of the Merger, if the Purchaser and the Parent exercise the Top-Up Option (as described below under Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement – Top-Up Option” beginning on page 46), we and the Parent would have sufficient ownership of the outstanding Shares (including the Top-Up Shares) to consummate the Merger pursuant to the “short-form merger” provisions of the DGCL without the approval of any other stockholder of the Company (whether at a meeting or otherwise);

(b)	any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (which we refer to as the “HSR Act”) shall not have expired or been earlier terminated, and any equivalent consent of any governmental entity under applicable antitrust laws, shall not have been granted or the relevant waiting period thereunder shall have expired or been earlier terminated (which we refer to as the “Antitrust Condition”);

(c)	any of the following events or conditions shall occur and be continuing immediately prior to the Expiration Time:

i.	there shall have been instituted and be pending any legal action by any governmental entity of competent jurisdiction that seeks to restrain, enjoin or otherwise prohibit the making of the Offer, the consummation of the Offer or the Merger, or preventing or prohibiting the Offer or the Merger (or the consummation thereof);

ii.	there shall have been: (A) any judgment, order or injunction entered or issued by any governmental entity of competent jurisdiction or (B) any applicable law promulgated, enacted, entered, enforced, issued or amended by any governmental entity of competent jurisdiction that would result in any of the consequences referred to in clause (i) above;

iii.	(A) the Company shall have failed to perform or comply in any material respect with any covenants required by the Merger Agreement to be performed or complied with by it prior to the Expiration Time, and such failure to perform or comply shall not have been cured prior to the Expiration Time, and (B) (1) the representations and warranties of the Company relating to: (i) its authority relative to the Merger Agreement, (ii) the approval and recommendation of the Company Board (acting upon the recommendation of the Special Committee) of the Offer and the Merger and the certain other transactions contemplated by the Merger Agreement, (iii) the inapplicability of takeover statutes to the Offer and the Merger, (iv) the absence of any Company Material Adverse Effect (as defined in Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement – Representations and Warranties”) or any event that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect since September 30, 2012, (v) brokers’ and finders’ fees and (vi) the opinion of the financial advisor, shall not be true and correct in all respects at and as of the Expiration Time as if made at and as of such time, (2) the representations and warranties related to the capitalization of the Company shall not be true and correct (except for immaterial inaccuracies, where any inaccuracy of this representation and warranty that results in an increase in the amounts to be paid by the Parent or the Purchaser pursuant to the transactions contemplated by the Merger Agreement by $250,000 or more shall be deemed material), as of the Expiration Time as if made at and as of such time (other than such representations and warranties made as of specified date, in which case as of such specified date) and (3) other representations and warranties of the Company contained in the Merger Agreement shall not be true and correct (without regard to materiality or Company Material Adverse Effect qualifiers contained therein) as of the Expiration Time as if made at and as of such time (other than representations and warranties made as of a specified date, in which case as of such specified date), except for where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

iv.	the Merger Agreement shall have been terminated in accordance with its terms;

v.	the Parent, the Purchaser and the Company shall have reached mutual agreement to postpone the acceptance for payment of Shares under the Merger Agreement;

vi.	there shall have been a Company Material Adverse Effect or the occurrence of any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect;

vii.	the Company shall not have furnished the Parent and the Purchaser with a certificate, dated as of the Expiration Time, signed on its behalf by its chief executive officer or chief financial officer to the effect that the conditions set forth in clauses (iii) and (vi) above shall not have occurred and continue to exist; or

viii.	the Parent and the Purchaser shall not have received a statement, meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), from each holder of Class B Common Stock, Preferred Stock or Warrants to the effect that such person is not a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder (provided, however, that if this condition is not satisfied, the only recourse by the Parent and the Purchaser is to withhold on amounts payable to such holders in accordance with Section 1445 of the Code);

(d)	the Subsidiary Transfer (as defined in Section 8 – “Certain Information Concerning the Company”) shall not have been consummated prior to any then scheduled Expiration Time (which we refer to as the “Subsidiary Transfer Condition”);

(e)	there shall be a law or order, writ, assessment, decision, injunction, decree, ruling or judgment of a governmental entity that creates any restriction or other impediment preventing the exercise or consummation of the Top-Up Option by the Purchaser pursuant to the Merger Agreement, or the shares of Common Stock issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are insufficient for the Purchaser to reach more than ninety percent (90%) of the outstanding shares of Common Stock immediately after the Expiration Time (and after giving effect to such exercise); and

(f)	the Company shall have received the consents identified in Section A-1 of the Company disclosure letter, in each case, in a form reasonably acceptable to the Parent and no such consent shall have been revoked, challenged or contested.

We refer to these conditions collectively as the “Offer Conditions.” Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Securities promptly after termination or withdrawal of the Offer) and the terms and conditions of the Merger Agreement, we also reserve the right to delay the acceptance for payment for, or the payment for, any Securities validly tendered pursuant to the Offer and not properly withdrawn.

For purposes of determining whether the Minimum Condition and the condition set forth in clause (e) above have been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures will be taken into account if and only if the Shares have been received by the Depositary as of the Expiration Time.

Subject to the terms and conditions of the Merger Agreement, the conditions described above are for the sole benefit of the Parent and the Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by the Parent or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Parent or the Purchaser, except for the Minimum Condition (which cannot be waived without the Company’s prior written consent) and the Antitrust Condition (which is not waivable by the parties to the Merger Agreement).

The conditions described above are in addition to, and not a limitation of, the rights of the Parent and the Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Any extension, delay, termination or amendment of the Offer will be followed promptly by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time.

For a discussion of the conditions to the consummation of the Subsidiary Transfer, see Section 12 – “The Merger Agreement; Other Agreements – Subsidiary Transfer Agreement” beginning on page 71.

3.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SECURITIES.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment promptly after the Expiration Time all Securities validly tendered (and not validly withdrawn in accordance with Section 5 – “Withdrawal Rights” beginning on page 28) at or prior to the Expiration Time and pay for all Securities accepted in the Offer promptly after the Expiration Time. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC, we expressly reserve the right to delay acceptance for payment, and payment for, validly tendered Securities in order to comply in whole or in part with applicable laws (including satisfaction of the Offer Conditions relating to governmental and regulatory approvals). If any such delay would contravene the requirements of Rule 14e-1 of the Exchange Act, we will extend the Offer. If we decide to include a subsequent offering period, we will accept for payment, and promptly pay for, all validly tendered Securities as they are received during the subsequent offering period. For further discussion of subsequent offering periods, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19.

In all cases (including during any subsequent offering period), we will pay for Securities accepted for payment pursuant to the Offer only after timely receipt by the Depositary of:

•

(i) the certificates evidencing such Securities (which we refer to as the “Certificates”), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required under such Letter of Transmittal;

•

if Shares are held in book-entry form, timely confirmation (which we refer to as a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at Depositary Trust Company (which we refer to as the “Book-Entry Transfer Facility”), including an Agent’s Message, pursuant to the procedures set forth in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25; or

•	a properly completed and duly executed Notice of Guaranteed Delivery.

Accordingly, tendering holders of Securities may be paid at different times depending on when their Certificates, Book-Entry Confirmations or Notices of Guaranteed Delivery are actually received by the Depositary. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility using electronic means to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the related Letter of Transmittal and that we may enforce such agreement against such participant.

We will be deemed, for purposes of the Offer (including during any subsequent offering period), to have accepted for payment (and thereby purchased) Securities validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the purchase price to be paid in respect of such Securities with the Depositary. The Depositary will act as agent for tendering stockholders and tendering warrant holders for the purpose of receiving payments from us and transmitting such payments to such holders whose Securities have been accepted for payment. Under no circumstances will we pay interest on the purchase price for Securities, regardless of any delay in making such payment.

If any tendered Securities are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if a holder of Securities does not tender all Securities represented by the Certificate delivered to the Depositary, Certificates evidencing unpurchased Securities will be returned, without expense to the tendering holder, or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign from time to time, in whole or in part, to one or more of our affiliates, the right to purchase all or any portion of the Securities tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering holders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.

4.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SECURITIES.

The procedures for tendering your Securities in the Offer will differ depending on whether you hold such Securities in certificated form or book-entry form and whether you hold such Securities directly or in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee).

In order for a holder of Securities held in certificated form to validly tender them pursuant to the Offer, the Depositary must receive: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, (ii) any other documents required by such Letter of Transmittal and (iii) the Certificates evidencing tendered Securities, at one of its addresses set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time or the expiration of the subsequent offering period, as applicable.

In the case of Shares held in book-entry form, if you wish to tender all or a portion of your Shares in the Offer, your Shares must be tendered pursuant to the procedures for book-entry transfer described below under “– Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message) at or prior to the Expiration Time. If you hold your Securities in “street name,” you should contact your broker, dealer, commercial bank, trust company or other nominee to determine the steps that you need to take in order to validly tender your Securities in the Offer.

THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY, INCLUDING RECEIPT OF A BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time or the expiration of the subsequent offering period, if applicable, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. All signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Securities are tendered: (i) by a registered holder thereof who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the applicable Letter of Transmittal or (ii) for the account of an Eligible Institution.

If a Certificate is registered in the name of a person other than the signer of the applicable Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then such Certificate must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear on the Certificate with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the applicable Letter of Transmittal.

Guaranteed Delivery. If you desire to tender Securities pursuant to the Offer and your Certificate(s) evidencing such Securities are not immediately available or you cannot deliver the Certificate(s) and all other required documents to the Depositary prior to the Expiration Time (or, in the case of Shares held in book-entry form, you cannot complete the procedure for delivery by book-entry transfer on a timely basis), such Securities may nevertheless be tendered, provided that all the following conditions are satisfied:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form attached as Exhibit (a)(3) to this Offer to Purchase, is received prior to the Expiration Time by the Depositary as provided below; and

(iii)	the Certificates (or a Book-Entry Confirmation) evidencing all tendered Securities, in proper form for transfer, in each case together with the applicable Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent’s Message), and any other documents required by such Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, telegram, mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

In all cases (including during any subsequent offering period), payment for Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) the Certificates evidencing such Securities, the applicable Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, (ii) a Book-Entry Confirmation, including an Agent’s Message, or (iii) a properly completed and duly executed Notice of Guaranteed Delivery.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to the rights of the tendering holders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any Offer Condition to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Securities of any particular holder thereof, whether or not similar defects or irregularities are waived in the case of other holders thereof. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured to our satisfaction or waived by us. None of us, the Parent or any of its respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding, subject to the rights of the tendering holders to challenge our determination in a court of competent jurisdiction.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering holder of Securities will irrevocably appoint designees of the Purchaser as such holder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such holder’s rights with respect to the Securities tendered by such holder and accepted for payment by the Purchaser and with respect to any and all other Securities or other securities or rights issued or issuable in respect of such Securities. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, we accept for payment Securities tendered by such holder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such Securities or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Securities and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they, in their sole discretion, deem proper. In order for Securities to be deemed validly tendered, immediately upon our acceptance for payment of such Securities, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities and other related securities or rights, including voting at any meeting of stockholders.

Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold a portion (in 2012, 28%) of the amount of any payments pursuant to the Offer or the Merger. In order to prevent backup withholding with respect to payments to certain holders for Securities sold pursuant to the Offer or cash received pursuant to the Merger, each such holder must provide the Depositary with such holder’s correct taxpayer identification number (which we refer to as a “TIN”) and certify that such holder is not subject to backup withholding by completing the Substitute Form W-9 in the applicable Letter of Transmittal, or otherwise establish an exemption. Certain holders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service (which we refer to as the “IRS”) may impose a penalty on the holder and payment of cash to the holder pursuant to the Offer or the Merger may be subject to backup withholding. All holders surrendering Securities pursuant to the Offer or the Merger that are U.S. persons for U.S. federal income tax purposes should complete and sign the Substitute Form W-9 included in the applicable Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. holders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

5.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 5, tenders of Securities made pursuant to the Offer are irrevocable. You may withdraw tenders of Securities made pursuant to the Offer at any time before the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after March 1, 2013, unless such Securities have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, are delayed in our acceptance for payment of Securities or are unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering holders thereof are entitled to withdrawal rights as described in this Section 5, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If we decide to include a subsequent offering period, Securities tendered during the subsequent offering period may not be withdrawn. For further discussion of extensions of the Offer and subsequent offering periods, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19 and Section 3 – “Acceptance for Payment and Payment for Securities” beginning on page 24.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of such Securities, if different from that of the person who tendered such Securities. If Certificates evidencing Securities to be withdrawn have been delivered to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Securities have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If you hold your Securities in “street name,” you should contact your broker, dealer, commercial bank, trust company or other nominee to determine the steps that you need to take in order to validly withdraw your Securities from the Offer.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding.

None of us, the Parent or any of its respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of Securities may not be rescinded. Any Securities properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer.

However, withdrawn Securities may be re-tendered at any time prior to the Expiration Time (or during the subsequent offering period, if any) by following one of the procedures described in Section 4 – “Procedures for Accepting the Offer and Tendering Securities” beginning on page 25 (except that Securities may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

6.	CERTAIN TAX CONSIDERATIONS.

The following is a summary of certain material U.S. federal income tax consequences to beneficial owners of Securities upon the tender of Securities for cash pursuant to the Offer and the exchange of Securities for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of Securities in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Securities held as capital assets and does not address tax considerations applicable to any holder of Securities that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a Holder (as defined below) subject to the alternative minimum tax;

•	a Holder that received the Securities through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a person that holds the Securities as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	certain former U.S. citizens or long-term residents.

For purposes of this discussion, a “Holder” is a beneficial owner of a Share or Warrant. A “U.S. Holder” is a Holder that is: (i) a citizen or individual resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other business entity organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of a U.S. person and the primary supervision of a U.S. court or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A “Non-U.S. Holder” is any Holder other than a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Securities, the tax treatment of a Holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Securities pursuant to the Offer or pursuant to the Merger.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a summary of certain U.S. federal income tax consequences of the Offer and the Merger to a holder of Securities. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

U.S. Holders

Payments with Respect to Securities

The exchange of Securities for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Securities pursuant to the Offer or pursuant to the Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of backup withholding, if any) and the Holder’s adjusted tax basis in the Securities exchanged therefor. Gain or loss generally will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) held by such U.S. Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Securities is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

Payments with Respect to Securities

Payments made to a Non-U.S. Holder with respect to Securities exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax, unless

•

the gain, if any, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States (or, generally, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met.

If gain is effectively connected with the conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax, on a net income basis, on the gain derived from the sale or exchange, except as otherwise required by an applicable U.S. income tax treaty.

The Purchaser believes that the Company might be a U.S. real property holding corporation, and intends to treat the Company as such a corporation. Gain realized by a Non-U.S. Holder on the disposition of shares and certain other interests in a U.S. real property holding corporation is subject to U.S. federal net income tax, and the purchaser of any such interests is required to withhold 10% of the gross proceeds payable to non-U.S. sellers. An exception applies with respect to shares of a U.S. real property holding corporation that are regularly traded on an established securities market. No withholding is required from payment for such shares. Moreover, a holder of such shares is not subject to U.S. federal net income tax on gain on disposition of such shares provided that it has owned during the 5-year period ending on the date of the exchange, directly, indirectly or constructively, 5% or less of the regularly traded class of shares. The Purchaser intends to treat the Class A Common Stock as regularly traded on a securities market for purposes of these rules.

Information Reporting and Backup Withholding Tax

Proceeds from the exchange of Securities pursuant to the Offer or pursuant to the Merger generally will be subject to information reporting and will also will be subject to backup withholding tax at the applicable rate (in 2012, 28%) unless the Holder is a corporation or otherwise establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting if a U.S. Holder fails to provide an accurate taxpayer identification number or otherwise to establish a basis for exemption. A Holder can claim a credit against U.S. federal income tax liability for amounts withheld under the backup withholding rules, and it can claim a refund of amounts in excess of its liability by providing required information to the IRS.

Each U.S. Holder should complete and sign IRS Form W-9, which will be included with the applicable Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary. Each Non-U.S. Holder should complete and sign the applicable IRS Form W-8 certifying that such Non-U.S. Holder is not a U.S. person, or otherwise establish an exemption in a manner satisfactory to the Depositary.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Securities. Holders of Securities should consult their own tax advisors as to the particular tax consequences to them of tendering their Securities for cash pursuant to the Offer or exchanging their Securities for cash in the Merger under any federal, state, foreign, local or other tax laws.

7.	PRICE RANGE OF SHARES.

The Class A Common Stock is currently listed for trading on NASDAQ under the symbol “WWAY.” The Company’s Class A Common Stock is contained in the Russell Microcap Index. The Company’s warrants (“WWAYW”) and units, consisting of one share of Class A common stock and two warrants (“WWAYU”), ceased trading on NASDAQ following the expiration of the warrants on May 24, 2011. There is currently no established trading market for the Class B Common Stock, Preferred Stock or Warrants.

As of December 20, 2012, there were approximately 495 holders of record of the Class A Common Stock, one holder of record of the Class B Common Stock, one holder of record of the Preferred Stock and six holders of record of Warrants.

It is possible that the actual number of holders of the Class A Common Stock is substantially different than indicated because of such Class A Common Stock being held beneficially.

The following table sets forth, for the quarters indicated, the high and low sales prices per share of Class A Common Stock on NASDAQ as reported by published financial sources and the Company’s filings with the SEC.

	Class A Common Stock
	High	Low
Year Ended December 31, 2010
First Quarter	5.20	4.02
Second Quarter	4.51	3.48
Third Quarter	4.14	2.80
Fourth Quarter	4.31	3.20

Year Ended December 31, 2011
First Quarter	4.45	3.70
Second Quarter	4.85	4.02
Third Quarter	4.99	4.16
Fourth Quarter	6.60	3.78

Year Ended December 31, 2012
First Quarter	6.11	5.45
Second Quarter	6.30	5.25
Third Quarter	7.00	5.68

On December 19, 2012, the last full trading day before the Parent and the Company announced that they had entered into the Merger Agreement, the closing price per share of Class A Common Stock as reported on NASDAQ was $6.11.

On December 28, 2012, the last full trading day prior to the commencement of the Offer, the closing price per share of Class A Common Stock as reported on NASDAQ was $6.64.

Stockholders are urged to obtain a current market quotation for the Class A Common Stock.

8.	CERTAIN INFORMATION CONCERNING THE COMPANY.

All of the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto and should be considered in conjunction with the more comprehensive financial and other information in such reports (which may be obtained and inspected as described below) and other publicly available information. We have relied upon the accuracy of such information and have not made any independent attempt to verify the accuracy of such information.

General. The Company is a Delaware corporation and its principal executive offices are located at 365 Canal Street, Suite 2900, New Orleans, LA 70130. The telephone number at that address is (504) 525-9741.

The Company is a provider of bulk liquid storage and related value-added services, with a market position in the agricultural and chemical commodity sectors. The Company’s bulk liquid storage business is a global business with locations at key port and terminal sites throughout North America and in Western Europe and Asia. Its infrastructure includes a network of 25 terminals offering approximately 369 million gallons of bulk liquid storage capacity to manufacturers and consumers of agricultural and industrial liquids. The Company’s bulk liquid storage business has maintained a long-term presence in a number of highly strategic deep water ports around the world.

The Company is also a manufacturer and distributor of liquid animal feed supplements. The animal feed and feed supplement business conducted by the Company and its subsidiaries is referred to as the “Feed Business.”

Concurrently with the execution of the Merger Agreement, the Company, upon the unanimous approval of the Special Committee, entered into the Subsidiary Transfer Agreement, pursuant to which the Company has agreed to sell: (i) all of the issued and outstanding shares of capital stock of certain of its subsidiaries, and (ii) certain assets of its subsidiaries, including certain non-core European terminals, which, together, comprise the Feed Business (which, together with the other transactions contemplated by the Subsidiary Transfer Agreement, we refer to as the “Subsidiary Transfer”). Upon consummation of the Subsidiary Transfer, the Company will no longer be engaged in the Feed Business. For further discussion of the Subsidiary Transfer, see Section 12 – “The Merger Agreement; Other Agreements – Subsidiary Transfer Agreement” beginning on page 71.

As of December 20, 2012, there were 28,224,426 shares of Common Stock issued and outstanding (comprised of 14,571,663 shares of Class A Common Stock and 13,652,763 shares of Class B Common Stock) and 33,321,892 shares of Preferred Stock issued and outstanding, excluding the Shares held by the Company (as treasury stock or otherwise, which will not be tendered in the Offer and which will be cancelled without consideration in the Merger). As of December 20, 2012, there were six outstanding Warrants, representing 3,476,189 outstanding Warrant Shares. All six outstanding Warrants have a per share exercise price that is less than the Common Stock Offer Price and therefore qualify as In-the-Money Warrants under the Merger Agreement. For further discussion of the terms and conditions of the Merger Agreement, see Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement” beginning on page 45.

Available Information. The Class A Common Stock is registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such information will also be available in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as a “Schedule 14D-9”) and the Information Statement annexed thereto. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov).

Copies of such material also may be obtained by mail, upon payment of the SEC’s prescribed fees, from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

Financial Projections

In connection with due diligence by the Purchaser, the Company provided certain projected and budgeted financial information concerning the Company to the Purchaser. This information is described in the Schedule 14D-9, which will be filed with the SEC and is being mailed to the stockholders of the Company together with this Offer to Purchase. Stockholders of the Company are urged to, and should, carefully read the Schedule 14D-9.

9.	Certain Information Concerning the Purchaser and the Parent.

General. The Parent is a Delaware corporation and the Purchaser is a Delaware corporation. Both companies were formed on December 14, 2012, solely for the purpose of completing the proposed Offer and Merger and have conducted no business activities other than those related to the structuring, negotiating and implementing the Offer and the Merger.

Each of the Purchaser, as a wholly-owned subsidiary of the Parent, and the Parent has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, the Purchaser will cease to exist and the Company will continue as the Surviving Corporation. Until immediately prior to the time the Purchaser purchases the Securities pursuant to the Offer, it is not anticipated that the Parent or the Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to their formation and capitalization and related to the Offer and the Merger and the transactions contemplated by the Merger Agreement.

The Purchaser is a wholly-owned subsidiary of the Parent. The Parent is controlled by affiliates of the Guarantor. The principal business of the Guarantor is to make private equity and other types of investments. The Guarantor, acting by its general partner EQT Infrastructure II GP B.V., has provided a limited guarantee (which we refer to as the “Guarantee”) of the Parent’s and the Purchaser’s payment obligations in connection with the Offer and the Merger pursuant to the Merger Agreement. Under the Guarantee, in order to provide the Parent and the Purchaser with sufficient funds to satisfy their payment obligations under the Merger Agreement, the Guarantor has committed to purchase (or cause to be purchased) equity securities from the Parent in an aggregate amount not to exceed $419,300,000 at the Offer Closing and at the Effective Time, as applicable. For further discussion on the Guarantee, see Section 12 – “The Merger Agreement; Other Agreements – Guarantee” beginning on page 69.

The principal executive office of the Purchaser and the Parent is located at One North Lexington Avenue, 11th Floor, White Plains, New York 10601 and the telephone number of that address is (914) 220-0900. The Guarantor is located at World Trade Center Schiphol, H Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands and the telephone number at that address is (+31) 20 577-6679. The name, country of citizenship, present principal occupation or employment, name, principal business address and principal business of the corporation or other organization in which the employment is conducted and five-year employment history of each of the partners, controlling persons, directors or executive officers of the Purchaser, the Parent and Guarantor are listed in Schedule 1 to this Offer to Purchase.

Except as described above or in Schedule 1 hereto, during the last five years, none of the Purchaser, the Parent, the Guarantor or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule 1 to this Offer to Purchase: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described elsewhere in this Offer to Purchase or in Schedule 1 hereto (other than any Securities that may be deemed beneficially owned due solely by the entry into by the Parent and the Purchaser of the Support Agreements and other than the right to acquire the Top-Up Shares pursuant to the Merger Agreement): (i) none of the Purchaser, the Parent, the Guarantor or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule 1 to this Offer to Purchase or any associate or majority-owned subsidiary of any of such persons beneficially owns or has any right to acquire any Securities and (ii) none of the Parent, the Purchaser, the Guarantor or, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to in Schedule 1 hereto or any associate or majority-owned subsidiary of any such persons has effected any transaction in respect of any Securities during the past 60 days.

Except as described elsewhere in this Offer to Purchase, there are no present or proposed material agreements, arrangements, understandings or relationships between the Purchaser or any of its executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company and its executive officers, directors, controlling persons or subsidiaries, on the other hand. For a discussion of certain agreements entered into between the Parent and certain members of the Company’s management, see Section 12 – “The Merger Agreement; Other Agreements – Management Participation Agreements” beginning on page 71.

Except as set forth in this Offer to Purchase, none of the Purchaser, the Parent, the Guarantor or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule 1 hereto, has entered into any transaction with the Company or any of its executive officers, directors or affiliates during the past two years that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between the Purchaser, the Parent, the Guarantor or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule 1 to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company during the past two years. For a discussion of the negotiations leading up to the entering into the Merger Agreement, see Section 11 – “Background of the Offer; Contacts with the Company” beginning on page 35.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above.

The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

10.	SOURCE AND AMOUNT OF FUNDS.

We expect to require approximately $426,000,000 to complete the Offer and the Merger and to pay related transaction fees and expenses at the closing of the Merger. The Parent, our direct parent company, will provide us with sufficient funding to purchase all Securities accepted for purchase in the Offer to acquire the remaining Securities in the Merger. The Parent expects to fund the purchase of Securities pursuant to the Offer from cash received from the Guarantor in consideration of newly issued securities in the Parent, which the Guarantor has committed to purchase under the Guarantee, and to pay transaction fees and expenses from cash received from the Guarantor and/or existing cash of the Company, including the proceeds of the Subsidiary Transfer.

The Purchaser believes that the financial condition of the Parent and the Purchaser is not material to a decision by a holder of Securities whether to tender such Securities in the Offer because: (i) the Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (ii) the Offer is being made for all outstanding Securities solely for cash, (iii) the Offer is not subject to any financing condition, (iv) we, through the Parent, will have sufficient funds available to purchase all the Securities accepted for payment pursuant to the Offer in light of the Parent’s financial capacity in relation to the amount of consideration payable, (v) the performance and discharge of the Parent’s and the Purchaser’s payment obligations in connection the Offer and the Merger are guaranteed pursuant to the Guarantee provided by the Guarantor, and (vi) if we consummate the Offer, the consideration to be paid in the Merger for all Securities remaining outstanding following the Merger Closing will be the same price paid for comparable Securities in the Offer, both of which will be paid in cash and will be guaranteed by the Guarantor.

11.	BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

The Company Board and the Company’s management regularly review the Company’s results of operations and competitive position and periodically review the Company’s strategic options, including whether the continued execution of its strategy as a stand-alone company or a possible strategic transaction, including a sale of the

Company’s liquid feed supplement business (the “Feed Business”), the Company’s bulk liquid storage business (the “Terminals Business”), or the Company as a whole to a third party or other business combination, would offer the best opportunity to enhance stockholder value.

In late 2010, ED&F Man, the parent company of Agman, the Company’s largest stockholder, indicated that it was interested in purchasing the Feed Business and the Company’s bulk liquid storage terminals in Dublin, Ireland; Esbjerg, Denmark; and Grangemouth, Hull and Sandhills, Liverpool, United Kingdom (the “Non-Core Terminals”). ED&F Man signed a confidentiality agreement regarding the potential acquisition of the Feed Business and Non-Core Terminals in December 2010 and conducted due diligence.

At a meeting of the Company Board on May 11, 2011, the Company Board was advised by management that ED&F Man had decided that it did not want to proceed with a potential transaction outside of a formal auction process, which the Company did not plan to begin at that time. ED&F Man indicated that it would be interested in the future if a formal auction process was held.

On September 6, 2011, James B. Jenkins, the Company’s Chief Executive Officer, received a letter from ED&F Man expressing renewed interest in acquiring the Feed Business and the Non-Core Terminals, for $80,000,000, subject to confirmatory due diligence. Mr. Jenkins presented the indication of interest to the Company Board at a meeting on September 9, 2011. The Company Board discussed the potential transaction with ED&F Man and the idea of exploring strategic alternatives for the Company as a whole. Given ED&F Man’s relationship with the Company, the Company Board discussed the desirability of forming a Special Committee comprised of independent and disinterested directors. The Company Board adopted resolutions appointing each of Francis Jenkins, Jr., G. Kenneth Moshenek, John E. Toffolon, Jr. and Anthony Andrukaitis to the Special Committee to examine and evaluate the merits of a possible transaction with ED&F Man.

On September 13, 2011, the Special Committee held a telephonic meeting with representatives of Dechert LLP (“Dechert”), where it decided to retain Dechert to represent the Special Committee and received presentations from Evercore and Oppenheimer & Co., Inc. as potential financial advisors. At a telephonic meeting on September 15, 2011, the Special Committee resolved to engage Evercore as financial advisor and requested that Evercore prepare an engagement letter for the Special Committee’s consideration.

At telephonic meetings in September and November 2011, with representatives of Dechert present, the Special Committee reviewed the engagement letter drafted by Evercore and the terms of Evercore’s engagement. The Special Committee asked Evercore to provide a preliminary valuation of the Feed Business and Non-Core Terminals, and also to provide its view on the value of the business and operations that would remain with the Company, and its viability as a public company. At a meeting of the Special Committee on November 8, 2011, with representatives of Dechert and Evercore present, Evercore made a presentation to the Special Committee on its preliminary valuation of the Feed Business, the Non-Core Terminals and the Terminals Business, as well as the impact on the Company of various transaction scenarios. Based on Evercore’s presentation and recommendations of management, the Special Committee determined that it would maximize stockholder value to also explore strategic alternatives for the Terminals Business and the Company as a whole, rather than only exploring the potential sale of the Feed Business. On November 9, 2011, Evercore made a similar presentation on the Terminals Business to the entire Board, which authorized the Special Committee and Evercore to explore strategic alternatives for the sale of the Terminals Business and/or the Company.

By written consent on November 21, 2011, the Company Board authorized the Special Committee to, among other things, (i) consider and negotiate the possible transaction with ED&F Man or any third party and any possible transaction for the sale of the Terminals Business or the Company as whole, (ii) determine if any potential transaction is advisable, fair to and in the best interests of the Company, (iii) authorize and approve the consummation of a potential transaction regarding the Feed Business and Non-Core Terminals, whether with ED&F Man or otherwise and (iv) recommend that the Company Board authorize and approve any potential transaction involving the Terminals Business and, if necessary, submit such potential transaction to the Company’s stockholders.

On December 7, 2011, the Special Committee held a telephonic meeting with representatives of Dechert and Evercore at which it reviewed a presentation prepared by Evercore on the Terminals Business. The Special Committee discussed a draft press release announcing ED&F Man’s indication of interest in the Feed Business and Non-Core Terminals, and that the Company was also exploring strategic alternatives for the Company as a whole and the Terminals Business.

On December 15, 2011, the Company issued a press release announcing the receipt of an unsolicited preliminary offer from ED&F Man for the Feed Business and Non-Core Terminals, the formation of the Special Committee and the initiation of a strategic review process for the Company as a whole and the Terminals Business. The press release also included that the Special Committee had engaged Evercore as its financial advisor, thereby providing any interested party information as to how to communicate with the Special Committee.

On December 18, 2011, the Company received an unsolicited written proposal from Company A to acquire the Company, after the sale of the Feed Business and Non-Core Terminals, for $6.00 per share of Common Stock, $6.00 per share of Preferred Stock and $1.00 per share subject to each Warrant, subject to confirmatory due diligence and subject to the Company entering into an exclusivity agreement with Company A. The Special Committee held a telephonic meeting on December 20, 2011 with representatives of Dechert and Evercore to consider the proposal. The Special Committee concluded, with the assistance of Evercore, that the proposal substantially undervalued the Terminals Business and was not a basis to begin discussions or negotiations. The Special Committee concluded to invite Company A to execute a confidentiality agreement and conduct due diligence to raise its offer. On December 21, 2011, the Company issued a press release announcing the receipt of the proposal from Company A and the Special Committee’s determination that the proposal was too low to provide a starting point for negotiations.

Beginning in December 2011, Evercore contacted 21 potential strategic buyers and 34 potential financial buyers for the Terminals Business, 37 of which signed confidentiality agreements containing customary provisions, including standstill and non-solicitation provisions. During the same time period, Evercore had discussions with eight potential buyers for the Feed Business (including five strategic buyers) other than ED&F Man, two of which signed confidentiality agreements. Evercore also had discussions with each potential financial buyer for the Terminals Business to determine if there would be an interest in that party also acquiring the Feed Business and the Non-Core Terminals. Evercore provided to interested parties who had signed confidentiality agreements access to separate virtual data rooms for the Feed Business and the Terminals Business, which contained certain non-public information provided by the Company.

In January 2012, the Company received through Evercore eight preliminary, non-binding indications of interest from bidders for the Terminals Business, ranging in value from $340,000,000 to $437,000,000. Of those, six bidders were invited to conduct more detailed due diligence on the Company. Four of these potential buyers, Company B, Company C, Company D and Company E conducted due diligence on the Terminals Business through February, March and April 2012. Of the parties interested in the Feed Business, ED&F Man and two other parties conducted due diligence on the Company and the Feed Business data room was opened to ED&F Man, along with these other parties, in late February. The Special Committee met periodically throughout this time and was updated by Evercore on the status of the sale process.

On January 16, 2012, the Company and EQT Infrastructure Limited (“EQT Infrastructure I” and all references to any discussion, negotiation, meeting or interaction with EQT Infrastructure I shall hereinafter be understood to include EQT Infrastructure I’s affiliated advisors) entered into a confidentiality agreement.

As the process unfolded, other interested bidders for the Terminals Business, including Company F and Company G, were given access to the data room and conducted due diligence. In March 2012, Company G submitted a non-binding indication of interest with a preliminary valuation of $450,000,000 for the Terminals Business. Company F did not submit a bid.

Throughout this time, Dechert and the Special Committee began to develop draft agreements for the sale of the Feed Business and Non-Core Terminals and the sale of the Terminals Business. On March 10, 2012, the Special Committee held a telephonic meeting to discuss with representatives of Dechert an auction draft of an Agreement and Plan of Merger (“Auction Draft”) to be provided to bidders for the Terminals Business. The members of the Special Committee and representatives from Dechert discussed the key issues in the Auction Draft and Dechert revised the Auction Draft to incorporate the Special Committee’s comments. A revised draft was then posted to the data room for potential bidders on the Terminals Business.

At a telephonic meeting of the Special Committee on March 18, 2012 with representatives of Dechert, the Special Committee and Dechert reviewed the current draft of the Subsidiary Transfer Agreement for the sale of the Feed Business and Non-Core Terminals (as defined below in this Section 12 – “The Merger Agreement; Other Agreement – Subsidiary Transfer Agreement” beginning on page 71) and highlighted key issues for the Special Committee’s consideration. The Special Committee discussed those issues and provided feedback to Dechert. A revised draft was then posted to the data room for potential bidders on the Feed Business and Non-Core Terminals.

On March 19, 2012 one of the parties interested in the Feed Business submitted a non-binding indication of interest with a preliminary valuation of the Feed Business of $50,000,000 to $55,000,000, along with a request for exclusivity. Evercore pointed out to this party that it needed to increase its valuation to be competitive.

On March 20, 2012, the Special Committee entered into an engagement letter with Evercore, engaging Evercore to act as financial advisor to the Special Committee.

Discussions with Company B, Company D and Company E ended in April due to an inability to agree on price. Discussions with Company G continued throughout April and May, and concentrated on operating performance, deal financing and transaction structure. The Special Committee, at a meeting on May 4, 2012, with representatives of Dechert and Evercore present, considered an alternative transaction structure proposed by Company G. Although the Special Committee was open to exploring alternative deal structures, discussions with Company G ended in May primarily due to financing issues.

During this time, Reed Smith LLP (“Reed Smith”), counsel to ED&F Man, began providing comments to the draft Subsidiary Transfer Agreement posted in the data room and began negotiating the Subsidiary Transfer Agreement.

The Company, with the assistance of Evercore and Dechert, began working through the numerous details involved in separating the Feed Business and Non-Core Terminals from the Terminals Business, and Dechert and special counsel to the Company began drafting numerous transition agreements, including a Transition Services Agreement and HSE Transition Services Agreement and agreements governing property sharing arrangements at certain of the Company sites (the “Transition Agreements”) to govern transitional services to be provided by the Company to the purchaser of the Feed Business. After these were posted to the data room, Reed Smith also began negotiating the terms of these agreements. At a telephonic meeting of the Special Committee on May 22, 2012 with representatives of Evercore and Dechert, Evercore discussed with the Special Committee the current status of negotiations with ED&F Man for the purchase of the Feed Business and the Non-Core Terminals. Evercore reviewed the proposals received from other bidders for the Feed Business, none of which were as high as the proposal received from ED&F Man.

Discussions and diligence efforts continued with Company C through May and June 2012. In June, representatives from Company C met with the Company’s management and certain key customers. The Special Committee met periodically throughout this time and was updated by Dechert and Evercore on the status of the sale process.

Beginning in May 2012, three new potential buyers entered the sale process. These bidders, Company H, Company I and EQT Infrastructure I conducted extensive due diligence on the Company in June, July and August 2012. On June 4, 2012, the Special Committee received a non-binding indication of interest from Company H for the purchase of the Terminals Business, which was preliminarily valued at $500,000,000 subject to completion of satisfactory due diligence.

On June 11, 2012, the Special Committee held a telephonic meeting with representatives of Dechert and Evercore. Evercore provided an update on the status of the negotiations for the sale of the Terminals Business, including recent discussions with Company C and Company H. In part to spur more interest in the Feed Business, the Special Committee discussed issuing a press release to announce that it was in final negotiations for the sale of the Feed Business and Non-Core Terminals to ED&F Man and was negotiating with a select group of bidders for the sale of the Terminals Business. The Company issued such press release on June 13, 2012. On June 18, 2012, the Company entered into a letter agreement with Company C pursuant to which, for a period of 14 days from the date thereof, the Company would not enter into a definitive agreement for the sale of the Terminals Business with any other party. The Company, however, retained the right to continue negotiations and diligence efforts with other bidders during that time. In July 2012, discussions with Company C ended due to an inability to reach an agreement on price.

On June 27, 2012, the Special Committee received a non-binding indication of interest from Company I, which was preliminarily valued at $365,000,000 to $385,000,000, subject to completion of satisfactory due diligence.

In early July 2012, the Company revised its financial forecast for the remainder of 2012, lowering the forecast for the Terminals Business previously provided to potential bidders. This impacted the negotiations with bidders for the Terminals Business and slowed down the auction process as bidders re-assessed the valuations contained in their bids.

On July 11, 2012, the Special Committee held a telephonic meeting with representatives of Evercore and Dechert, where Evercore provided an update on the status of negotiations with the various bidders for the sale of the Terminals Business and discussed with the Special Committee the revised financial forecast for 2012.

On July 12, 2012, the Special Committee received a revised non-binding offer from Company H for the purchase of the Terminals Business, which was preliminarily valued at $385,000,000, subject to completion of satisfactory due diligence.

Throughout July and August 2012, representatives of Dechert and counsel for Company H exchanged drafts of the Merger Agreement and held several calls to discuss issues raised by the drafts.

On July 10, 2012, EQT Infrastructure I submitted a preliminary indication of interest to purchase all outstanding equity securities of the Company for $450,000,000, subject to completion of satisfactory due diligence. On August 2, 2012, the Company received a non-binding offer from EQT Infrastructure I to purchase all outstanding equity securities of the Company, after the sale of the Feed Business and Non-Core Terminals, with a preliminary valuation of $405,000,000, subject to satisfactory due diligence and also received revised bids from Company H and Company I at $410,000,000 and $415,000,000, respectively. After additional discussions with Evercore, EQT Infrastructure I also raised its bid to $415,000,000.

Also on August 2, 2012, the Company held a meeting of the Company Board at which it discussed the possibility of postponing its annual meeting of stockholders (“Annual Meeting”), which was scheduled for August 6, 2012. Given the ongoing negotiations with representatives of ED&F Man, EQT Infrastructure I, Company H and Company I, the Company Board determined that it was in the best interests of the Company’s stockholders to allow the Special Committee to continue to focus on the potential transactions.

The Special Committee held a telephonic meeting on August 3, 2012, with representatives of Dechert and Evercore, to discuss the proposals received from EQT Infrastructure I, Company H and Company I. The Special Committee discussed the proposals and requested that Evercore reach out to EQT Infrastructure I, Company H and Company I to obtain any other additional information that may assist the Special Committee in determining next steps.

On August 9, 2012, the Special Committee held a telephonic meeting with representatives of Dechert and Evercore, to further discuss the proposals received from EQT Infrastructure I, Company H and Company I. All three bidders had indicated they would like to move forward on an exclusive basis, but the Special Committee did not want to enter into exclusive negotiations with one bidder at that time. The Special Committee decided to move forward with two bidders, EQT Infrastructure I and Company I, on a non-exclusive basis and instructed Evercore to reach out to all three bidders to convey its decision.

Evercore held discussions with each of EQT Infrastructure I, Company H and Company I. EQT Infrastructure I declined to move forward on a non-exclusive basis. Company H and Company I, however, were willing to move forward on a non-exclusive basis, and the Special Committee agreed to move forward with those two bidders.

On August 21, 2012, the Special Committee held a telephonic meeting with representatives of Dechert and Evercore, at which Evercore provided an update on each of Company H’s and Company I’s due diligence progress. Dechert discussed the revised draft of the Agreement and Plan of Merger received from Company H and the new issues raised by Company H.

In late August and early September 2012, Dechert and counsel for Company I exchanged drafts of the Agreement and Plan of Merger and held several calls to discuss issues related to the Agreement and Plan of Merger.

Throughout the fall of 2012, Dechert and Reed Smith continued to exchange drafts of the Subsidiary Transfer Agreement and Transition Agreements, and held several conference calls to discuss open issues. At a telephonic meeting of the Special Committee, held on September 6, 2012 with representatives of the Special Committee and Dechert discussed the revised draft of the Agreement and Plan of Merger received from Company I. The Special Committee discussed the issues raised by the draft and also compared it to the draft submitted by Company H, which the Special Committee had discussed at its prior meeting.

On September 18, 2012, the Special Committee held a telephonic meeting with representatives of Dechert. At the meeting, Dechert reviewed the progress of Company H and Company I with regard to negotiations on the Agreement and Plan of Merger. Dechert also reviewed the current draft of the Subsidiary Transfer Agreement with ED&F Man and the Transition Agreements. The Special Committee discussed the open issues in the Subsidiary Transfer Agreement. The Special Committee also discussed the recent termination notice that the Company had received from a large supplier of the Feed Business and the impact that the termination would have on the negotiations with ED&F Man. The Special Committee also discussed the terms of the amendments to the molasses storage agreements between ED&F Man and the Company, which were contemplated to be entered into at closing of the sale of the Feed Business. The Special Committee invited Gene McClain, President of the Terminals Business, to attend its meeting and review the terms of the storage agreements. Mr. McClain described the negotiations with ED&F Man and reviewed market rates for molasses storage in the Houston area.

On September 25, 2012, the Special Committee held a telephonic meeting with representatives of Dechert. Dechert reviewed the current draft of the Subsidiary Transfer Agreement for the sale to ED&F Man, and updated the Special Committee on the remaining open issues. Dechert also discussed the status of the negotiations on legal matters with Company H and Company I.

On October 12, 2012, the Special Committee held a telephonic meeting with representatives of Evercore and Dechert. Evercore reviewed the status of the negotiations with Company H and Company I, and informed the Special Committee that Company I had determined not to move forward with a transaction at this time, but may be interested in the future. The Special Committee determined that it would be in the best interests of the Company’s stockholders to increase the number of participants in the auction process, so the Special Committee and Evercore discussed the possibility of approaching EQT Infrastructure II regarding entering into new negotiations. Dechert reviewed a new revised draft of the Agreement and Plan of Merger received from Company H.

On October 25, 2012, the Special Committee held a telephonic meeting with representatives of Evercore and Dechert. Evercore provided an update on the status of the negotiations with ED&F Man and Company H. Evercore discussed that EQT Infrastructure II would be willing to enter into negotiations if granted exclusivity.

The Special Committee discussed the terms on which it would be willing to enter into exclusivity with EQT Infrastructure II. Because Company H was not competitive on price and terms with EQT Infrastructure II, the Special Committee agreed to enter into exclusivity with EQT Infrastructure II.

On October 30, 2012, the Company entered into a confidentiality agreement and exclusivity letter agreement with EQT Infrastructure II GP B.V., acting as general partner of Guarantor (“EQT Infrastructure II” and all references hereinafter to EQT Infrastructure II shall be to EQT Infrastructure II acting in its capacity as general partner of Guarantor and all references to any discussion, negotiation, meeting or interaction with EQT Infrastructure II shall hereinafter be understood to include EQT Infrastructure II’s affiliated advisors). Pursuant to the exclusivity letter agreement, the Company agreed to negotiate only with EQT Infrastructure II until 8:00 am on November 20, 2012. During the period of exclusivity, the Company could not negotiate with or furnish information to other bidders, but could allow those who had already signed confidentiality agreements to have continued access to the virtual data room.

On November 6, 2012, the Company and EQT Infrastructure II entered into an amendment to the confidentiality agreement to permit EQT Infrastructure II to share confidential information with potential financing sources.

On November 8, 2012, Dechert received a revised draft of the Merger Agreement and the form of Tender and Voting Agreement (“Support Agreement”) from Freshfields Bruckhaus Deringer US LLP (“Freshfields”), counsel to EQT Infrastructure II.

Also on November 8, 2012, representatives of EQT Infrastructure II’s accountants met with representatives of the Company’s management to review accounting, finance and tax due diligence questions. During the week of November 12-16, 2012, EQT Infrastructure II and its engineering and technical team visited certain of the Company’s United States sites to conduct due diligence. On November 14, 2012, EQT Infrastructure II met with management of the Company’s sites in Baltimore and Philadelphia. EQT Infrastructure II’s environmental advisors held multiple conference calls with representatives of the Company beginning on November 12, 2012. Accounting, financial, tax, insurance and environmental due diligence continued to be conducted by EQT Infrastructure II and its advisors throughout November and December 2012.

On November 12, 2012, Dechert provided a revised draft of the Merger Agreement to Freshfields. On November 14, 2012, representatives of Dechert and Freshfields discussed the Merger Agreement via teleconference.

On November 15, 2012, the Special Committee held a telephonic meeting with representatives of Dechert and Evercore. Evercore discussed the progress that had been made with EQT Infrastructure II and advised the Special Committee that EQT Infrastructure II would like to extend the exclusivity period to November 30, 2012 to allow more time to complete due diligence. Dechert reviewed the comments that had been received from EQT Infrastructure II’s advisors regarding the Subsidiary Transfer Agreement with ED&F Man and reviewed the revised Merger Agreement that had been provided by advisors of EQT Infrastructure II. The Special Committee decided not to grant an extension of exclusivity at the meeting, but to reconsider the extension closer to the end of the period of exclusivity.

On November 16, 2012, Freshfields distributed a revised draft of the Merger Agreement to Dechert and on November 17, 2012, Dechert circulated a revised draft of the Support Agreement to Freshfields.

On November 18, 2012, representatives of Dechert and Reed Smith discussed EQT Infrastructure II’s comments regarding the Subsidiary Transfer Agreement and other open issues. On November 19, 2012, Dechert sent a revised draft of the Subsidiary Transfer Agreement to Reed Smith.

On November 18, 2012, representatives of Dechert and Reed Smith discussed EQT Infrastructure II’s comments regarding the Subsidiary Transfer Agreement and other open issues. On November 19, 2012, Dechert sent a revised draft of the Subsidiary Transfer Agreement to Reed Smith.

On November 20, 2012, Evercore and EQT Infrastructure II discussed the price that EQT Infrastructure II was prepared to offer for the purchase of the Company, and EQT Infrastructure II indicated that EQT Infrastructure II would need to reduce its bid price and would require more time to complete its confirmatory due diligence. EQT Infrastructure II requested an extension of the exclusivity period to complete this work. After consultation with the Special Committee, Evercore communicated to EQT Infrastructure II on November 21, 2012 that the exclusivity period would not be extended at the reduced offer price, but that EQT Infrastructure II was welcome to complete its due diligence on a non-exclusive basis.

On November 21, 2012, Dechert received a revised draft of the Subsidiary Transfer Agreement from Reed Smith.

On November 23, 2012, Dechert distributed a list of open issues related to the Merger Agreement to Freshfields, and on November 27, 2012, representatives of Dechert and Freshfields met via teleconference to discuss open issues in the Merger Agreement.

On November 25, 2012, representatives of Evercore and Company management held an update call with representatives of Company H, to update them on the recent business performance of the Company and developments in the sale process.

On November 27, 2012, Evercore discussed revised economic terms for the transaction with EQT Infrastructure II, including the treatment of various transaction fees and expenses, management compensation, key working capital items and profitability expected for the remainder of 2012.

On November 28, 2012, Dechert sent a revised draft of the Merger Agreement to Freshfields, and Freshfields provided Dechert with a draft of the Guarantee (as defined in this Section 12 – “The Merger Agreement; Other Agreements – Guarantee” beginning on page 69).

During the weeks of November 20, 2012 and November 26, 2012, representatives and advisors of the Company, Dechert, EQT Infrastructure II and Freshfields held several legal and business due diligence conference calls.

On November 28, 2012, representatives of Dechert and Freshfields met via teleconference to discuss open issues on the Support Agreement, and on November 29, 2012, Dechert circulated a revised draft of the Support Agreement to Freshfields. On November 29, 2012, Dechert also sent a revised draft of the Subsidiary Transfer Agreement to Reed Smith. On December 1, 2012, Dechert sent a revised draft of the Guarantee to Freshfields.

On November 29, 2012, Evercore had additional discussions with Company H regarding transaction structure and economic terms.

On November 29, 2012, the Special Committee held a telephonic meeting with representatives of Dechert and Evercore. Evercore discussed the negotiations with EQT Infrastructure II and its most recent discussions with Company H. Dechert reviewed the status of negotiations with EQT Infrastructure II on the Merger Agreement and with ED&F Man on the Subsidiary Transfer Agreement. Dechert provided a presentation to the Special Committee regarding its fiduciary duties in connection with the sale process under Delaware law.

On December 1, 2012 and December 7, 2012, representatives of Evercore and EQT Infrastructure II held additional discussions regarding the economic terms in the Merger Agreement.

On December 7, 2012, the members of the Company Board that were not members of the Special Committee met via teleconference with Dechert, and Dechert presented to the Board members regarding their fiduciary duties in connection with the sale process under Delaware law. Dechert also reviewed a draft of the Merger Agreement and discussed some of the material issues raised by Freshfields and EQT Infrastructure II in the negotiations. The Company Board members present on the teleconference discussed the presentation and asked questions of Dechert.

On December 8, 2012, the Special Committee held a telephonic meeting with representatives of Dechert and Evercore, at which Evercore presented to the Special Committee the updated purchase prices proposed by ED&F Man for purchase of the Feed Business and Non-Core Terminals and by EQT Infrastructure II for purchase of the Terminals Business. Dechert discussed that there were many logistical issues regarding the structure of the sale to ED&F Man, including issues with the sale of the Company’s joint venture interest to its joint venture partner in Australia, the timing and structure of the restructuring of the Company’s United Kingdom subsidiaries and complex tax structuring issues relating to the sale of the Company’s Korean, Danish and Irish subsidiaries. Not only did these issues need to be resolved between the Special Committee and ED&F Man, but representatives and advisors of EQT Infrastructure II also had to be comfortable with the resolution of these issues.

On December 10, 2012, Freshfields provided to Dechert a list of open issues on the various transaction documents, as well as revised drafts of the Support Agreement and Guarantee. During the week of December 10, 2012, Dechert circulated issues lists to Freshfields and Reed Smith, outlining the open issues in the Merger Agreement, Subsidiary Transfer Agreement, Support Agreement and Transition Agreements to be resolved, and representatives of Dechert held several conference calls with Freshfields and separate conference calls with Reed Smith to discuss and resolve those open issues. On December 11, 2012, representatives of Dechert and Freshfields held conference calls to discuss Freshfields’ comments on the Merger Agreement, Support Agreement, Guarantee and other ancillary documents.

On December 12, 2012, representatives of Dechert and Freshfields met via video-conference to negotiate remaining open issues in the Merger Agreement, resolving many of the issues. Dechert and Reed Smith held separate conference calls on December 12, 2012 to discuss remaining open issues in the Subsidiary Transfer Agreement. Also on December 12, 2012, Dechert circulated a revised draft of the Guarantee to Freshfields.

On December 13, 2012, Freshfields delivered a revised draft of the Merger Agreement to Dechert, and Dechert delivered a revised draft of the Support Agreement to Freshfields.

On December 14, 2012, Freshfields circulated a revised draft of the Guarantee to Dechert. From December 14 to December 19, representatives of Dechert held numerous conference calls with representatives of Reed Smith and separate conference calls with representatives of Freshfields regarding open issues in the Merger Agreement, Guarantee and Subsidiary Transfer Agreement. On December 15, 2012, Dechert sent a revised draft of the Guarantee to Freshfields, and on December 16, 2012 and December 18, 2012, Freshfields circulated revised drafts of the Guarantee to Dechert. On December 19 and 20, 2012, Dechert circulated revised drafts of the Subsidiary Transfer Agreement. On December 18, 2012, Dechert sent a revised draft of the Merger Agreement to Freshfields, and on December 19, 2012 Freshfields sent a revised draft of the Merger Agreement to Dechert. During this time, Evercore was engaged in almost daily discussions with EQT Infrastructure II and separately with ED&F Man regarding the pricing for the two transactions, focusing on cash balances, expected capital expenditures, recoverable insurance proceeds and transaction tax deductions. During the course of the day and into the late afternoon on December 20, 2012, Dechert, Freshfields and Reed Smith distributed final versions of each of the Merger Agreement, Guarantee and Subsidiary Transfer Agreement to representatives and advisors of ED&F Man, EQT Infrastructure II and the Special Committee.

Late on December 19, 2012, the Special Committee held a meeting via teleconference with representatives of Dechert and Evercore. Dechert described the recent negotiations with EQT Infrastructure II and ED&F Man, and presented a summary of the terms of the Subsidiary Transfer Agreement and the Merger Agreement. Representatives of Evercore reviewed Evercore’s financial analysis of the offer prices from ED&F Man and EQT Infrastructure II for the purchase of the Feed Business and European Terminals and for the purchase of the Company. The Special Committee was satisfied with the prices offered and the terms of the transaction documents, and the Special Committee agreed to meet again on the afternoon of December 20, 2012 following a meeting of the entire Company Board to be held in the morning of December 20, 2012.

In the morning of December 20, 2012, the Company Board held a telephonic meeting, with representatives of Dechert and Evercore, to discuss the terms of the Merger Agreement and representatives of Evercore reviewed Evercore’s financial analysis of the offer price from EQT Infrastructure II for the purchase of the Company.

Later in the afternoon on December 20, 2012, the Special Committee held a meeting via teleconference with representatives of Dechert and Evercore. Dechert and Evercore updated the Special Committee on the resolution of the outstanding issues from earlier in the day. Representatives of Evercore again reviewed Evercore’s financial analysis of the proposed transaction with ED&F Man and the proposed transaction with EQT Infrastructure II, Parent and Purchaser, and delivered Evercore’s oral opinions, which were later confirmed in writing, that, as of the date of the opinions, and subject to the various factors, assumptions and any limitations set forth in Evercore’s written opinions: (i) the $115,300,000 in cash to be received by the Company from ED&F Man for the sale of the Feed Business and the Non-Core Terminals was fair, from a financial point of view, to the Company and (ii) the $6.70 per share in cash to be received by the holders of shares of the Company’s Class A Common Stock and Class B Common Stock in the Offer and the Merger was fair, from a financial point of view, to such holders.

Representatives of Dechert provided a summary of the key provisions of the Merger Agreement, the Subsidiary Transfer Agreement and the Transition Agreements to the Special Committee. The Special Committee then discussed the proposed transactions as well as the fact that the Company had been exploring strategic alternatives for over a year in a publicly disclosed strategic review process, during which representatives of Evercore had reached out to or received inbound calls from over 50 parties, a number of which conducted due diligence on the Company. The Special Committee also considered the positive and negative factors and risks associated with the proposed transaction with EQT Infrastructure II, Parent and Purchaser.

After further deliberations, the Special Committee resolved, by unanimous vote: (i) that the terms of the Subsidiary Transfer Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Company, (ii) that the terms of the Merger Agreement, including the Offer, the Top-Up Option and the Merger, are fair to and in the best interests of the Company and the holders of the Company’s Class A Common Stock and Class B Common Stock, (iii) to approve the Purchase Agreement and the transactions contemplated thereby and (iv) to recommend to the Company Board that it approve the Merger Agreement, the Offer, the Top-Up Option and the Merger.

The Company Board met immediately following the meeting of the Special Committee and the Chairman of the Special Committee conveyed the Special Committee’s recommendation to the Company Board. Representatives of Evercore again reviewed Evercore’s financial analysis of the proposed transaction with EQT Infrastructure II, Parent and Purchaser, and delivered Evercore’s oral opinion, which was later confirmed in writing, that, as of the date of the opinion, and subject to the various factors, assumptions and any limitations set forth in Evercore’s written opinion, the $6.70 per share in cash to be received by the holders of shares of the Company’s Class A Common Stock and Class B Common Stock in the Offer and the Merger was fair, from a financial point of view, to such holders. The Company Board then (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, authorized and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger in accordance with the DGCL; (iii) resolved to recommend that the holders of the Securities accept the Offer and tender their Securities to the Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger; and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares in accordance therewith.

Thereafter, the parties executed the Subsidiary Transfer Agreement and the Merger Agreement. On December 20, 2012, the Company issued a press release announcing the execution of the Merger Agreement and the Subsidiary Transfer Agreement.

12.	THE MERGER AGREEMENT; OTHER AGREEMENTS.

Merger Agreement

This section summarizes the material terms of the Merger Agreement. The description in this section and elsewhere in this Offer to Purchase is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Exhibit (d)(1) and is incorporated by reference into this Offer to Purchase. As this section is only a summary of the material terms of the Merger Agreement, we encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Purchaser or the Company. Such information can be found elsewhere in this Offer to Purchase and in the public filings the Purchaser and the Company make with the SEC, as described in the section entitled, “Where You Can Find More Information,” in the forepart of this Offer to Purchase.

The Offer

Holders of Common Stock will receive the Common Stock Offer Price for each share of Common Stock that they validly tender in the Offer and do not validly withdraw. Holders of Preferred Stock will receive the Preferred Stock Offer Price for each share of Preferred Stock that they validly tender in the Offer and do not validly withdraw. Holders of Warrants with an exercise price that is less than the Common Stock Offer Price (which we refer to as “In-the-Money Warrants”) will receive the Warrant Offer Price for each Warrant Share that is subject to each Warrant that they validly tender in the Offer and do not validly withdraw. All outstanding Warrants are In-the-Money Warrants.

Conditions to the Offer

The obligation of the Purchaser to accept for payment and pay for any Securities validly tendered and not validly withdrawn pursuant to the Offer is subject to: (i) the satisfaction or waiver (by the Purchaser, the Parent and the Company) of the Minimum Condition, and (ii) the satisfaction or waiver (by the Parent or the Purchaser) of the other Offer Conditions. A full description of the Offer Conditions is set forth in Section 2 – “Certain Conditions of the Offer” beginning on page 22.

Subject to the satisfaction or waiver of the Offer Conditions, the Purchaser is obligated to consummate the Offer in accordance with its terms and accept for payment and pay for all Securities validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time.

Amendments

The Parent and the Purchaser expressly reserve the right to waive, in whole or in part, any Offer Condition that is waivable exclusively by them, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without the prior written consent of the Company, the Purchaser has agreed that it will not take any of the following actions unless otherwise provided in the Merger Agreement:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	change, modify or waive the Minimum Condition;

•	impose additional conditions to the Offer or modify or change any Offer Condition in a manner adverse in any material respect to any stockholder of the Company;

•	extend or otherwise change the Expiration Time;

•	change the form of consideration payable in the Offer; or

•	otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholder of the Company.

In addition, we are not permitted under applicable law to waive the Antitrust Condition.

Expiration; Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that the Offer will remain open until 12:00 midnight, New York City time, on the date that is twenty business days following the commencement (as defined under Rule 14d-2 of the Exchange Act) of the Offer (which we refer to as the “Initial Expiration Time”) or such later date and time to which the Initial Expiration Time is extended pursuant to the terms of the Merger Agreement. The Initial Expiration Time, or such later date and time to which the Initial Expiration Time is extended pursuant to the Merger Agreement is referred to as the “Expiration Time.”

The Merger Agreement contains provisions to govern the circumstances in which the Purchaser is required (or the Parent is required to cause the Purchaser to) to extend the Initial Expiration Time or the then- scheduled Expiration Time, to provide for a subsequent offering period, or to terminate the Offer. Specifically, the Merger Agreement provides that the Purchaser, in its sole discretion, may extend the Offer if any Offer Condition is not satisfied at the Expiration Time. In addition, if on the then-scheduled Expiration Time, any of the Offer Conditions is not satisfied or by waived by Purchaser, in the Purchaser’s sole discretion, the Purchaser will, at the Company’s request, extend the Offer for up to two additional successive periods of up to ten business days each, and a third additional successive period not to exceed ten business days if: (i) all of the Offer Conditions have been satisfied (other than the condition set out at sub-paragraph (c) of Section 2 – “Certain Conditions of the Offer” and those conditions to be satisfied at the Merger Closing or the Expiration Time, as the case may be, but subject to the satisfaction of such conditions) and (ii) the Company reasonably believes that the condition set out at sub-paragraph (c) of Section 2 – “Certain Conditions of the Offer” will be satisfied prior to the end of such additional ten business day period (or for such longer period as the parties may reasonably agree). The Purchaser must also extend the Offer to the extent required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. However, the Purchaser is not required in any event to extend the Offer: (i) beyond March 29, 2013 or (ii) if at any time that Parent or the Purchaser is permitted to terminate the Merger Agreement pursuant to its terms. The Merger Agreement also provides that the Purchaser may provide for a “subsequent offering period” and one or more extensions thereof, not to exceed ten business days in each instance (or for such longer period to which the Company reasonably agrees), in accordance with Rule 14d-11 of the Exchange Act, and reserve the right to do so in this Offer to Purchase.

The Purchaser is not permitted to terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company unless the Merger Agreement is terminated pursuant to its terms. If the Offer is terminated or withdrawn by the Purchaser, or the Merger Agreement is terminated pursuant to its terms, before the Purchaser has accepted for payment Securities tendered in the Offer, the Purchaser must promptly return, and cause any depository acting on its behalf to return, all tendered Securities to the registered holders thereof.

Subject to the terms and conditions of the Merger Agreement, the Parent is required to provide, or cause to be provided, to the Purchaser, on a timely basis, the funds necessary to pay for the Shares that the Purchaser is obligated to accept for payment, and pay for, pursuant to the Offer.

Top-Up Option

The Company has granted to the Purchaser an irrevocable option (which we refer to as the “Top-Up Option”), exercisable only on the terms and conditions set forth in the Merger Agreement, to purchase at a price per share equal to the Common Stock Offer Price paid in the Offer up to that number (but not less than that number) of newly issued shares of Common Stock (which we refer to as the “Top-Up Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned, directly or indirectly, by the Parent, the Purchaser and their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute no less than one share more than 90% of shares of Common Stock that will be outstanding immediately after the issuance of the Top-Up Shares. The Purchaser is permitted to assign its right to exercise the Top-Up Option to the Parent or any of its affiliates that becomes the owner of Shares purchased in the Offer.

The Top-Up Option is exercisable only once, in whole but not in part, at any time following the Offer Closing and prior to the earlier to occur of: (A) the Effective Time (as defined below in this Section under “– Closing; Effective Time of the Merger”) and (B) the termination of the Merger Agreement in accordance with its terms, subject to, among other conditions, the following:

•

upon exercise of the Top-Up Option, the number of shares of Common Stock owned, directly or indirectly, by the Parent or the Purchaser and their respective subsidiaries shall constitute no less than one share more than 90% of the number of shares of Common Stock that will be outstanding immediately after the issuance of the Top-Up Shares;

•

the Top-Up Option will not be exercisable for a number of shares of Common Stock in excess of the shares of Common Stock authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the shares of Common Stock issuable pursuant to all then-outstanding restricted stock units and any other rights to acquire Class A Common Stock as if such shares were outstanding);

•	the Purchaser shall have accepted for payment all Shares validly tendered in the Offer and not validly withdrawn;

•	the Purchaser shall have agreed to (and the Parent has agreed to cause the Purchaser to) consummate the Merger as promptly as practicable after the issuance of the Top-Up Shares; and

•

the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares is not be prohibited by any domestic or foreign laws regulations, decisions, judgments or similar actions of any governmental entity.

To exercise the Top-Up Option, the Purchaser may elect to pay the purchase price for the Top-Up Shares either: (i) in cash, (ii) by (A) paying in cash an amount not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note for the balance of the purchase price that is full recourse to the Parent and the Purchaser, bearing simple interest at a rate of 5% per annum and maturing on the first anniversary of the date of execution, or (iii) by a combination of cash and promissory note.

If the Parent, the Purchaser and any of their respective affiliates acquire at least 90% of the outstanding shares of Class A Common Stock and at least 90% of the outstanding shares of Preferred Stock, including through exercise of the Top-Up Option, the Purchaser will complete the Merger through the “short-form merger” procedures available under Delaware law. The parties acknowledged and agreed in the Merger Agreement that in an appraisal proceeding to determine the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL, to the fullest extent permitted by applicable law, the Surviving Corporation would not assert that the Top-Up Option, the issuance of the Top-Up Shares or the payment by the Purchaser to the Company of any consideration for the Top-Up Shares should be taken into account.

In the event of any change in the number of outstanding Shares or in the capital structure of the Company that has the effect of diluting the Purchaser’s rights under the Top-Up Option, the number of Top-Up Shares will be adjusted appropriately to restore the Purchaser its rights under the Top-Up Option as of the date of the Merger Agreement.

Directors

Subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, from the Offer Closing the Parent will be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of: (i) the total number of authorized directors on the Company Board

(giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of shares of Common Stock beneficially owned by the Parent and/or the Purchaser bears to the total number of shares of Common Stock outstanding. The Company has agreed to take all necessary actions to cause the Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of authorized directors and using reasonable best efforts to seek and accept resignations of incumbent directors. The Company has also agreed to cause the Parent director designees to constitute the number of members, rounded up to the next whole number, on: (A) each committee of the Company Board and (B) as requested by the Parent, each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. Our determination of whether to designate directors for election or appointment to the Company Board prior to the Effective Time will take into account the Shares committed under the Support Agreements and our ability to exercise the Top-Up Option, and, as a result, Parent’s and our ability to effect a “short form” merger with the Company under Delaware law immediately following the Offer Closing. We currently do not intend to designate directors for election or appointment to the Company’s Board following the Offer Closing and before the Effective Time pursuant to the Merger Agreement.

If we do designate directors for election or appointment to the Company Board, until the Effective Time (as defined below in this Section under “Closing; Effective Time of the Merger”), the approval of a majority of the directors of the Company then in office who were not designated by the Parent will be required to authorize: (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action pursuant to the Merger Agreement by the Parent or the Purchaser and (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company.

The Merger

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of the Purchaser with and into the Company, subject to the terms and conditions of the Merger Agreement. After the Merger, the Company will continue as the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”). At the Effective Time (as defined below in this Section under “Closing; Effective Time of the Merger”) each share of common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock of the Surviving Corporation.

The directors and officers of the Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended as provided in the Merger Agreement, and as so amended, will be the certificate of incorporation of the Surviving Corporation. In addition, the by-laws of the Company as in effect immediately prior to the Effective Time will be amended and restated as provided in the Merger Agreement and, so amended and restated, will be the by-laws of the Surviving Corporation.

Closing; Effective Time of the Merger

The closing of the Merger (which we refer to as the “Merger Closing”) will take place at 10:00 A.M., New York City time, as soon as practicable (and, in any event, within three business days) after satisfaction or, to the extent permitted under the Merger Agreement, waiver of all the conditions to the Merger (as described below, “Conditions to the Consummation of the Merger”) unless the Merger Agreement has been terminated pursuant to its terms or another date is agreed to in writing between the parties. We refer to the actual date of the Merger Closing as the “Merger Closing Date.”

The effective time of the Merger (which we refer to as the “Effective Time”) will occur at the Merger Closing when the certificate of merger or a certificate of ownership and merger (which we refer to as the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or at such later date and time as may be agreed between the parties and specified in the Certificate of Merger.

Merger Consideration

Capital Stock

At the Effective Time (other than: (i) shares of Common Stock owned by the Parent, the Purchaser or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries (which we refer to as “Excluded Shares”) and (ii) Dissenting Shares):

•

each share of: (i) Class A Common Stock and (ii) Class B Common Stock issued and outstanding immediately prior to the Effective Time (including any share of Common Stock granted to an employee, officer, director or independent contractor of the Company or any of its subsidiaries that is subject to forfeiture upon the occurrence (or non-occurrence) of certain events (each of which we refer to as a “Restricted Share”)) will be converted into the right to receive, in cash and without interest, an amount equal to the Common Stock Offer Price (which we refer to as the “Common Merger Consideration”) less any applicable withholding taxes; and

•

each share of Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in cash and without interest, an amount equal to the Preferred Stock Offer Price (which we refer to as the “Preferred Merger Consideration”) less any applicable withholding taxes.

Excluded Shares will be cancelled without payment of consideration and Dissenting Shares will be treated as described immediately below.

Treatment of Warrants

Each Warrant issued and outstanding immediately prior to the Effective Time (all of which will be In-the-Money Warrants if outstanding and not tendered in the Offer) will be cancelled and converted into the right to receive an amount in cash equal to the Warrant Offer Price, multiplied by the number of Warrant Shares subject to such Warrant (which we refer to as the “Warrant Merger Consideration,” and together with the Common Merger Consideration and the Preferred Merger Consideration, as the “Merger Consideration”), less any applicable withholding taxes.

Treatment of Stock-Based Compensation

Effective immediately prior to the Effective Time and in accordance with the applicable Company stock incentive plan and related agreements, each Restricted Share that is then outstanding and unvested will immediately vest and become nonforfeitable and, at the Effective Time, will be treated in the same manner as each other then outstanding share of Class A Common Stock in the Merger.

Dissenting Shares

No person who has perfected a demand for appraisal rights under Section 262 of the DGCL with respect to its Shares (which we refer to as “Dissenting Shares”) will be entitled to receive the merger consideration until any such right to appraisal has been effectively withdrawn or lost under the DGCL. Instead a holder of Dissenting Shares will be entitled to only such rights as are granted by Section 262 of the DGCL.

Payment Procedures

Prior to the Effective Time, the Parent will appoint an exchange agent reasonably acceptable to the Company (which we refer to as the “Exchange Agent”) to handle the exchange of: (i) the Certificates, (ii) Shares held in book-entry form (which we refer to as the “Book-Entry Shares”) and (iii) the Warrants for the Merger Consideration. On and after the Effective Time, the Parent will deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Shares and the Warrants (except for payments in respect of Restricted Shares, which are to be made through the Surviving Corporation’s payroll) (which we refer to as the “Exchange Fund”). The Parent is required to deposit sufficient funds in the Exchange Fund to make all payments required under the Merger Agreement, and the Parent and the Surviving Corporation will be liable for the payment of such amounts. The Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Securities for the Merger Consideration.

Promptly after the Effective Time, the Parent will send, or will cause the Exchange Agent to send, to each record holder of Securities at the Effective Time, a Letter of Transmittal and instructions for use in such exchange. The Letter of Transmittal will provide that delivery will be effected and risk of loss and title will pass, only upon the delivery of the Certificates (or affidavit of loss/indemnity thereof) for use in such exchange. If you hold Securities in certificated form, you will not be entitled to receive the Merger Consideration until you surrender the Certificates representing your Securities for cancellation (or affidavit of loss/indemnity in lieu thereof), together with a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to the instructions thereto. Holders of Book-Entry Shares will be entitled to receive the Merger Consideration upon receipt by the Exchange Agent of an “Agent’s Message” (or such other evidence as the Exchange Agent may reasonably request) and will not be required to deliver a Letter of Transmittal to the Exchange Agent in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger Agreement. After the Effective Time, until so surrendered or transferred, as the case may be, and subject to the terms of the Merger Agreement, Securities, as applicable, will only represent the right to receive the Merger Consideration payable in respect thereof. No interest will be paid or accrued on the cash payable upon the surrender or transfer of any Share or Warrant. Upon payment of the Merger Consideration pursuant to the provisions of the Merger Agreement, each Certificate or Warrant so surrendered will immediately be cancelled.

Termination of Exchange Fund

Any portion of the Exchange Fund that remains unclaimed by the holders of Securities for twelve months after the Effective Time will be returned to the Parent, upon demand. Any such holder who has not complied with the payment procedures described above prior to that time may thereafter look only to the Parent and/or the Surviving Corporation for payment of the Merger Consideration. None of the Parent, the Purchaser, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of Securities for any amounts paid to a public official pursuant to applicable abandoned property, escheat or other applicable laws. Any amounts remaining unclaimed by holders of Securities two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) will become, to the extent permitted by applicable law, the property of the Parent free and clear of any claims or interest of any person previously entitled thereto.

No Transfers Following the Effective Time

All Merger Consideration paid in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Securities. No further registration of transfers of Shares on the stock transfer books of the Surviving Corporation that were outstanding immediately prior to the Effective Time will be allowed from or after the Effective Time. Any Certificates or Book-Entry Shares presented to the Surviving Corporation after the Effective Time will be cancelled and exchanged for the Merger Consideration to which the holder is entitled pursuant to the Merger Agreement.

Adjustments

If at any time between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company occurs (other than the issuance of additional shares of capital stock of the Company, but only to the extent permitted by the Merger Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to the Merger Agreement will be appropriately and equitably adjusted to reflect such change.

Withholding Rights

Any amounts required to be deducted and withheld from payments made pursuant to the U.S. Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax law, may be deducted and withheld from the payment of the Offer Price and any amounts payable for Restricted Shares or otherwise payable under the Merger Agreement. To the extent that an amount is so deducted and withheld, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made. The parties have agreed that no party will withhold any amounts pursuant to Section 1445 of the Code with respect to shares of Class A Common Stock.

Lost Certificates

If you have lost, or had stolen or destroyed, any Certificate you may still receive the Merger Consideration in respect of the Securities formerly represented by such Certificate. In order to receive such Merger Consideration you will be required to provide an affidavit to the fact you have lost, or had stolen or destroyed, any Certificate and, if required by the Parent or the Surviving Corporation, to post a bond, in such reasonable amount as the Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate.

Representations and Warranties

The Merger Agreement contains various representations and warranties made by the Company to the Parent and the Purchaser and representations and warranties made by the Parent and the Purchaser to the Company. The representations and warranties contained in the Merger Agreement were made as of specific dates, were the product of negotiations among the Company, the Parent and the Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including in the disclosure letter the Company delivered to the Parent and the Purchaser prior to the signing of the Merger Agreement. The Company disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties of the Company set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement are intended solely to allocate risk between the Company, on the one hand, and the Parent and the Purchaser, on the other hand, rather than to establish matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the Company, the Parent and the Purchaser that may be different from those that are applicable to the Company’s stockholders. Additionally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement may not represent the actual state of facts about the Company, the Parent or the Purchaser. The Purchaser will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under the U.S. federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure to the extent required by U.S. federal securities laws.

In the Merger Agreement, the Company made customary representations and warranties to the Parent and the Purchaser that are subject to, in some cases, specified exceptions and qualifications contained in the Merger

Agreement and the matters contained in the disclosure letter delivered by the Company in connection with the Merger Agreement with respect to, among other things:

•	corporate matters related to the Company and its subsidiaries, such as organization, standing, qualification, power and authority;

•	its capitalization, indebtedness and stock awards;

•	absence of encumbrances on the Company’s ownership of its subsidiaries;

•

the Company’s corporate power and authority to execute, deliver and perform the Merger Agreement and, subject to, in the case of the consummation of the Merger, the approval of the Company’s stockholders, if required by applicable law, to consummate the transactions contemplated thereby;

•

the unanimous approval and declaration of advisability of the Merger Agreement and the Merger and other transactions contemplated thereby by the Company board, and the resolution to recommend that the Company stockholders accept the Offer, tender their Shares in the Offer and, if required, adopt the Merger Agreement and approve the Merger and other transactions contemplated thereby, and authorize and approve the Top-Up Option and the issuance of the Top-Up Shares;

•

the absence of any conflict with, or violation or breach of, or default under (or similar result with respect to) the governing documents of the Company or any of its subsidiaries, applicable law, permits or material agreements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties, rights or other assets is bound or subject, as a result of the Company’s entering into and performing under the Merger Agreement and the transactions contemplated thereby;

•	the absence of any required governmental consents, approvals, notices and filings, other than those set forth in the Merger Agreement;

•	compliance with laws, permits and licenses;

•

compliance of the Company’s SEC filings with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the preparation of financial statements included therein in accordance with GAAP;

•

accuracy of information supplied for purposes of the Tender Offer Statement on Schedule TO filed by the Purchaser with the SEC with respect to the Offer, this Offer to Purchase, the Letter of Transmittal, Schedule 14D-9 and the Proxy Statement;

•	disclosure controls and procedures and internal controls over financial reporting;

•

since September 30, 2012, the absence of any change, event, effect, development, fact, condition, or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect on the Company;

•

since September 30, 2012: (i) the conduct of business of the Company and its subsidiaries in accordance with the ordinary course and (ii) the absence of certain actions taken by the Company or any of its subsidiaries which, if taken after the date of the Merger Agreement, would require the Parent’s consent under the Merger Agreement;

•	the absence of off-balance sheet arrangements;

•	the absence of undisclosed liabilities;

•	the absence of litigation, investigations and governmental orders;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor matters;

•	intellectual property;

•	taxes;

•	material contracts and the absence of any default under any material contract;

•	real and personal property;

•	insurance;

•	effect of the Subsidiary Transfer on the Company and its subsidiaries;

•	environmental matters;

•	receipt of opinions from the Company’s financial advisors;

•	the inapplicability of state takeover statutes;

•	the vote required for adoption of the Merger Agreement and approval of the transactions contemplated thereby;

•	absence of undisclosed related party transactions;

•	absence of undisclosed brokers’ and finders’ fees;

•	the absence of any non-competition agreement or exclusivity arrangements; and

•	key customers.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For the purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, occurrence, or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, excluding in each case the impact of:

(a)	changes or developments generally affecting the economy, financial, banking, credit or securities markets;

(b)	changes in laws, regulations, GAAP or accounting principles or regulations of the SEC or the interpretation thereof;

(c)	any failure of the Company and its subsidiaries to meet revenue or earnings projections, forecasts, estimates or expectations (whether internal or published by the Company or third parties) or any decline in the credit rating of the Company or any of its subsidiaries, but excluding the underlying causes of any such change, failure or decline;

(d)	the announcement or consummation of the transactions contemplated by the Merger Agreement or the failure to obtain any consent (but this exception will not be taken into account for purposes of determining whether the representations, warranties, covenants and conditions relating to absence of conflicts, breaches or defaults or required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon entering into the Merger Agreement or consummation of the transactions contemplated thereby);

(e)	any outbreak or escalation of war or any act of terrorism;

(f)	natural disasters, including hurricanes and tropical storms;

(g)	general changes in industries in which the Company and its subsidiaries operate;

(h)	any effect arising out of any action taken at the request or with the consent of the Parent or the Purchaser;

(i)	any changes in the market price or trading volume of shares of Common Stock, but excluding the underlying causes of such change or failure; or

(j)	the assets and liabilities of the Feed Business that are to be sold pursuant to the Subsidiary Transfer Agreement (but subject to the consummation of the transactions contemplated thereby), for which the Company will be indemnified in full pursuant to the Subsidiary Transfer Agreement, except in the cases of clauses (a), (b), (e) or (g), to the extent that such event, change or effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its subsidiaries conduct their businesses.

In the Merger Agreement, each of the Parent and the Purchaser has, jointly and severally, made customary representations and warranties to the Company with respect to:

•	corporate matters, such as organization, standing, qualification, power and authority;

•	its corporate power and authority to execute and perform the Merger Agreement and to consummate the transactions contemplated thereby;

•

the absence of any conflict with, or violation or breach of, or default under (or similar result with respect to) its governing documents, applicable law, permits or material agreements to which it is a party or by which its properties, rights or other assets is bound or subject, as a result of it entering into and performing under the Merger Agreement and the transactions contemplated thereby;

•

the absence of any required governmental consents, approvals, notices and filings, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in respect of the Merger, filings under the Exchange Agent as may be required in connection with the Merger Agreement, the Offer and the Merger, such consents that may be applicable under applicable antitrust laws or state securities or “blue sky” laws, the securities laws of any foreign country and the rules and regulations of NASDAQ and such other customary filings, approvals and notices which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent’s or the Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement;

•	financial capability and the enforceability of the Guarantee;

•	the absence of litigation, investigations and governmental orders;

•	capitalization of the Purchaser;

•	accuracy of information supplied for purposes of the Offer Documents and the Company Proxy Statement;

•	ownership of securities of the Company;

•	absence of an interest in any competitor to the Company;

•	absence of other Company representations and warranties;

•	inapplicability of DGCL Section 203; and

•	the taxable year end of the Company as a result of the Merger.

Some of the representations and warranties in the Merger Agreement made by the Parent and the Purchaser are qualified as to “materiality” or circumstances which would have a material adverse effect on Parent’s and the Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement survive the Effective Time. This limitation does not apply to any covenant of the parties which, by its terms, contemplates performance after the Effective Time.

Conduct of Business Pending the Merger

The Merger Agreement provides that until the Effective Time, except: (i) as expressly contemplated by the Merger Agreement, (ii) as expressly contemplated by the Subsidiary Transfer Agreement, (iii) as required by applicable law or (iv) as may be consented to in writing by the Parent (not to be unreasonably withheld, conditioned or delayed) the Company will, and will cause each of its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice; and

•

use its reasonable best efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ current officers and employees, to preserve its and its subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other persons having business relations with it.

In addition, until the Effective Time, and subject to the same exceptions as set forth above and certain other exceptions set forth in the Company disclosure letter, the Company has agreed that it will not, and will not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds and exceptions specified in the Merger Agreement:

•	amend or propose to amend its organizational documents;

•	split, subdivide, combine or reclassify any securities of the Company or any of its Subsidiaries;

•

repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities of the Company or any subsidiary (other than with respect to any options granted under any employee benefit plan, or stock purchase, incentive, stock incentive, severance, employment, retention, change-in-control, individual consulting, retirement and deferred compensation plan, agreement, program, policy or arrangement, in each case, whether written or unwritten, or funded or unfunded, maintained, contributed to, or required to be contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries or under which the Company or any of its subsidiaries has or may reasonably be expected to have any liability, other than any such plan, agreement, program, policy or arrangement maintained by a governmental entity or any multiemployer plan in effect on the date of the Merger Agreement and listed in the Company disclosure letter (which we refer to as a “Company Benefit Plan”) or any Restricted Shares outstanding as of the date of the Merger Agreement);

•

declare, set aside or pay any dividend or distribution in respect of, or enter into any contract with respect to the voting or registration of, any shares of its capital stock (other than dividends from a direct or indirect wholly-owned subsidiary);

•

issue, deliver, grant, sell, pledge, transfer, dispose of or encumber any securities of the Company or any of its subsidiaries or issue or grant any Company stock option, subject to certain customary exceptions;

•

(i) except as required by the terms of any Company benefit plan, transfer, license, sell, lease or otherwise dispose of any assets, except for obsolete equipment or assets being replaced in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger);

•

repurchase, prepay or incur indebtedness for borrowed money or assume, guarantee or endorse indebtedness of another person, other than borrowings pursuant to the Company’s and its subsidiaries’ revolving credit arrangements or capital leases set forth in the Company disclosure letter delivered by the Company to the Purchaser and the Parent prior to the signing of the Merger Agreement or in the ordinary course of business consistent with past practice;

•	abandon, encumber, convey title, exclusively license or grant any right or other licenses to material intellectual property of the Company;

•

institute, settle or compromise any legal actions pending or threatened before any arbitrator, court or other governmental entity against the Company or any of its subsidiaries, other than the settlement of legal actions that require payments by the Company or any of its subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $500,000 and that does not involve a conduct remedy or injunctive or similar relief or have a restrictive impact on the Company’s business or allege that the Company or any of its subsidiaries infringe, violate or misappropriate the intellectual property of any person, except for any legal action brought against the Parent or the Purchaser arising out of a breach or alleged breach of the Merger Agreement by the Parent or the Purchaser;

•	make any change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

•

(i) settle or compromise any material tax claim, audit or assessment, (ii) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any material tax returns of the Company or of its subsidiaries, or (iv) enter into any material closing agreement or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

•	grant any lien on any of its assets, other than certain permitted liens;

•

make or forgive any loan for borrowed money, other than loans made in accordance with the terms of a Company Benefit Plan sponsored or maintained by the Company or any of its subsidiaries in the United States;

•

acquire equity interests in, or all or substantially all of the material assets of, any business or any division thereof, or make any loan, advance or capital contribution to, or investment in, any business or any division thereof;

•

(A) establish, adopt, enter into, amend or modify any Company Benefit Plan (or any plan that would be a Company Benefit Plan if in effect on the date of the Merger Agreement) in a manner that would increase the liability of the Company or any of its subsidiaries, except for amendments required by applicable law or required to maintain the tax-qualified status of any Company Benefit Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, (B) (i) grant or agree to grant any new retention, change-of-control or similar type of bonus to (or enhance any such existing arrangement with) any current or former director, officer, employee or individual independent contractor of the Company or any of its subsidiaries, (ii) grant or agree to grant any new severance or termination pay entitlement to (or enhance any such existing arrangement with) any current or former director, officer, employee or individual independent contractor of the Company or any of its subsidiaries or (iii) make payment on any arrangement described in clause (i) or (ii), subject to customary exceptions, (C) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Benefit Plan to the extent not contemplated by the terms of the Merger Agreement or required by such Company Benefit Plan as in effect on the date of the Merger Agreement, (D) remove any auditor or any director or terminate any officer of the Company or its subsidiaries, in any case, other than for cause or disability, or (E) otherwise increase wages, salaries, bonuses or other material compensation or material benefits payable to any director, officer or employee of the Company or any of its subsidiaries, except for increases to base salary of non-executive employees in the ordinary course of business consistent with past practice, and not exceeding 5% per employee;

•

renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would materially restrict or limit the operations of the Company or any of its subsidiaries (or the Parent or any of its affiliates after the consummation of the Merger), other than agreements in the ordinary course of business consistent with past practice;

•

except as contemplated by the Memorandum of Understanding (as described below in the subsection titled “Memorandum of Understanding”), amend, modify, extend, renew, supplement, terminate or enter into any lease or sublease of real or personal property (whether as a lessor, sublessor, lessee, or sublessee) or any renewals thereof involving a rental obligation exceeding $500,000 per annum per any such lease or for a term of more than five years, other than in the ordinary course of business consistent with past practice;

•	purchase or lease (as lessee), or enter into any contract for the purchase or lease (as lessee) of, any assets, other than in the ordinary course of business;

•

demolish, remove, modify or alter in any material way any of the existing improvements or erect new improvements on the Company’s owned or leased real estate, or any portion thereof, other than in the ordinary course of business consistent with past practice;

•

(i) enter into any transaction, contract or commitment that provides for payments over the term of the contract or commitment of more than $500,000 to or from the Company or any of its subsidiaries or that cannot be terminated by the Company or any of its subsidiaries, on less than ninety calendar days’ notice, (ii) materially amend, modify, change, or terminate any material contract or intellectual property agreement to which the Company or any of its subsidiaries is a party, or waive, release, or assign any material rights or claims thereunder, (iii) waive or permit the loss of any material Permits or rights of substantial value, or (iv) cancel any material debt or claim;

•	other than actions to remove the Transfer Subsidiaries from coverage, terminate or cancel, or amend or modify in any respect, any insurance policies referred to in the Merger Agreement;

•

except in the ordinary course of business consistent with past practice, delay the satisfaction or discharge of any accounts payable or trade payables or accelerate the collection of any accounts receivable; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

In addition to the foregoing, until the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company and the Parent have agreed they will not, and will not permit any of their respective subsidiaries to, take, or agree or commit to take, without the prior written consent of the other (which consent will not be unreasonably conditioned, withheld, or delayed), any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

The restrictions described above will not apply to the Transfer Subsidiaries, provided that any such action taken or not taken would not have any adverse effect on the Company after giving effect to the Subsidiary Transfer and would not reasonably be expected to prevent or materially delay the consummation of the transactions under the Merger Agreement.

No Solicitation

Except as permitted in the “no-shop” provisions of the Merger Agreement, or in the “no-shop” provisions of the Subsidiary Transfer Agreement with respect to the Transfer Subsidiaries, the Company has agreed to, and to cause its affiliates and their respective directors, officers, employees, advisors, investment bankers, consultants, other agents and representatives (which we refer to collectively as “Representatives”) to, cease and terminate any existing discussions or negotiations with any person (other than the Parent and the Purchaser) with respect to a Takeover Proposal (as defined below).

In addition, except as permitted in the “no-shop” provisions of the Merger Agreement, or in the “no-shop” provisions of the Subsidiary Transfer Agreement with respect to the Transfer Subsidiaries, the Company has agreed that it will not, and will not permit any of its affiliates or their respective Representatives to, directly or indirectly:

(i)	initiate, solicit, or knowingly encourage or facilitate any inquiries, discussions or offers or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal;

(ii)	engage in, continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal, or provide any non-public information or data to any person relating to the Company or any of its subsidiaries, or afford to any person access to the business, properties, assets or personnel of the Company or any of its subsidiaries;

(iii)	approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement (as defined below)) relating to a Takeover Proposal (which we refer to as a “Company Acquisition Agreement”); or

(iv)	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

The Merger Agreement does not prevent the Company from taking any of the following actions prior to the Offer Closing if the Company receives a bona fide written Takeover Proposal from any person that did not arise out of any breach of the non-solicitation provision in the Merger Agreement:

(i)	provide information in response to a request therefor by such person if the Company receives from such person (or has received from such person) an executed confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined in Section 12 – “The Merger Agreement; Other Agreements – Confidentiality Agreement”) and does not prohibit the Company from complying with the “no shop” restrictions in the Merger Agreement (which we refer to as an “Acceptable Confidentiality Agreement”) and concurrently provides such information to the Parent or the Purchaser, to the extent not previously provided; and

(ii)	engage or participate in any discussions or negotiations with such person,

if and only to the extent that prior to taking any action described above, (x) the Company Board determines in good faith, after receiving the recommendation of the Special Committee and after consultation with outside legal counsel, including legal counsel to the Special Committee, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, (y) based on the information then available, the Company Board determines in good faith, after receiving the recommendation of the Special Committee and after consultation with Evercore Group LLC, the Company’s financial advisor, that such Takeover Proposal either constitutes a Superior Proposal (as defined below) or would reasonably be expected to result in a Superior Proposal and (z) the Company has provided prior oral and written notice to the Parent and the Purchaser of the determination of the Company Board.

The Company is also required to notify the Parent promptly (but no later than forty-eight hours) following receipt by the Company (or any of its Representatives) of any Takeover Proposal (or any inquiry or request for negotiating or discussing a Takeover Proposal) or any request for information in connection with any Takeover Proposal. The notice must specify the identity of the party who made such Takeover Proposal or request and all of the material terms and conditions of such Takeover Proposal and attach the agreement and all material related documentation providing for any such Takeover Proposal or request. The Company must also advise the Parent and the Purchaser of any material amendments to any such Takeover Proposal or request as promptly as reasonably practicable (and in any event on a daily basis) after the making thereof and keep the Parent and the Purchaser reasonably informed of the status and terms thereof. The Company has agreed not to enter into any agreement with any person which would prevent the Company from complying with the provisions of the Merger Agreement.

We refer to a “Takeover Proposal” as any written proposal or offer from any person (other than the Parent and its subsidiaries, including the Purchaser) relating to directly or indirectly any: (a) acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets (excluding the assets of the Transfer Subsidiaries) or to which 20% or more of the Company’s net revenues or net income on a consolidated basis (excluding the net revenues or net income, as applicable, of the Transfer Subsidiaries) are attributable, (b) acquisition of 20% or more of the equity interests of the Company (by vote or value), (c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the equity interests of the Company (by vote or value), (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person would own 20% or more of the equity interests (by vote or value), consolidated assets, net revenues or net income of the Company, taken as a whole (but exclusive of the Transfer Subsidiaries) or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration and payment of an extraordinary dividend by the Company (in cash, property or otherwise).

We refer to a “Superior Proposal” as a bona fide, written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the consolidated assets of the Company (whether including or excluding the Feed Business) or a majority of the outstanding equity interests of the Company (whether including or excluding the Feed Business), that the Company Board determines in good faith, after receiving recommendation from the Special Committee (after consultation with outside legal counsel, including legal counsel to the Special Committee, and Evercore Group LLC, the Company’s financial advisor), is more favorable from a financial point of view to the holders of Common Stock than the transactions contemplated by the Merger Agreement, taking into account: (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory approvals, equityholder litigation, termination fee and expense reimbursement provisions and other aspects of such Takeover Proposal deemed relevant by the Company Board or Special Committee or any committee thereof and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by the Parent during the forty-eight hour notice period following receipt by the Company (or any of its Representatives) of any Takeover Proposal (or any inquiry or request for negotiating or discussing a Takeover Proposal) or any request for information in connection with any Takeover Proposal.

Nothing in the Merger Agreement prevents the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with respect to a Takeover Proposal if the Company determines, after consulting with its outside legal counsel, that failure to make such disclosure would violate applicable law. However, any disclosure other than: (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express and unqualified rejection of any applicable Takeover Proposal, or (iii) an express and unqualified reaffirmation of the Company Board Recommendation (as defined below) in favor of the Offer and the Merger will be treated as a Company Adverse Recommendation Change (as defined below). In addition, if: (A) following any disclosure of the kind contemplated by Rule 14d-9(f) of the Exchange Act or (B) (x) a Takeover Proposal becomes publicly known or (y) any other event or circumstance occurs that could reasonably be expected to prevent or materially delay or impair the ability of the parties to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement on a timely basis, the Company Board does not publicly reaffirm the Company Recommendation within ten business days following any written request of the Parent or the Purchaser, such failure will be treated as a Company Adverse Recommendation Change.

Board Recommendation

The Company Board has, acting upon the recommendation of the Special Committee, recommended that the Company stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, if required by applicable law, adopt the Merger Agreement and approve the transactions contemplated thereby (which we refer to as the “Company Board Recommendation”).

Except as permitted in the “no-shop” provisions of the Merger Agreement, none of the Company Board, the Special Committee or any other committee of the Company Board is permitted to: (i) withdraw, amend, modify or qualify in a manner adverse to the Parent or the Purchaser, or fail to make, the Company Board Recommendation (including by failing to include the Company Board Recommendation in the Schedule 14D-9), (ii) adopt, approve or recommend a Takeover Proposal, (iii) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 or fail to reaffirm (publicly, if so requested by the Parent) the Company Board Recommendation, in either case, within ten business days after the commencement of such Takeover Proposal, (iv) make any public statement inconsistent with the Company Board Recommendation, or (v) resolve or publicly propose to take any of the foregoing actions (we refer to the events described in clauses (i) through (v) above as a “Company Adverse Recommendation Change”) or cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement relating to a Takeover Proposal.

At any time prior to the Offer Closing, the Company Board or the Special Committee, directly or indirectly through any Representative, may: (i) make a Company Adverse Recommendation Change in response to material events or changes in circumstances arising after the date of the Merger Agreement and not known to the Company as of or prior to the date of the Merger Agreement (which we refer to as “Intervening Events”), or (ii) make a Company Adverse Recommendation Change and terminate the Merger Agreement in accordance with its terms in response to a Superior Proposal, only if (in either case:

•

the Company Board determines in good faith, after receiving the recommendation of the Special Committee and after consultation with outside legal counsel, including legal counsel to the Special Committee, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law;

•	none of the Company or its subsidiaries or any of their respective Representatives are in breach of the “no-shop” provisions in the Merger Agreement); and

the Company complies with the “match rights” of the Purchaser and the Parent, as described in this Section 12 under “– Match Rights.”

Match Rights

Prior to terminating the Merger Agreement and making a Company Adverse Recommendation Change with respect to a Superior Proposal, the Company must do each of the following:

(i)	notify the Parent and the Purchaser in writing (which we refer to as a “Notice of Superior Proposal”) at least four business days in advance of taking such action, that the Company Board intends to take such action and that the Company Board intends to declare a Superior Proposal. The Notice of Superior Proposal must specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the agreements and all material related documentation providing for such Superior Proposal;

(ii)	after providing such Notice of Superior Proposal, negotiate in good faith with the Parent and the Purchaser during such four business day period (to the extent that the Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as would permit the Company Board (consistent with its fiduciary duties under applicable law) not to take such action; and

(iii)	consider in good faith any changes to the Merger Agreement offered in writing by the Parent and the Purchaser in a manner that would form a binding contract if accepted by the Company, unless the Company shall have determined in good faith that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if such changes offered in writing by the Parent were to be given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Any amendment to the financial terms or any other material amendment of such Superior Proposal will require delivery of a new Notice of Superior Proposal and the Company will be required to comply again with the “match rights” provisions of the Merger Agreement, except that the negotiation period will be two business days instead of four business days.

The approval of the Company Board for purposes of causing any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “affiliate transaction,” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws (which we refer to as “Takeover Statutes”), to be inapplicable to the transactions contemplated by the Merger Agreement (and the Support Agreements), is irrevocable and unconditional while the Merger Agreement remains in effect. No Company Adverse Recommendation Change will change such approval for purposes of causing any such law to be inapplicable to the transactions contemplated hereby (or thereby). The Company has agreed to use its reasonable best efforts to enforce any such standstill provision to the extent permitted by applicable law.

Subject to applicable law and the Company Board’s determination in good faith (after receiving the recommendation of the Special Committee and after consultation with outside legal counsel, including legal counsel to the Special Committee, that the any such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law), (x) the Company Board will not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company and (y) the Company will enforce, and will not release or permit the release of any person from, or amend, waive, terminate or modify (or permit the amendment, waiver, termination or modification of) any provision of, any confidentiality or similar agreement or provision to which to the Company or any of its subsidiaries is a party or any of them has rights to the extent permitted by applicable law.

Other Covenants

Reasonable Best Efforts Covenant

On the terms and subject to the conditions of the Merger Agreement, each of the parties has agreed to, and agreed to cause their respective subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and cooperate and assist with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated by the Merger Agreement prior to March 29, 2013, including by;

•

obtaining all necessary permits, waivers, consents, approvals and actions or nonactions from governmental entities and making all necessary registrations and filings and taking all necessary steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities;

•	obtaining all necessary consents or waivers from third parties;

•

defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or delaying, preventing or restraining the consummation of the transactions contemplated thereby, including by seeking to have any stay or temporary restraining order vacated, overturned or reversed; and

•	executing and delivering any additional instruments necessary to consummate the Offer, the Merger and to fully carry out the Merger Agreement.

Antitrust

Without limiting the parties’ general undertakings, the Company and the Parent have agreed:

•	to request and use reasonable commercial efforts to obtain early termination of the waiting period under the HSR Act;

•	to provide or cause to be provided as promptly as reasonably practicable all information and documents requested by governmental entities with jurisdiction over the applicable antitrust laws;

•

to use reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the transactions contemplated by the Merger Agreement or expiration of applicable waiting periods; and

•

that it will not (and it will not permit its subsidiaries to) commit or agree to toll or extend the waiting period under the HSR Act or other applicable antitrust laws without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

The Parent also agreed to pull-and-refile any filings made under the HSR Act if, after consultation with the Company, the Parent considers such action reasonably likely to avoid issuance of a request for additional information or documents under the HSR Act.

Each of the Company and the Parent has filed a Notification and Report Form pursuant to the HSR Act with respect to the Merger.

The Company and Parent have each further agreed to use its reasonable best efforts, and cause their subsidiaries to use their reasonable best efforts, to resolve any objections or suits by any antitrust authority, governmental entity or private party so as to permit consummation of the transactions contemplated by the Merger Agreement, including, in the case of Parent, by agreeing to any requirement, condition, limitation, understanding, agreement or order to:

•

sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, the Parent, the Purchaser or any of their respective subsidiaries;

•

conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, the Purchaser or any of their respective Subsidiaries in any manner; or

•

impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, the Purchaser or any of their respective subsidiaries.

If requested by the Parent from time to time, the Company has agreed to take any action with respect to any such requirement, agreement or order so long as such requirement, agreement or order is only binding on the Company in the event the Merger Closing occurs. However, the Company shall not be obligated to take any such actions where such action would, or would be reasonably expected to, individually or in the aggregate, have a material adverse effect on the business, results of operations, financial condition or assets of the Company and its subsidiaries, taken as a whole.

The parties have also agreed to keep each other reasonably informed as to the status of any litigation related to the Merger Agreement, the Subsidiary Transfer Agreement or the transactions contemplated thereby, to give the other party the opportunity to participate in the defense, settlement and/or prosecution thereof, and that it will not settle any such litigation without the prior written consent of the other party.

Subsidiary Transfer

The Company has agreed to use its reasonable best efforts to complete the Subsidiary Transfer as promptly as practicable (provided that the Company Board is not required to take any action that would be inconsistent with the directors’ fiduciary duties under applicable law) and that it will not, without the consent of the Parent: (i) amend, modify, terminate or otherwise waive, fail to enforce or suffer to exist any breach by the counterparty thereto of, any provision of the Subsidiary Transfer Agreement and the agreements ancillary thereto or (ii) agree to any adjustment of the “Purchase Price” (as such term is defined in the Subsidiary Transfer Agreement) to be paid at the closing under the Subsidiary Transfer Agreement.

Access to Information

Subject to certain exceptions and upon reasonable prior notice, the Company will, and will cause its subsidiaries and Representatives to, afford the Parent and the Purchaser, each of their respective Representatives and potential sources of financing with reasonable access to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its subsidiaries and furnish such information concerning the Company and each of its subsidiaries as the Parent, the Purchaser or any Representative of the Parent may reasonably request from time to time.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for certain indemnification and insurance rights in favor of the Company’s current and former directors, officers or employees. Specifically, the Parent and the Surviving Corporation shall ensure that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of any person who is, as of the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of the Company and its subsidiaries (other than the Transfer Subsidiaries) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of the Company and its subsidiaries (other than the Transfer Subsidiaries) (which we refer to as an “Indemnified Party”) for a period of six years from the Effective Time, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

For a period of six years after the Effective Time, the Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against any and all costs or expenses (including reasonable attorneys’ fees and costs of investigation), losses, claims, damages, liabilities, fees, judgments and fines arising in whole or in part out of actions or omissions in such Indemnified Party’s capacity as officer or director of the Company occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement). The Surviving Corporation will be required to advance expenses incurred by any such indemnified person, provided that the person provides an undertaking to repay such advance if it is ultimately determined or is otherwise agreed that such person is not entitled to indemnification.

The Parent has agreed to cause the Surviving Corporation to: (i) maintain for a period of six years after the Effective Time the Company’s current directors’ and officers’ liability insurance policy (or to substitute a comparable policy with a comparable insurer) or (ii) obtain a “tail” policy with a claims period of at least six years from the Effective Time with at least the same coverage and amounts and on terms and conditions no less advantageous to the indemnified persons than those under the Company’s policy in effect on the date of the Merger Agreement with respect to claims arising out of or relating to events that occurred at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement), subject to certain limitations and premium thresholds.

The present and former directors and officers of the Company and its subsidiaries (other than the Transfer Subsidiaries) and their respective heirs and legal representatives will have the right to enforce the provisions of the Merger Agreement relating to their indemnification and are express third party beneficiaries of the Merger Agreement solely for this purpose. The Parent has agreed to reimburse the indemnified persons for all reasonable expenses (including attorneys’ fees and costs of investigation) incurred by any such indemnified person in enforcing these indemnification obligations.

No Payments in Excess of the Merger Consideration

The parties have agreed that the Parent and the Purchaser will not be required to pay any amount in excess of the Merger Consideration to the aggregate of all holders of the Shares (including any Shares or Restricted Shares that become vested by reason of the consummation of the transactions contemplated by the Merger Agreement), the Warrants and other equity interests (if any) of the Company and to all holders of all securities or other instruments that are convertible or exchangeable into, or exercisable for, capital stock and other equity interests (if any) of the Company. In the event of: (i) any change in the number of Shares, or securities or other instruments that are convertible or exchangeable into, or exercisable for, Shares, issued and outstanding prior to the Effective Time, or (ii) any breach of the representations and warranties of the Company with respect to capitalization of the Company (whether as a result of any misstatement or omission in respect of the information set forth in the Company disclosure letter or otherwise), the portion of the Merger Consideration to be paid to each such holder under the Merger Agreement will be automatically equitably adjusted to accurately reflect the capitalization of the Company as of the Effective Time. However, if any such change or inaccuracy would increase the total Merger Consideration payable by the Parent by $250,000 or more, the Offer Condition regarding the accuracy of the Company’s capitalization will not be deemed to be satisfied.

Employee Matters

The Parent has agreed to, and to cause the Surviving Corporation and each of its affiliates, as applicable to:

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during the twelve month period following the Offer Closing Date, provide each employee of the Company who remains employed immediately after the Offer Closing Date (which we refer to as “Continuing Employees”) (after giving effect to the Subsidiary Transfer) with: (i) base salary, target bonus opportunity and severance benefits at least equal to that provided by the Company and its subsidiaries immediately prior to the Offer Closing Date and (ii) other compensation and benefits (except those employees subject to collective bargaining agreements), that are, in the aggregate, no less favorable than those provided by the Company and its subsidiaries immediately prior to the Offer Closing Date, but excluding equity-based compensation and retention and similar benefits;

•

following the Offer Closing Date, honor all employee benefit plans maintained by the Company and its subsidiaries prior to the Offer Closing Date in accordance with their terms, including any rights or benefits arising as a result of the transactions contemplated by the Merger Agreement, subject to any merger, amendment or termination permitted by such plans and applicable law;

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cause any employee benefit plan maintained by the Parent and its affiliates in which Continuing Employees may be eligible to participate to take into account all years of prior service of Continuing Employees with the Company and its affiliates (as well as service with any predecessor employer of the Company or any of its affiliates, to the extent that service with the predecessor employer is recognized by the Company or such affiliate) for purposes of eligibility and vesting but not for purposes of any benefit accrual under a defined benefit or equity plan (except that such service shall be recognized for benefit accrual purposes in determining the applicable amount of any severance benefits, defined contribution plan contributions and paid time off), to the same extent that such service was recognized under a similar plan of the Company or any of its affiliates, except to the extent that such prior service credit results in a duplication of benefits; and

•

with respect to any employee benefit plan maintained by the Parent and its affiliates that is a welfare benefit plan in which Continuing Employees are eligible to participate: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments, deductibles and similar expenses paid under corresponding Company benefit plans in the calendar year in which such Continuing Employee (or his or her eligible dependents or beneficiaries) become eligible to participate in such plan for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements.

Financing Cooperation

Prior to the Merger Closing, the Company has agreed to use its reasonable best efforts to cooperate, and to cause its subsidiaries, and its and their respective Representatives, to cooperate with the Parent and the Purchaser in connection with the Parent and the Purchaser obtaining financing in connection with the transactions contemplated by the Merger Agreement, including, at the Parent’s request:

•

furnishing the Parent and the Purchaser and their financing sources with financial and other pertinent information customarily utilized in financing transactions of the kind contemplated by the Merger Agreement;

•

making the management of the Company (including some members of the financial staff) available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing;

•	assisting with the preparation of materials for rating agency presentations and bank information memoranda and similar documents customarily prepared in connection with the financing;

•	using reasonable efforts to facilitate accountant’s comfort letters and legal opinions reasonably requested by Parent;

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reasonably facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering customary pledge and security documents or other definitive financing documents as may be reasonably requested by the Parent or otherwise facilitating the pledging of collateral from and after the Effective Time (provided the obligations contained in such documents will be effective no earlier than the Effective Time);

•

promptly furnishing all documentation and other information about the Company and its subsidiaries required by any governmental entities with respect to the financing under applicable “know your customer” and anti-money laundering rules and regulations; and

•

subject to the occurrence of the Merger Closing, taking all corporate actions reasonably requested to permit the consummation of any such financing and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures or other instruments on terms reasonably satisfactory to the Parent as of or immediately after the Offer Closing to the extent direct borrowings or debt incurrence by the Company is contemplated by any such financing.

The Company is not required to:

•	cooperate with the Parent and the Purchaser to the extent such cooperation would interfere unreasonably with the business or operations of the Company or its subsidiaries;

•	commit to take any action: (i) that is not contingent upon the Merger Closing (including the entry into any agreement) or (ii) that would be effective prior to the Offer Closing;

•	take any action that would subject it to actual or potential liability; or

•

bear any cost or expense or to pay any commitment or other similar fee (other than reasonable out-of-pocket costs) in connection with any such financing or any of the foregoing prior to the Merger Closing.

Stock Exchange De-listing

Prior to the Merger Closing Date, the Company is required to cooperate with the Parent and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws (including the rules and regulations of NASDAQ) to cause the delisting of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act at or as promptly as practicable after the Effective Time.

Short-Form Merger; Stockholders’ Meeting

If following the Offer Closing, any subsequent offering period and the exercise, if any, of the Top-Up Option, the Parent, the Purchaser and their respective subsidiaries hold, in the aggregate, at least ninety percent (90%) of each class of the outstanding Shares that, in the absence of Section 253 of the DGCL, would be entitled to vote in favor of the adoption of the Merger Agreement and approval of the Merger, the parties are required to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Offer Closing without convening a meeting of the Company’s stockholders in accordance with the Merger Agreement and Section 253 of the DGCL.

If, however, the approval of the Merger Agreement by the Company’s stockholders is required under applicable law, the Company is required to take all action necessary in accordance with applicable law, the rules of NASDAQ and its organizational documents to convene a stockholders meeting to consider and vote upon the proposals related to the Merger (which we refer to as the “Company Stockholders Meeting”) as soon as reasonably practicable after the Offer Closing (but not later than thirty days) after the Proxy Statement (as defined below) is mailed to Company stockholders).

The Company is prohibited from adjourning or postponing the Company Stockholders Meeting without the prior written consent of the Parent (not to be unreasonably withheld, delayed or conditioned), subject to exceptions for the absence of a quorum or to allow reasonable time to file and mail any supplemental or amended disclosure that the SEC advises is necessary under applicable law and for such disclosure to be reviewed by the Company’s stockholders. The Company is also required as soon as practicable (but no later than five business days) after the Offer Closing to prepare and file with the SEC a proxy statement to be sent to the Company’s stockholders in connection with the Company stockholders meeting (which we refer to as the “Proxy Statement”) and to use reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable (and no later than five business days after the SEC confirms it has no further comments on the Proxy Statement. The Company must include the Company Board Recommendation (as defined below under “Non-Solicitation”) in the Proxy Statement and to use reasonable best efforts to solicit proxies in favor of the adoption and approval of the Merger Agreement, except to the extent a Company Board Recommendation Change (as defined below under “Non-Solicitation”) is made in accordance with the terms of the “no-shop” restrictions in the Merger Agreement. However, unless the Merger Agreement is terminated in accordance its terms, the Company’s obligation to convene the Company’s stockholders meeting will not be affected by a Change of Recommendation.

Conditions to the Consummation of the Merger

The respective obligations of the Company, the Parent and the Purchaser to effect the Merger are subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

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if required by applicable law, the Merger Agreement shall have been duly adopted by: (i) the affirmative vote or consent of the holders of a majority in voting power of the outstanding shares of Common Stock, and (ii) the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a separate class (which we refer to as the “Requisite Company Vote”) and the Requisite Company Vote will be in full force and effect as of the Merger Closing;

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no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•	the Purchaser shall have accepted for payment all Securities validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any subsequent offering period); and

the Company shall have completed the Subsidiary Transfer.

Termination

The Merger Agreement may be terminated, and the transactions contemplated therein may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company) as follows:

A.	by mutual written consent of the Parent, the Purchaser and the Company;

B.	by either the Parent or the Company if:

(a)	the Offer Closing shall not have occurred on or before March 29, 2013 (which we refer to as the “Outside Date”), except that such right to terminate will not be available to any party whose breach of any representation, warranty covenant or agreement set forth in the Merger Agreement has been the principal cause of, or principally resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date;

(b)

if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger or the other transactions contemplated by the

Merger Agreement and such law or order shall have become final and nonappealable (but such right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to occur); or

(c)	if, prior to the Offer Closing, the Subsidiary Transfer Agreement has been terminated.

C.	by the Parent if, prior to the Offer Closing:

(a)	(i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company or the Company Board (or any committee thereof, including the Special Committee) shall have approved, adopted, recommended, entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) a tender offer or exchange offer relating to Shares shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 of the Securities Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (iv) the Company or the Company Board (or any committee thereof, including the Special Committee) shall publicly announce its intentions to do any of the foregoing actions (these events are referred to collectively as “no-shop breach events”); or

(b)	prior to the Offer Closing, the Company shall have breached or failed to perform any of its: (i) representations and warranties or (ii) covenants or other agreements set forth in the Merger Agreement, and such breach or failure to perform would give rise to the failure of the Offer Condition regarding the absence of breach of the Company’s representations, warranties and covenants to occur (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured within the earlier of the Outside Date or twenty days after its receipt of written notice thereof from the Parent).

D.	by the Company if, prior to the Offer Closing:

(a)	the Company Board, upon the recommendation of the Special Committee, authorizes the Company to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal but only if the Company: (i) is in compliance (y) in all respects with its “no-shop” obligations contained in the Merger Agreement and (z) in all material respects with the other terms of the Merger Agreement and (ii) pays the Parent a fee of $13,000,000 (which we refer to as the “Termination Fee”) pursuant to the Merger Agreement; or

(b)	the Parent or the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement and in each case such breach or failure to perform: (i) is incapable of being cured by Outside Date, or if curable, has not been cured within the earlier of Outside Date or twenty days after its receipt of written notice thereof from the Company and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by the Parent or the Purchaser of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no further force and effect, with no liability on the part of any party thereto (or any stockholder, director, officer, employee, agent or representative of such party) to any other party, subject to certain designated provisions of the Merger Agreement which survive such termination. No such termination, however, will relieve any party thereto of any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud, intentional breach of any provisions hereof, or willful misconduct of any party.

Termination Fees

The Company is required to pay the Parent: (i) the Termination Fee ($13,000,000) and (ii) an amount equal to the Parent’s expenses incurred through the date of termination up to $3,000,000 (which we refer to as the “Expense Cap”) if:

•	the Parent terminates the Merger Agreement due to a “no-shop” breach event (and such amounts must be paid within three days after such termination); or

•

the Company terminates the Merger Agreement in order to enter into an Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal (and such amounts must be paid prior to such termination); or

•	each of the following conditions is met:

•	either:

•

(i) the Parent terminates the Merger Agreement prior to the Offer Closing because the Company has breached or failed to perform any of its representations and warranties, covenants or other agreements in the Merger Agreement and such breach or failure to perform gave rise to the failure of the Offer Condition relating to the Company’s compliance with its obligations under the Merger Agreement to be satisfied and (ii) a Takeover Proposal is publicly disclosed after the date of the Merger Agreement and is not withdrawn prior to such termination; or

•

(i) either party terminates the Merger Agreement because the Outside Date has occurred and (ii) a Takeover Proposal is publicly disclosed or otherwise communicated to the Company, the Company Board or the Special Committee and not withdrawn; and

•

within twelve months following the date of such termination, the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed) (provided that references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to more than 50%). The Merger Agreement provides that if a person (other than the Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, as applicable, and within twelve months following the date of the termination of the Merger Agreement, such person or any of its affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal will not be considered to have been “withdrawn” for purposes of this provision. The Company is required to pay such amounts to the Parent prior to consummating any such transaction.

In addition, if the Merger Agreement is terminated by Parent or the Company as a result of the termination of the Subsidiary Transfer Agreement, the Company has agreed to pay the Parent the Termination Fee if the termination of the Subsidiary Transfer Agreement is due to the breach of the Subsidiary Transfer Agreement by any party thereto, and the Company has agreed to reimburse Parent’s expenses up to $3,000,000 incurred in connection with the Merger Agreement if the termination of the Subsidiary Transfer Agreement is not due to the breach of the Subsidiary Transfer Agreement by any party thereto.

The parties have acknowledged and agreed that if the Termination Fee is payable and is actually paid by the Company pursuant to the Merger Agreement, it will, subject to certain exceptions and rights to equitable relief under the Merger Agreement, be the sole and exclusive remedy for monetary damages of the Parent and the Purchaser under the Merger Agreement and will constitute liquidated damages and full satisfaction of the Company and its affiliates’ or stockholders’ liabilities and obligations under the Merger Agreement as a result thereof, except for any liability or damages resulting from any fraud, intentional breach of the Merger Agreement or willful misconduct the Company and costs to enforce the Company’s payment of the Termination Fee.

Expenses

The parties have agreed that all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except for the Company’s obligation to pay the Termination Fee and to reimburse the expenses of the Parent and the Purchaser in connection with termination of the Merger Agreement under certain circumstances pursuant to provisions of the Merger Agreement, and except that the Company will, on behalf of the Parent and the Purchaser, pay for: (i) the filing fees incurred in connection with the pre-merger notification and report forms under the HSR Act and (ii) the filing fees incurred in connection with filing the Offer Documents with the SEC, and the Parent, on request by the Company following termination of the Merger Agreement, will reimburse the Company for all documented and reasonable out-of-pocket expenses incurred by the Company pursuant to the Company’s obligation to cooperate in connection with the Parent’s arrangement of financing.

Remedies

The parties will be entitled to an injunction to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions thereof.

Guarantee

Concurrently with the execution and delivery of the Merger Agreement, the Guarantor, acting by its general partner EQT Infrastructure II GP B.V., executed and delivered to the Company the Guarantee in respect of the payment obligations of Parent or the Purchaser pursuant to the Merger Agreement (which we refer to as the “Guarantee”), a copy of which has been filed as Exhibit (d)(2) to the Schedule TO, which is incorporated by reference.

Pursuant to the Guarantee, the Guarantor guarantees the due and punctual payment, performance and discharge of the obligation of the Parent to pay or perform, or to provide adequate funds for the payment and to cause the Purchaser to pay, perform and discharge the Parent’s and the Purchaser’s payment obligations under the Merger Agreement, provided that in no event will the Guarantor’s aggregate liability under the Guarantee exceed $419,300,000. In order to provide the Parent and the Purchaser with the amounts necessary to pay for: (i) amounts payable in respect of Securities accepted for purchase in the Offer, (ii) the Merger Consideration and (iii) the fee and expenses incurred by the Parent and the Purchaser in connection with the transactions contemplated by the Merger Agreement (as defined below under “Merger Agreement; Other Agreements – Closing”) their respective obligations under the Merger Agreement, the Guarantor has committed to purchase (or cause to be purchased) equity securities from the Parent in an aggregate amount not to exceed $419,300,000 at the Offer Closing and at the Effective Time, as applicable.

The Guarantee will terminate on the earliest to occur of: (i) the Merger Closing Date (as defined below under “Merger Agreement; Other Agreements – Closing”), provided that the payment obligations of the Parent and the Purchase as of such date have been paid, (ii) to the extent that the Company obtains the right to terminate the Merger Agreement due to a breach of or failure to perform by the Parent or the Purchaser any of its representations, warranties, covenants or other agreements set forth in therein and in each case such breach or failure to perform: (A) is incapable of being cured by the Outside Date or, if curable, has not been cured within the earlier of the Outside Date or twenty days after receipt of written notice thereof from the Company and (B) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by the Parent or the Purchaser of the Offer, the Merger or the other transactions contemplated in the Merger Agreement, and the Company does not exercise such right within ninety days after the first date on which the Company becomes aware of such right, (iii) upon any termination of the Merger Agreement except for liabilities as may be finally determined against the Purchaser or the Parent that survive termination and (iv) upon any termination of the Subsidiary Transfer Agreement.

This summary of the Guarantee does not purport to be complete and is qualified in its entirety by reference to the Guarantee, a copy of which is filed as Exhibit (d)(2) to the Schedule TO filed with the SEC, which is incorporated by reference.

Support Agreements

Immediately prior to the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of the Parent and the Purchaser to enter into the Merger Agreement, the Company and each of: (i) Agman, a subsidiary of ED&F Man, being the sole holder of the Company’s Class B Common Stock and the sole holder of the Company’s Preferred Stock, (ii) Mr. Francis P. Jenkins, Jr., a holder of Class A Common Stock and Warrants and (iii) Mr. John E. Toffolon, Jr., a director of the Company and a holder of Class A Common Stock and Warrants, entered into a support agreement (which we refer to collectively as the “Support Agreements”), dated as of December 20, 2012 with the Parent and the Purchaser, providing that each of Agman and Messrs. Jenkins and Toffolon shall, among other things: (x) agree to tender the Securities, as applicable, beneficially owned by them into the Offer, (y) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the applicable Support Agreement, and (z) waive any of its rights of appraisal in connection with, or rights to dissent from, the Merger.

Each of Mr. Jenkins and Mr. Toffolon covenanted in their respective Support Agreements not to initiate or join any litigation (directly or indirectly) against the Company or any of its subsidiaries or against the Parent or its subsidiaries or affiliates (including, in each case, their respective officers and directors) related to the Subsidiary Transfer Agreement, the Merger Agreement and the transactions contemplated thereby, subject to certain exceptions, including their right to seek indemnification and insurance pursuant to the Company’s organizational documents and the Merger Agreement.

Each of Agman and Messrs. Jenkins and Toffolon will receive, in respect of Shares tendered in the Offer, the Common Stock Offer Price or the Preferred Stock Offer Price, as applicable, and, in respect of Warrants tendered in the Offer, an amount per Warrant Share subject to each Warrant equal to the Warrant Offer Price. The Shares beneficially owned by Agman comprise approximately 72% of the outstanding Shares (including Shares issuable pursuant to Warrants), the Shares beneficially owned by Mr. Jenkins comprise approximately 6% of the outstanding Shares (including Shares issuable pursuant to Warrants) and the Shares beneficially owned by Mr. Toffolon comprise approximately 1% of the outstanding Shares (including Shares issuable pursuant to Warrants).

The Support Agreements will terminate upon the earliest to occur of the following:

•

the time the Merger becomes effective, being such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and the Parent in writing and specified in the Certificate of Merger in accordance with the DGCL;

•	the mutual written agreement of Parent and Agman, Mr. Jenkins or Mr. Toffolon, as applicable;

•	the termination of the Offer prior to the Offer Closing Date;

•	the termination of the Merger Agreement in accordance with its terms; and

•

in the event that the Purchaser, without the consent of Agman, Mr. Jenkins or Mr. Toffolon, as applicable, amends the Offer to: (i) reduce the Offer Price, (ii) reduce the number of Shares subject to the Offer, (iii) change the form of consideration payable in the Offer or (iv) amend or modify any term or condition of the Offer or the Merger Agreement in a manner adverse to Agman, Mr. Jenkins or Mr. Toffolon, as applicable (other than to waive any condition other than the Minimum Condition).

This summary of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Support Agreements, copies of which are filed as Exhibit (d)(3), Exhibit (d)(4) and Exhibit (d)(5) to the Schedule TO filed with the SEC, which is incorporated by reference.

Subsidiary Transfer Agreement

General

Concurrently with the execution of the Merger Agreement, the Company entered into a purchase agreement (which we refer to as the “Subsidiary Transfer Agreement”) dated December 20, 2012, with Wombat Holdings UK Limited (which we refer to as “Wombat UK Holdings”), Wombat Terminal and Feed Products Canada Inc. (which we refer to as “Wombat Canada”), Wombat Holdings Netherlands B.V. (which we refer to as “Wombat Netherlands Holdings” and together with the Company, Wombat UK Holdings and Wombat Terminal and Feed Canada, as the “Subsidiary Sellers”) and ED&F Man.

Pursuant to the Subsidiary Transfer Agreement, at the closing of the Subsidiary Transfer, ED&F Man will acquire all of the outstanding interests of Wombat Feed Products, LLC, a Delaware limited liability company (which we refer to as “Wombat Feed”), Wombat Terminals UK Ltd, Wombat Hibernian Holdings Limited, Wombat Holdings Australia Pty Limited and certain assets of Wombat Canada for cash consideration of approximately $115,300,000. The cash consideration payable is subject to adjustment based on certain intercompany payments made between the Company and Wombat Feed and its subsidiaries.

After closing of the Subsidiary Transfer, ED&F Man has agreed to indemnify the Company against liabilities arising out of: (i) the feed and feed supplement business conducted by the Company and its affiliates (including, but not limited to, any liability arising under certain environmental laws with respect to the Baltimore, Maryland site), (ii) the business of Wombat Feed, LLC and the other subsidiaries of the Company being sold, (iii) the purchased Canadian assets and certain assumed Canadian liabilities, (iv) liability arising out of a reorganization of the Company’s UK subsidiaries and (v) certain employee benefit plan matters and certain tax matters, including certain taxes related to the transactions contemplated under the Subsidiary Transfer Agreement in excess of a negotiated amount.

After closing of the Subsidiary Transfer, the Company has agreed to indemnify ED&F Man against liabilities arising out of: (i) the business of the Company and its subsidiaries that are not being sold under the Subsidiary Transfer Agreement and (ii) certain excluded Canadian assets and liabilities. The Company has also agreed to pay ED&F Man an amount equal to the amount by which certain taxes, including taxes related to the transactions contemplated by the Subsidiary Transfer Agreement, do not equal or exceed a negotiated amount.

In addition, subject to certain exceptions, ED&F Man agreed, on behalf of itself and its current and former directors, officers and employees, current and former equityholders and controlled affiliates (including Agman), effective as of the closing of the Subsidiary Transfer, to waive and release the Company, its former, current or future directors, officers, employees and former, current or future equityholders, from all claims relating to the Company (including claims related to the transactions contemplated by the Merger Agreement and the Subsidiary Transfer Agreement), subject to certain exceptions, and has agreed not to commence, join or otherwise participate in legal proceedings based upon any matters so released.

In addition, the Special Committee has unanimously: (i) determined that the terms of the transactions contemplated by the Subsidiary Transfer Agreement are fair to and in the best interests of the Company, and (ii) approved the execution, delivery and performance of the Subsidiary Transfer Agreement and the transactions contemplated thereby. In connection with its deliberations related to the Subsidiary Transfer, the Special Committee received a fairness opinion from Evercore Group LLC to the effect that, as of the date of the Subsidiary Transfer Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received by the Company pursuant to the transactions contemplated by the Subsidiary Transfer Agreement is fair, from a financial point of view, to the Company.

Management Participation Agreements

The Parent has entered into letter agreements with certain members of the Company’s management with respect to an investment in the Parent’s equity after the Merger Closing. Pursuant to these agreements, Messrs. Thomas

A. Masilla, Jr., the Company’s Chief Financial Officer and Secretary, Gene McClain, the President of Westway Terminal Company, LLC, Robert C. Johnson and Wade Blanchard have committed to invest at the Merger Closing an aggregate amount of less than $750,000.

13.	PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

Purpose of the Offer. The purpose of the Offer is for the Parent to acquire control of, and the entire equity interest of, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Securities. The Merger is the second step in the acquisition of the Company. The purpose of the Merger is for the Parent to acquire all Securities not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent. As discussed in Section 12 – “The Merger Agreement; Other Agreements” beginning on page 45, certain stockholders of the Company that beneficially own, in the aggregate, 8.80% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock, 100% of the outstanding shares of Preferred Stock and 100% of the Warrants have agreed to validly tender their Securities in the Offer. As a result, if the Offer Closing occurs, we expect to acquire at least 8.80% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock (which will convert automatically into an additional 21% of the outstanding Class A Common Stock, upon our acquisition), 100% of the outstanding shares of Preferred Stock and 100% of the Warrants in the Offer. Following the Offer Closing and prior to the Effective Time, all but one share of Preferred Stock will be converted into shares of Class A Common Stock. If after the Offer Closing and the expiration of any subsequent offering period, we or the Parent do not own in the aggregate at least 90% of the then-outstanding shares of Common Stock, pursuant to the terms of the Merger Agreement, we or the Parent may exercise the Top-Up Option to purchase from the Company, subject to certain limitations and certain conditions described in Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option,” the Top-Up Shares. Upon our receipt of the Top-Up Shares, we will have sufficient ownership of the outstanding Shares to satisfy the statutory requirements under the DGCL to permit us to merge with and into the Company in accordance with the “short form” merger provisions of the DGCL without a meeting of the Company’s stockholders or approval of any other stockholders of the Company.

In addition, if we acquire Shares or Warrants pursuant to the Offer, depending upon the number of Shares and Warrants so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares and Warrants through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares and Warrants that we have acquired or may acquire.

We currently intend, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger with us. Pursuant to the Merger, the outstanding Shares not owned by us, the Company, the Parent or any of our respective subsidiaries or by any stockholders exercising their appraisal rights will be converted into the right to receive cash in an amount equal to the same price per Share paid with respect to such class of Shares pursuant to the Offer, without interest and less any applicable withholding taxes. All Warrants will be cancelled and retired and will cease to represent the right to acquire Class A Common Stock, and each holder of a Warrant will cease to have any rights with respect thereto, except the right to receive an amount in cash equal to the Warrant Offer Price for each Warrant Share subject to each such Warrant.

Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase (including as a result of the Subsidiary Transfer described in Section 12 – “The Merger Agreement; Other Agreements – Subsidiary Transfer Agreement” beginning on page 71), be continued substantially as they are currently being conducted, except that the Company will no longer own and operate the Feed Business from and after the consummation of the Subsidiary Transfer. The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, the Parent intends to review such information as part of a comprehensive assessment of the Company’s business, operations, capitalization and management and the Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize the Company’s potential in conjunction with the Parent’s businesses in light of the Parent’s review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to the Surviving Corporation’s organizational documents.

Subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, from and after the Offer Closing we will be entitled to designate one or more individuals for election to the Company Board, and for appointment to the committees thereof, in proportion to our relative ownership of the Common Stock. We intend to exercise our right to designate director nominees following the Merger Closing.

The proceeds from the sale of the Feed Business to ED&F Man pursuant to the Subsidiary Transfer Agreement will be used to discharge any outstanding indebtedness of the Company.

For further discussion of our right to designate director nominees following the Merger Closing, see Section 12 – “The Merger Agreement; Other Agreements – Merger Agreement” beginning on page 45.

In addition, at the Effective Time, our directors and officers immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Except for the sale of the Feed Business to ED&F Man pursuant to the Subsidiary Transfer Agreement and except as indicated in this Offer to Purchase, neither the Parent nor we have any current plans or proposals which relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company (except that the proceeds from the sale of the Feed Business to ED&F Man pursuant to the Subsidiary Transfer Agreement (plus any additional cash held by the Company as of the date of the closing of the Subsidiary Transfer) will be applied to discharge any indebtedness of the Company); (iv) any change in the current Board of Directors or management of the Company; (v) any other material change in the Company’s corporate structure or business; (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association; or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Statutory Requirements; Approval of the Merger. Under the DGCL and the Company’s Certificate of Incorporation, the Merger requires the approval of the Board and the holders of a majority of the outstanding Shares. If we acquired, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, we would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. As discussed above in Section 12 – “Merger Agreement; Other Agreements – Support Agreements” beginning on page 70, stockholders of the Company holding in the aggregate 14,935,608 shares of Common Stock (which represent approximately 53% of the outstanding shares of Common Stock) and 33,321,892 shares of Preferred Stock (which represent 100% of the outstanding shares of Preferred Stock) have agreed to tender the Securities beneficially owned by them in the Offer, subject to the terms and conditions of the Support Agreements. As a result, if the Offer is consummated and assuming that: (i) no Shares (other than the Top-Up Shares) are issued by the Company after the date of this Offer to Purchase and (ii) the Shares beneficially owned by the stockholders who are parties to the Support Agreements are validly tendered in the Offer, the Minimum Condition would be satisfied whether or not any other stockholder of the Company tenders its Shares in the Offer and we and the Parent would have sufficient ownership of the outstanding Shares to adopt the Merger Agreement without the vote of any other stockholder of the Company.

Short-Form Merger. Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the then-outstanding shares of each class of the Company’s Common Stock and at least 90% of the then-outstanding shares of Preferred Stock (including pursuant to the exercise of the Top-Up Option and by converting all but one share of Preferred Stock into shares of Class A Common Stock), we believe we will be able to approve the Merger without a vote of the Company’s stockholders. In such event, the Parent and we intend to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable thereafter, without a meeting of the Company’s stockholders. If we do not acquire at least 90% of the outstanding Shares pursuant to the Offer, we will be entitled to exercise the Top-Up Option under the Merger Agreement, subject to certain conditions described in Section 12 – “The Merger Agreement; Other Agreements – Top-Up Option” beginning on page 46. As a result, we expect to acquire Shares sufficient to effect a “short-form merger” under the DGCL.

Going-Private Transactions. Rule 13e-3 under the Exchange Act (which we refer to as “Rule 13e-3”) is applicable to certain “going-private” transactions and may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Securities pursuant to the Offer or otherwise if the Purchaser seeks to acquire the remaining Securities not held by it. We do not believe that Rule 13e-3 will be applicable to the Merger because the Merger is not expected to be consummated more than one year after the termination of the Offer and, in the Merger, stockholders will receive the same price per Share or Warrant for the applicable class of Securities as paid in the Offer. However, in the event that we are deemed to have acquired control of the Company pursuant to the Offer and the Merger is consummated more than one year after the completion of the Offer, or an alternative transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, we may be required to comply with Rule 13e-3 with respect to such registered Shares.

If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or alternative transaction and the consideration offered to minority stockholders in the Merger or alternative transaction be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. For further discussion on the possible effects of the Offer on the Company’s Exchange Act registration, see Section 15 – “Possible Effects of the Offer on the Market for Shares; Stock Exchange Listing; Margin Regulations and Exchange Act Registration” beginning on page 75. If such registration were terminated, Rule 13e-3 would be inapplicable to any future merger or alternative transaction.

14.	DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, the Company shall not, nor shall it permit any of its subsidiaries to, without the prior written consent of the Parent (which consent will not be unreasonably withheld, conditioned or delayed), declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting or registration of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned subsidiary).

If, on or after the date of this Offer to Purchase, any change in the outstanding shares of capital stock of the Company occurs (other than the issuance of additional Shares to the extent permitted by the Merger Agreement), including by way of stock split, recapitalization, stock dividend or otherwise, the Offer Price, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately and equitably adjusted to reflect such change.

The Company is restricted under the Merger Agreement from issuing any dividends until the Effective Time or the Merger Agreement is terminated, whichever occurs sooner, without our prior written consent. If we acquire control of the Company pursuant to the Offer, we currently do not intend to declare any dividends on the Shares prior to the Effective Time.

15.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK EXCHANGE LISTING; MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

To the fullest extent possible under applicable laws and the rules of NASDAQ, the Parent intends to cause the delisting of the Class A Common Stock by NASDAQ following consummation of the Merger.

Stock Quotation. Currently, only the Class A Common Stock is actively traded on NASDAQ. Depending upon the number of shares of Class A Common Stock purchased pursuant to the Offer, there may be so few publicly held shares of Class A Common Stock that the Class A Common Stock may no longer meet the requirements for continued listing on NASDAQ and there may not be a public trading market for such shares. According to the published guidelines of NASDAQ, NASDAQ would consider delisting the Class A Common Stock from NASDAQ altogether if, among other possible grounds: (i) the number of publicly held Class A Common Stock falls below 500,000, (ii) the total number of holders of Class A Common Stock (including both holders of beneficial interest and record holders) falls below 300, (iii) the market value of publicly held Class A Common Stock is less than $1,000,000, (iv) there are fewer than two active and registered market makers in the Class A Common Stock, (v) the bid price for the Class A Common Stock is less than $1 or (vi)(A) the Company has stockholders’ equity of less than $2,500,000, (B) the market value of the Company’s listed securities is less than $35,000,000, and (C) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Class A Common Stock held by officers or directors of the Company, or by any beneficial owner of more than 10% of the Class A Common Stock, will not be considered as being publicly held for this purpose.

As of December 20, 2012, 14,571,663 shares of Class A Common Stock were outstanding (not including shares held by the Company as treasury stock or otherwise, which will not be tendered in the Offer and which will be cancelled without consideration in the Merger). If, as a result of the purchase of Class A Common Stock pursuant to the Offer or otherwise, the Class A Common Stock is either no longer eligible for listing on NASDAQ or is delisted from NASDAQ altogether, the market for shares of Class A Common Stock will be adversely affected.

If NASDAQ were to delist the Class A Common Stock, it is possible that the Class A Common Stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Class A Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of shares of Class A Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Class A Common Stock or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

Pursuant to the Merger Agreement, the Company has agreed to cooperate and use reasonable commercial efforts to cause the delisting of the Class A Common Stock from NASDAQ and the deregistration of such Shares under the Exchange Act at or as promptly as practicable after the Effective Time. To the fullest extent possible under applicable laws and the rules of NASDAQ, the Parent intends to cause the delisting of the Class A Common Stock by NASDAQ following consummation of the Merger. For more information, see Section 12 – “The Merger Agreement; Other Agreements” beginning on page 45.

Exchange Act Registration. The Class A Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Class A Common Stock is not

listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Class A Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Class A Common Stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions described in Section 13 – “Purpose of the Offer; Plans for the Company” beginning on page 72 no longer applicable to the Class A Common Stock. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Class A Common Stock under the Exchange Act was terminated, the Class A Common Stock would no longer be eligible for NASDAQ reporting. We currently intend to seek to cause the Company to terminate the registration of the Class A Common Stock under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

Margin Regulations. The Class A Common Stock are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Class A Common Stock might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Class A Common Stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the Class A Common Stock under the Exchange Act were terminated, the Class A Common Stock would no longer constitute “margin securities.”

16.	CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

General. Based upon our examination of publicly available information filed by the Company with the SEC and other information concerning the Company provided to us by or on behalf of the Company, and except as set forth below, neither us nor the Parent is aware of: (i) any government license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Securities by us pursuant to the Offer or (ii) except as discussed in this Section 16, of any approval or other action by any U.S. (federal or state) or non-U.S. governmental entity which would be required prior to the acquisition of Securities by us pursuant to the Offer. Should any such approval or other action be required, except as set forth below, it is our current intention to seek such approval or action. We do not currently intend, however, to delay the purchase of Securities tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to purchase Securities if any of the conditions described in Section 2 –“Certain Conditions of the Offer” beginning on page 22 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, us or the Parent or that certain parts of the businesses of the Company, us or the Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under the Offer to accept for payment and pay for Securities is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16. For more information regarding certain conditions of the Offer, see Section 2 – “Certain Conditions of the Offer” beginning on page 22.

State Takeover Laws. The Company is incorporated under the laws of the State of Delaware and, as such, is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. In accordance with the provisions of Section 203 of the DGCL, the Company Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option, the Support Agreements, the Subsidiary Transfer Agreement and the Merger, for purposes of Section 203 of the DGCL.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Securities, and we may be unable to accept for payment or pay for Securities tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Securities. See Section 2 – “Certain Conditions of the Offer” beginning on page 22. Notwithstanding this, the Company has agreed in the Merger Agreement that if any takeover statute becomes applicable or is deemed to be applicable to the Offer or the Merger or any other transactions contemplated by the Merger Agreement or the Subsidiary Transfer Agreement, it and the Company Board will take such actions necessary so the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to act to render such takeover statute inapplicable to such transactions.

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (which we refer to as the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Securities by us pursuant to the Offer is subject to such requirements.

On December 21, 2012, the Parent and the Company each filed a Notification and Report Form in connection with the purchase of Securities pursuant to the Offer with the FTC and the Antitrust Division. Under the provisions of the HSR Act applicable to the Offer, the purchase of Securities pursuant to the Offer may not be consummated until specified information and other documentary material have been furnished to the FTC and the Antitrust Division and the expiration of a 15-calendar day waiting period following the filing by the Parent (or the following business day if the 15th day falls on a weekend or federal holiday), unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material (which we refer to as a “Second Request”) prior to the expiration of the waiting period. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to issue a Second Request to the Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of our substantial compliance with the Second Request (or the following business day if the 15th day falls on a weekend or federal holiday). Thereafter, the consummation of the Offer could be prevented only by court order. If the acquisition of Securities is delayed pursuant to the issuance of a Second Request, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Securities will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. We are not required, however, to extend the Offer beyond the Outside Date or to extend the Offer at any time when we are entitled to terminate the Merger Agreement. No such extension of the waiting period will give rise to any withdrawal rights not otherwise provided for by applicable law. For further discussion of your withdrawal rights, see Section 5 – “Withdrawal Rights” beginning on page 28. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. For more information, see Section 1 – “Terms of the Offer; Expiration Time” beginning on page 19 and Section 15 – “Possible Effects of the Offer on the Market for Shares; Stock Exchange Listing; Margin Regulations and Exchange Act Registration” beginning on page 75.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Securities by Purchaser pursuant to the Offer. At any time before or after the purchase of Securities pursuant to the Offer by us, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Securities pursuant to the Offer or seeking the divestiture of Securities purchased by us or the divestiture of substantial assets of the Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. For more information regarding the conditions to the Offer, including conditions with respect to litigation, see Section 2 – “Certain Conditions of the Offer” beginning on page 22.

Other Laws and Legal Matters. According to the Company 10-K, the Company conducts operations in a number of countries. In the event that one or more non-U.S. laws is deemed to be applicable to the Offer, we and/or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. Governmental authorities in such countries may also attempt to impose additional conditions on the Company’s operations conducted in such countries.

17.	APPRAISAL RIGHTS.

You do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company who do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Merger, neither vote in favor of the Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (we refer to all such Shares collectively as “Dissenting Shares”). Unless the court in its discretion determines otherwise for good cause shown, such interest shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as in effect from time to time during the period between the Effective Time and the date of payment of the judgment.

Because appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including, among other things, asset values and earning capacity. In determining the fair value of the Shares, the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the Offer Price. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price. Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Shares held by a holder who has properly exercised and perfected his or her demand for appraisal rights with respect to such Shares pursuant to Section 262 of the DGCL.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the applicable per share Merger Consideration. A stockholder may withdraw its, his or her demand for appraisal by delivering to us a written withdrawal of its, his or her demand for appraisal and acceptance of the Merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. As required by Section 262 of the DGCL, if you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of Delaware law, before you have to take any action relating thereto.

If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the applicable Offer Price therefor. If you are considering demanding appraisal, you are advised to promptly consult legal counsel.

18.	FEES AND EXPENSES.

All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except for the Company’s obligation to pay the Termination Fee and to reimburse the expenses of the Parent and the Purchaser in connection with termination of the Merger Agreement under certain circumstances pursuant to the provisions of the Merger Agreement, and except that: (i) the Company will, on behalf of the Parent and the Purchaser, pay for the filing fees incurred in connection with the pre-merger notification and report forms under the HSR Act and filing fees incurred in connection with filing the Offer Documents with the SEC, and (ii) the Parent, on request by the Company following termination of the Merger Agreement, will reimburse the Company for all documented and reasonable out-of-pocket expenses incurred by the Company pursuant to the Company’s obligation to cooperate in connection with the Parent’s arrangement of financing. See Section 12 “The Merger Agreement; Other Agreements – Merger Agreement – Expenses” beginning on page 69.

The third party fees and expenses expected to be incurred by the Parent and the Purchaser in connection with the Offer and the Merger are estimated to be approximately $4,850,000. These expenses include fees paid to the financial advisors, consultants and other advisors to the Parent and the Purchaser, transaction-related accounting and legal fees and printing costs, among others. The following table sets forth the estimated third party fees and expenses that the Parent and the Purchaser expect to incur in connection with the Offer and the Merger.

Type of Fee	Amount
Financial, legal and accounting fees	$4,000,000
Printing and mailing expense	$100,000
Other advisory fees and miscellaneous fees and expenses	$750,000

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Sterne, Agee & Leach, Inc. is acting as Dealer Manager in connection with the Offer. The Parent has agreed to pay the Dealer Manager reasonable and customary compensation for its services in connection with the Offer. The Parent has also agreed to reimburse the Dealer Manager for all reasonable out-of-pocket expenses incurred by it, including the reasonable fees and expenses of legal counsel, and to indemnify the Dealer Manager against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

We and the Parent have retained MacKenzie Partners, Inc., as the Information Agent, and Continental Stock Transfer & Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares and Warrants by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws.

We will not pay any fees or commissions to any broker, dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Securities pursuant to this Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

19.	MISCELLANEOUS.

The Offer is being made solely by this Offer to Purchase and the Letter of Transmittal and is being made to holders of Securities. We are not aware of any jurisdiction where the making of the Offer or the tender of Securities in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the Offer or the tender of Securities in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Parent, the Guarantor and we have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 – “Certain Information Concerning the Company” beginning on page 32.

BISHOP INFRASTRUCTURE III ACQUISITION COMPANY, INC.

Dated: December 31, 2012

SCHEDULE 1

INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND OTHER RELATED PERSONS OF THE PARENT, THE PURCHASER AND THE GUARANTOR

1. Directors and Executive Officers of the Parent.

The following table sets forth the name, country of citizenship, current business address, current principal occupation or employment, the business address where such occupation or employment is conducted and material occupations, positions, offices or employments for the past five years, including the start and end dates, principal business and address at which such occupations or positions were held, of each of the individuals listed below. Unless otherwise indicated, the current business address of each person is One North Lexington Avenue, 11th Floor, White Plains, New York 10601. The telephone number at that address is (914) 220-0900. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Parent.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment: Material Positions Held During the Past Five Years
G.J. Van der Ploeg, The Netherlands World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands	Managing Director – CBTJ Financial Services B.V. World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands
M.H.J. Hedeman Joosten, The Netherlands World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands	General Counsel – CBTJ Financial Services B.V. World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands
Alex Darden, United States One North Lexington Avenue, Floor 11, White Plains, NY 10601

January, 2009 to present: Director – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601

March, 2008 to January, 2009: Associate – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601

Prior: Senior Vice President – General Electric Energy Financial Services, General Electric Capital Corporation, 800 Long Ridge Road, Stamford, CT 06927

Erwin Thompson, United States One North Lexington Avenue, Floor 11, White Plains, NY 10601	May, 2009 to present: Associate – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601 Prior: Associate – UBS Investment Bank, 299 Park Avenue, New York, NY 10171
Maxwell Burke, United States One North Lexington Avenue, Floor 11, White Plains, NY 10601

August, 2011 to present: Associate – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601

September, 2010 to August, 2011: Associate – Quantum Energy Partners, 5 Houston Center, 1401 McKinney Street, Suite 2700, Houston, TX 77010

Prior: Analyst – Credit Suisse, 11 Madison Avenue, New York, NY 10010

2. Directors and Executive Officers of the Purchaser.

The following table sets forth the name, country of citizenship, current business address, current principal occupation or employment, the business address where such occupation or employment is conducted and material occupations, positions, offices or employments for the past five years, including the start and end dates, principal business and address at which such occupations or positions were held, of each of the individuals listed below. Unless otherwise indicated, the current business address of each person is One North Lexington Avenue, 11th Floor, White Plains, New York 10601. The telephone number of the Purchaser is (914) 220-0900. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Purchaser.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment: Material Positions Held During the Past Five Years
G.J. Van der Ploeg, The Netherlands World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands	Managing Director – CBTJ Financial Services B.V. World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands
M.H.J. Hedeman Joosten, The Netherlands World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands	General Counsel – CBTJ Financial Services B.V. World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands
Alex Darden, United States One North Lexington Avenue, Floor 11, White Plains, NY 10601

January, 2009 to present: Director – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601

March, 2008 to January, 2009: Associate – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601

Prior: Senior Vice President – General Electric Energy Financial Services, General Electric Capital Corporation, 800 Long Ridge Road, Stamford, CT 06927

Erwin Thompson, United States One North Lexington Avenue, Floor 11, White Plains, NY 10601	May, 2009 to present: Associate – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601 Prior: Associate – UBS Investment Bank, 299 Park Avenue, New York, NY 10171
Maxwell Burke, United States One North Lexington Avenue, Floor 11, White Plains, NY 10601

August, 2011 to present: Associate – EQT Partners, Inc., One North Lexington Avenue, Floor 11, White Plains, NY 10601

September, 2010 to August, 2011: Associate – Quantum Energy Partners, 5 Houston Center, 1401 McKinney Street, Suite 2700, Houston, TX 77010

Prior: Analyst – Credit Suisse, 11 Madison Avenue, New York, NY 10010

3. The Guarantor

EQT Infrastructure II Limited Partnership is a limited partnership registered in England and Wales engaged in the business of making private equity and other types of investments.

EQT Infrastructure II GP B.V. is the general partner of EQT Infrastructure II Limited Partnership. EQT Infrastructure II GP B.V. is a private company with limited liability incorporated under the laws of the Netherlands, the principal business of which is acting as general partner of EQT Infrastructure II Limited Partnership.

EQT Holdings II B.V. is a private company with limited liability incorporated under the laws of the Netherlands and acting as a holding company.

EQT Holdings B.V. is a private company with limited liability incorporated under the laws of the Netherlands and acting as a holding company.

EQT Holdings AB is a private company with limited liability incorporated under the laws of Sweden and acting as a holding company.

EQT International Holdings B.V. is a private company with limited liability incorporated under the laws of the Netherlands and acting as a holding company.

The following table sets forth the name, country of citizenship, current business address, current principal occupation or employment, the business address where such occupation or employment is conducted and material occupations, positions, offices or employments for the past five years, including the start and end dates, principal business and address at which such occupations or positions were held, of each of the individuals listed below. Unless otherwise indicated, the current business address of each person is World Trade Center Schiphol, H Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands. The telephone number of the Guarantor is (+31) 20 577-6679. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Guarantor.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment: Material Positions Held During the Past Five Years
G.J. Van der Ploeg, The Netherlands World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands	Managing Director - CBTJ Financial Services B.V. World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands
V.A. de Roo, The Netherlands World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands	Business Analyst - CBTJ Financial Services B.V. World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands
M.H.J. Hedeman Joosten, The Netherlands World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands	General Counsel - CBTJ Financial Services B.V. World Trade Center Schiphol, H-Tower, Floor 4, Schiphol Boulevard 355, 1118 BJ Schiphol, The Netherlands

Manually signed facsimiles of the applicable Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and Warrants and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By Mail, By Hand or By Overnight Courier:

Continental Stock Transfer &

Trust Company

Corporate Actions Department

17 Battery Place, 8th Floor

New York, NY 10004

By Facsimile:

(For Eligible Institutions Only)

(212) 509-5150

Confirm Facsimile Transmission

(by Telephone Only):

(917) 262-2378

(For Confirmation Only)

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case as set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

277 Park Avenue

24th & 25th Floors

New York, New York 10172

CALL TOLL FREE: (800) 240-1348